2020 Annual Report 年度報告

2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 51 Directors and Senior Management 62 Report of the Directors 95 Corporate Governance Report 109 Independent Auditor’s Report 116 Financial Statements 203 Financial Summary 204 Definitions 213 Glossary Contents

2 Wynn Macau, Limited Corporate Information BOARD OF DIRECTORS Executive Directors Mr. Matthew O. Maddox Mr. Ian Michael Coughlan Ms. Linda Chen (Vice Chairman of the Board) Non-Executive Director Mr. Craig S. Billings Independent Non-Executive Directors Dr. Allan Zeman, GBM, GBS, JP (Chairman of the Board) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith Ms. Leah Dawn Xiaowei Ye AUDIT AND RISK COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Bruce Rockowitz Dr. Allan Zeman, GBM, GBS, JP REMUNERATION COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Craig S. Billings Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz NOMINATION AND CORPORATE GOVERNANCE COMMITTEE Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman) Mr. Nicholas Sallnow-Smith Ms. Leah Dawn Xiaowei Ye Dr. Allan Zeman, GBM, GBS, JP COMPANY SECRETARY Ms. Ho Wing Tsz Wendy, FCG, FCS (PE) AUTHORIZED REPRESENTATIVES Dr. Allan Zeman, GBM, GBS, JP Ms. Ho Wing Tsz Wendy, FCG, FCS (PE) AUDITOR Ernst & Young Certified Public Accountants Registered Public Interest Entity Auditor LEGAL ADVISORS As to Hong Kong law: Kirkland & Ellis Mayer Brown As to Macau law: Alexandre Correia da Silva As to Cayman Islands law: Maples and Calder

3Annual Report 2020 Corporate Information REGISTERED OFFICE P.O. Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands HEADQUARTERS IN MACAU Rua Cidade de Sintra NAPE, Macau SAR PRINCIPAL PLACE OF BUSINESS IN HONG KONG Level 54, Hopewell Centre 183 Queen’s Road East Hong Kong PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE Maples Fund Services (Cayman) Limited HONG KONG SHARE REGISTRAR Computershare Hong Kong Investor Services Limited STOCK CODE 1128 COMPANY WEBSITE www.wynnmacaulimited.com

4 Wynn Macau, Limited Highlights FINANCIAL HIGHLIGHTS For the year ended 31 December 2020 2019 HK$ HK$ (in thousands, except for per Share amounts or otherwise stated) Casino revenues 5,538,696 30,850,256 Other revenues 2,073,716 5,311,435 Adjusted EBITDA (2,063,836) 9,568,361 (Loss)/profit attributable to owners (7,216,872) 5,056,661 (Loss)/earning per Share — basic (1.39) 0.98 (Loss)/earning per Share — diluted (1.39) 0.97 KEY SHAREHOLDER DATES FOR 2021 Annual general meeting May 2021 Release of announcement of interim results in respect of the six months ending 30 June 2021 August 2021 Release of interim report in respect of the six months ending 30 June 2021 September 2021

5Annual Report 2020 Management Discussion and Analysis OVERVIEW We are a developer, owner and operator of two integrated destination casino resorts, Wynn Palace and Wynn Macau, located in the Greater Bay Area region of the People’s Republic of China. Our resorts in Macau include world-class hotel facilities, a variety of regional and international dining options, retail outlets and an array of one-of-a-kind entertainment options, many of which are free to the general public. Our strategy in the Greater Bay Area encompasses investment in our integrated resorts, in our people and in the broader community. To attract and retain our customers, we design and continually make enhancements to refresh, improve and expand our resorts. We have continued to design the second phase of Wynn Palace. We currently expect that the next phase of our development at Wynn Palace will become a unique world-class cultural destination, incorporating an array of non-gaming amenities such as event space, interactive entertainment installations, food and beverage offerings, and additional hotel rooms. We also maintain numerous programs to invest in our over 13,000 Macau-based employees. Through a robust emphasis on human resources and staff training, we provide opportunities for movement within our Group to ensure employees can pursue their career goals with us and to elevate their functional and leadership skills. Through our “Wynn Care” program, we facilitate reinvestment in our community, encourage volunteerism and promote responsible gaming. Since launching this program, we have centralized our community-focused initiatives under one umbrella and expanded our efforts from various volunteer activities and community events in Macau into the Greater Bay Area and beyond. In 2020, we also set up our charitable foundation, “Wynn Care Foundation”. Through Wynn Care Foundation, we will continue to broaden our efforts in pursuing positive social impact and supporting charitable development within Macau and the PRC. We are also fully committed to supporting the sustainable development for the benefit of Macau and the planet by monitoring and reducing inefficient energy and resource consumption and embracing technologies that help us to responsibly use our resources. In January 2020, a new strain of coronavirus, COVID-19, was identified. Since then, COVID-19 has spread around the world, and steps have been taken by various countries, to advise citizens to avoid non-essential travel, to restrict inbound international travel, to implement closures of non-essential operations, and to implement quarantines and lockdowns to contain the spread of the virus. Several vaccines have been granted authorizations in numerous countries and vaccines are being rolled out to citizens based on their priority of need. There can be no assurance as to when a sufficient number of individuals will be vaccinated, permitting travel restrictions to be lifted. In light of the unprecedented COVID-19 Pandemic and our focus on safeguarding the Group’s operations and the well-being of our employees, we temporarily postponed major project capital expenditures for 2020. We will be continuously monitoring the situation and conditions in the markets in which we operate, and will resume such project capital expenditures when conditions have stabilized.

6 Wynn Macau, Limited

Management Discussion and Analysis

Wynn Palace

Wynn Palace, a 6 million square foot integrated resort, was opened to the public on 22 August 2016 in the Cotai area of Macau, conveniently located minutes from both Macau International Airport and the Macau Taipa Ferry Terminal and directly adjacent to a stop serviced by Macau's light rail system, which commenced operations of its Taipa section in December 2019.

We have continued to design the second phase of Wynn Palace. We currently expect that the next phase of our development at Wynn Palace will become a unique world-class cultural destination, incorporating an array of non-gaming amenities such as event space, interactive entertainment installations, food and beverage offerings, and additional hotel rooms.

Wynn Palace features:

- Approximately 424,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons and sky casinos;
- Free public entertainment attractions including an 8-acre performance lake, animated floral art displays and fine art displays;
- A luxury hotel with a total of 1,706 spacious rooms, suites and villas;
- 14 food and beverage outlets;
- Approximately 107,000 square feet of high-end, brand-name retail shopping;
- Recreation and leisure facilities, including a cable car ("SkyCab") ride, health club, spa, salon and pool; and
- Approximately 37,000 square feet of meeting and convention space.

The following table presents the number of table games available and the number of slot machines on the floor at Wynn Palace:

	As at 31 December	
	2020	2019
VIP table games	**102**	100
Mass market table games	**221**	223
Slot machines	**1,066**	1,054

7Annual Report 2020 Management Discussion and Analysis Wynn Macau Wynn Macau, a 3 million square foot integrated resort, was opened to the public on 6 September 2006 in the heart of the Macau Peninsula. We completed expansion works at Wynn Macau in December 2007 and November 2009, which added more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added hotel accommodations and a range of gaming and non-gaming amenities, opened in April 2010. In 2019, we refreshed 410 rooms in Encore tower. In November 2019, we opened the first phase of our “Lakeside Casino” expansion at Wynn Macau which features 44 mass market table games and a refurbished high-limit slot area. The second phase, which is substantially completed, will feature two new restaurants and approximately 7,000 square feet of additional retail space. We expect to open portions of the second phase in the first half of 2021 depending on market conditions and other factors. Wynn Macau features: • Approximately 252,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit; • Free public entertainment attractions including a rotunda show featuring a Chinese zodiac-inspired ceiling along with gold “tree of prosperity” and “dragon of fortune” attractions and a performance lake; • Two luxury hotel towers with a total of 1,010 spacious rooms and suites; • 12 food and beverage outlets; • Approximately 59,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including two health clubs and spas, a salon and a pool; and • Approximately 31,000 square feet of meeting and convention space. The following table presents the number of table games available and the number of slot machines on the floor at Wynn Macau: As at 31 December 2020 2019 VIP table games 91 91 Mass market table games 240 231 Slot machines 896 886 Poker tables — 9

8 Wynn Macau, Limited Management Discussion and Analysis FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION Set forth below are the key factors affecting our results of operations and financial condition. There are also risks and uncertainties inherent in our operations, many of which are beyond our control. In January 2020, a new strain of coronavirus, COVID-19, was identified. Since then, COVID-19 has spread around the world, and steps have been taken by various countries, to advise citizens to avoid non-essential travel, to restrict inbound international travel, to implement closures of non-essential operations, and to implement quarantines and lockdowns to contain the spread of the virus. Several vaccines have been granted authorizations in numerous countries and vaccines are being rolled out to citizens based on their priority of need. There can be no assurance as to when a sufficient number of individuals will be vaccinated, permitting travel restrictions to be lifted. In response to the COVID-19 Pandemic, our casino operations in Macau were closed for a 15-day period in February 2020 and resumed operations on a reduced basis on 20 February 2020. On 20 March 2020, our casino operations were fully restored with certain COVID-19 specific protective measures being implemented. Currently, measures such as limiting the number of seats per table game, increasing the spacing between active slot machines and visitor entry checks and requirements involving temperature checkpoints, mask wearing, health declarations and proof of negative COVID-19 test results for travelers seeking entry to Macau remain in effect at the present time. Visitation to Macau has fallen significantly since the outbreak of COVID-19, driven by the strong deterrent effect of the COVID-19 Pandemic on travel and social activities, the suspension or reduced availability of the Individual Visit Scheme (the “IVS”), group tour scheme and other travel visas for visitors, quarantine measures in Macau and elsewhere, travel and entry restrictions and conditions in Macau, the PRC, Hong Kong and Taiwan involving COVID-19 testing, among other things, and the suspension or reduced accessibility of transportation to and from Macau. While many aspects of these travel restrictions and conditions continue to adversely impact visitations to Macau, beginning in June 2020 certain restrictions and conditions have eased to allow for visitation to Macau as certain regions recover from the COVID-19 Pandemic. Quarantine-free travel, subject to COVID-19 safeguards such as testing and the usual visa requirements, was reintroduced between Macau and an increasing number of areas and cities within the PRC in progressive phases from June to August 2020, commencing with an area in Guangdong Province, which is adjacent to Macau, and expanding to additional areas and major cities within Guangdong Province, followed by most other areas of the PRC. On 23 September 2020, the PRC authorities fully resumed the IVS exit visa program, which permits individual PRC citizens from nearly 50 PRC cities to travel to Macau for tourism purposes. Notwithstanding these developments, certain border control, travel-related restrictions and conditions, including certain quarantine and medical observation measures, stringent health declarations, COVID-19 testing and other procedures remain in place, and all visitors need to test negative for COVID-19 before entering Macau.

9Annual Report 2020 Management Discussion and Analysis Given the evolving conditions created by and in response to the COVID-19 Pandemic, we are currently unable to determine when travel-related restrictions and conditions will be further lifted. Measures that have been lifted or are expected to be lifted may be reintroduced if there are adverse developments in the COVID-19 situation in Macau and other regions with access to Macau. For further details, see the section headed “Management Discussion and Analysis — Material Risk Factors” of this annual report. Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located in the Greater Bay Area and approximately 37 miles southwest of Hong Kong. The journey between Macau and Hong Kong takes approximately 15 minutes by helicopter, 30 minutes by motor vehicle since the opening of the Hong Kong — Zhuhai — Macau Bridge in October 2018 and one hour by jetfoil ferry. Macau, which has been a casino destination for more than 55 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane, between which the Cotai area is located. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. Since the introduction of new casinos starting in 2004, the Macau market has experienced a significant increase in annual gaming revenue from the HK$21.53 billion generated in 2002. However, due to various quarantine measures and travel and entry restrictions and conditions since the outbreak of COVID-19, casinos in Macau generated approximately HK$58.68 billion in gaming revenue during the year ended 31 December 2020, a decrease of approximately 79.3% compared to the approximate HK$283.94 billion generated in the year ended 31 December 2019, according to Macau statistical information. Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau grew significantly from liberalization in 2002 to 2019. However, visitation to Macau has fallen significantly since the outbreak of COVID-19 in January 2020 by 85.0% from 39.4 million in 2019 to 5.9 million in 2020. Customers traveling to Macau typically come from nearby destinations in Asia, including the PRC, Hong Kong and Taiwan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, over 90% of the visitors to Macau in 2019 came from the PRC, Hong Kong and Taiwan, increasing to over 95% in 2020, primarily due to certain border control and other travel related restrictions put in place as a result of the COVID-19 Pandemic. Travel to Macau by citizens of the PRC requires a visa.

10 Wynn Macau, Limited Management Discussion and Analysis The decrease in visitation to Macau is driven by the strong deterrent effect of the COVID-19 Pandemic on travel and social activities, the suspension or reduced availability of the IVS, group tour scheme and other travel visas for visitors, quarantine measures in Macau and elsewhere, travel and entry restrictions and conditions in Macau, the PRC, Hong Kong and Taiwan involving COVID-19 testing, among other things, and the suspension or reduced accessibility of transportation to and from Macau. At present, bans on entry or enhanced quarantine requirements remain in place for people attempting to enter Macau, depending on various conditions such as the usual visa requirements, their COVID-19 test results, purpose of visit, recent travel history and/or other conditions as applicable. Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Factors affecting tourism levels in Macau may include, among others: the prevailing economic conditions in the PRC and Asia; restrictions, conditions or other factors which affect visitation by citizens of the PRC to Macau; various countries’ policies on currency exchange controls, currency export, currency withdrawal, credit and debit card usage and travel restrictions or policies impacting the issuance of travel visas that may be in place from time to time; and competition from other destinations which offer gaming and/or leisure activities. Natural and man-made disasters, extreme weather conditions (such as typhoons and heavy rainstorms), outbreaks of highly infectious diseases (such as the COVID-19 Pandemic), public incidents of violence, security alerts, riots and demonstrations, war and other events, particularly in Macau and nearby regions, may result in decreases to visitor arrivals to Macau from the PRC and elsewhere and disrupt travel to and between our resorts. Any of these events may also interfere with our operations and could have a material adverse effect on our business, financial condition and results of operations. Although we have insurance coverage with respect to some of these events, we cannot assure you that any such coverage will be sufficient to indemnify us fully against all direct and indirect costs, including any loss of business that could result from substantial damage to, or partial or complete destruction of, any of our properties. For details of the COVID-19 Pandemic, see “Management Discussion and Analysis — Material Risk Factors — The initial outbreak of COVID-19 and subsequent COVID-19 Pandemic have had and will likely continue to have an adverse effect on our business, operations, financial condition and operating results, and the ability of our subsidiaries to pay dividends and distributions.” of this annual report. Gaming Promoters A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business.

11Annual Report 2020 Management Discussion and Analysis Gaming promoters introduce premium players to Wynn Palace and Wynn Macau and often assist those players with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Palace and Wynn Macau pay the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. The total amount of commissions paid to gaming promoters is netted against casino revenues. We typically advance commissions to certain selected gaming promoters with strong operational performance history at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters is the difference between commissions advanced to each individual gaming promoter, and the net commissions payable to each such gaming promoter. At the end of each month, any commissions outstanding are cleared no later than the fifth business day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. In addition to commissions, each gaming promoter receives a monthly complimentary allowance based on a percentage of the turnover its clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with such gaming promoter’s clients. Gaming promoters may experience certain difficulties in their Macau operations, including intensified competition in attracting customers to come to Macau depending on certain factors, including Chinese government policies. The COVID-19 Pandemic has adversely and materially affected the business volume of gaming promoters due to a decrease of visitor arrivals to Macau from the PRC and elsewhere. These factors may cause gaming promoters to face a decrease in liquidity, limiting their ability to grant credit to their customers, and difficulty in collecting credit they extend. Premium Credit Play We selectively extend credit to certain customers contingent upon our marketing team’s knowledge of the customers, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure that, among other things, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the customer resides. In the event the customer does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the customer maintains in jurisdictions where the debt is recognized. In addition, we typically require a check in the amount of the applicable credit line from credit customers, collateralizing the credit we grant. Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resorts changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games may affect casino profitability.

12 Wynn Macau, Limited Management Discussion and Analysis Renovation, Development and Construction Projects Our current and future renovation, development and construction projects are and will be subject to significant development and construction risks. Such risks include unanticipated costs or cost increases, shortages in qualified labor, changes in laws and regulations and unforeseen engineering problems. Construction, equipment or staffing problems or difficulties in obtaining the requisite licenses, permits and authorizations from regulatory or governmental authorities could increase the total cost, delay or prevent the construction or opening or otherwise affect the project’s design and features, which may adversely impact the success of the project. There can be no assurance that our proposed plans and specifications will not change, and we cannot guarantee that our proposed projects will be approved, commenced or completed as contemplated by us. Failure to complete the projects on schedule or within budget may also have a significant negative effect on us and on our ability to make payments on our debt. ADJUSTED EBITDA Adjusted EBITDA is earnings or losses before finance costs, finance revenues, net foreign currency differences, loss on extinguishment of debt, income taxes, depreciation, pre-opening costs, property charges and other, share-based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted Property EBITDA presented by Wynn Resorts, Limited for its Macau segments in its filings with the SEC, primarily due to the inclusion of license fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating loss/profit. The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement and operating (loss)/profit. For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Operating (loss)/profit (5,398,594) 6,365,214 Add Depreciation 2,915,423 2,922,543 Pre-opening costs 11,108 17,424 Property charges and other 186,201 34,044 Share-based payments 162,707 124,125 Wynn Macau, Limited corporate expenses 59,319 105,011 Adjusted EBITDA (2,063,836) 9,568,361

13Annual Report 2020 Management Discussion and Analysis REVIEW OF HISTORICAL OPERATING RESULTS Summary Breakdown Table The following table presents certain selected consolidated statement of profit or loss and other comprehensive income line items and certain other data. For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Wynn Palace: Casino(1) 2,861,588 16,771,781 Rooms 358,029 1,368,158 Food and beverage 335,262 919,861 Retail and other 371,223 877,586 Wynn Macau: Casino(1) 2,677,108 14,078,475 Rooms 303,596 865,067 Food and beverage 256,790 639,290 Retail and other 448,816 641,473 Total operating revenues 7,612,412 36,161,691

14 Wynn Macau, Limited Management Discussion and Analysis For the year ended 31 December 2020 2019 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Wynn Palace: VIP: VIP table games turnover 74,808,668 359,366,164 VIP table games win(1) 1,310,420 11,909,047 VIP table games win as a percentage of turnover 1.75% 3.31% Average number of gaming tables(2) 99 109 Table games win per unit per day(3) 37,731 299,636 Mass market: Mass market table drop 9,643,647 40,149,551 Mass market table games win(1) 2,323,246 9,811,997 Mass market table games win percentage 24.09% 24.44% Average number of gaming tables(2) 212 216 Table games win per unit per day(3) 31,135 124,633 Slot machine handle 7,764,571 30,709,664 Slot machine win(1) 304,230 1,531,101 Average number of slots(2) 591 1,054 Slot machine win per unit per day(3) 1,463 3,981 Wynn Macau: VIP: VIP table games turnover 45,375,588 277,690,676 VIP table games win(1) 1,438,161 8,481,086 VIP table games win as a percentage of turnover 3.17% 3.05% Average number of gaming tables(2) 89 106 Table games win per unit per day(3) 46,043 218,421 Mass market: Mass market table drop 10,751,051 42,402,598 Mass market table games win(1) 2,014,224 8,615,621 Mass market table games win percentage 18.74% 20.32% Average number of gaming tables(2) 225 207 Table games win per unit per day(3) 25,462 113,783

15Annual Report 2020 Management Discussion and Analysis For the year ended 31 December 2020 2019 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Slot machine handle 6,451,128 27,790,245 Slot machine win(1) 241,864 1,335,140 Average number of slots(2) 504 807 Slot machine win per unit per day(3) 1,365 4,532 Notes: (1) Total casino revenues do not equal the sum of “VIP table games win”, “mass market table games win” and “slot machine win” primarily because casino revenues are reported net of the relevant commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues). The following table presents a reconciliation of the sum of “VIP table games win”, “mass market table games win” and “slot machine win” to total casino revenues. For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) VIP table games win 2,748,581 20,390,133 Mass market table games win 4,337,470 18,427,618 Slot machine win 546,094 2,866,241 Poker revenues 16,209 163,286 Commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues) (2,109,658) (10,997,022) Total casino revenues 5,538,696 30,850,256 (2) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the year. (3) Table games win per unit per day and slot machine win per unit per day are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Palace, Wynn Macau and Encore were open in the applicable year.

16 Wynn Macau, Limited Management Discussion and Analysis Discussion of Results of Operations Financial results for the year ended 31 December 2020 compared to financial results for the year ended 31 December 2019 Operating Revenues Total operating revenues decreased by 78.9% from HK$36.16 billion in 2019 to HK$7.61 billion in 2020, primarily due to the continued adverse effects of the COVID-19 Pandemic, including travel restrictions and closure of our casino operations in Macau. Casino Revenues Casino revenues decreased from HK$30.85 billion (85.3% of total operating revenues) in 2019 to HK$5.54 billion (72.8% of total operating revenues) in 2020 primarily due to the adverse effects of the COVID-19 Pandemic including the closure of our casino operations for a 15-day period in February 2020 and their subsequent reopening on a reduced basis. Each of our properties reopened with certain COVID-19 specific protective measures in place, including limitations on the number of seats per table game and increased spacing between active slot machines. The components of casino revenues are as follows: VIP casino gaming operations. VIP table games win decreased by 86.5%, from HK$20.39 billion in 2019 to HK$2.75 billion in 2020, with total VIP table games turnover down 81.1%, from HK$637.06 billion in 2019 to HK$120.18 billion in 2020. Mass market casino gaming operations. Mass market table games win decreased by 76.5%, from HK$18.43 billion in 2019 to HK$4.34 billion in 2020. Slot machine gaming operations. Slot machine win decreased by 80.9% from HK$2.87 billion in 2019 to HK$546.1 million in 2020. Total slot machine handle decreased by 75.7% from HK$58.50 billion in 2019 to HK$14.22 billion in 2020.

17Annual Report 2020 Management Discussion and Analysis Non-casino Revenues Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, decreased 61.0% from HK$5.31 billion (14.7% of total operating revenues) in 2019 to HK$2.07 billion (27.2% of total operating revenues) in 2020. Rooms. Our room revenues decreased by 70.4% from HK$2.23 billion in 2019 to HK$661.6 million in 2020, primarily due to lower occupancy at both Wynn Palace and Wynn Macau resulting from the adverse effects of the COVID-19 Pandemic. The following table presents additional information about our room revenues for Wynn Palace and Wynn Macau: Room revenues information For the year ended 31 December 2020 2019 Wynn Palace: Average Daily Rate HK$1,828 HK$2,110 Occupancy(1) 29.8% 97.2% REVPAR HK$545 HK$2,050 Wynn Macau: Average Daily Rate HK$2,146 HK$2,244 Occupancy(1) 34.8% 99.2% REVPAR HK$747 HK$2,226 Note: (1) Occupancy is the number of total hotel room nights occupied as a percentage of the number of total hotel room nights available in the applicable year. Available hotel rooms exclude those rooms out of service during the applicable year.

18 Wynn Macau, Limited Management Discussion and Analysis Food and beverage. Food and beverage revenues decreased by 62.0% from HK$1.56 billion in 2019 to HK$592.1 million in 2020, primarily due to decreased covers at our restaurants resulting from the adverse effects of the COVID-19 Pandemic. Retail and other. Our retail and other revenues decreased by 46.0% from HK$1.52 billion in 2019 to HK$820.0 million in 2020, primarily due to a decrease in visitation to our Macau Operations resulting from the adverse effects of the COVID-19 Pandemic. Rent concessions provided to tenants at our Macau Operations also contributed to the decrease. Operating Costs and Expenses Gaming taxes and premiums. Gaming taxes and premiums decreased by 79.5% from HK$16.75 billion in 2019 to HK$3.43 billion in 2020. The decrease was commensurate with the 82.0% decrease in casino revenues. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is also required to pay 4% of its gross gaming win as contributions for public development and social facilities. Staff costs. Staff costs decreased by 19.1% from HK$5.23 billion in 2019 to HK$4.23 billion in 2020. The decrease was mainly due to the implementation of cost saving initiatives undertaken as a result of the COVID-19 Pandemic, including the consumption by employees of paid time off and unpaid voluntary time off. Other operating expenses. Other operating expenses decreased by 53.8% from HK$4.86 billion in 2019 to HK$2.25 billion in 2020. The decrease was primarily due to the COVID-19 Pandemic and the implementation of certain cost containment initiatives by management, with decreases in advertising and promotion expenditures, operating supplies and equipment costs, repairs and maintenance costs, and other expenses, as well as decreases in business volume related expenses such as license fees and cost of sales, partially offset by the increase in provision for credit losses. The provision for credit losses increased from HK$44.5 million in 2019 to HK$237.6 million in 2020. The increase was primarily due to the impact of historical collection patterns and expectations of current and future collection trends in the light of the COVID-19 Pandemic, as well as the specific review of customer accounts, on our estimated credit loss for the respective years. Depreciation. Depreciation decreased by 0.2% from HK$2,922.5 million in 2019 to HK$2,915.4 million in 2020. The decrease is primarily due to the decrease in depreciation of right-of-use assets as a result of termination of certain lease contracts during 2020.

19Annual Report 2020 Management Discussion and Analysis Property charges and other. Property charges and other increased from HK$34.0 million in 2019 to HK$186.2 million in 2020. Amounts in each year primarily represent the gain/loss on the sale of equipment as well as costs related to assets retired or abandoned as a result of renovating certain assets of the Group in response to customer preferences and changes in market demand. As a result of the foregoing, total operating costs and expenses decreased by 56.3%, from HK$29.80 billion in 2019 to HK$13.01 billion in 2020. Finance Revenues Finance revenues increased by 11.5% from HK$76.1 million in 2019 to HK$84.8 million in 2020. The increase was primarily due to holding higher average cash balances in 2020 compared to 2019. During 2020 and 2019, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our cash equivalents were primarily in time deposits and fixed deposits with a maturity of three months or less. Finance Costs Finance costs increased by 31.4% from HK$1.49 billion in 2019 to HK$1.95 billion in 2020. The increase was mainly due to an increase in interest-bearing borrowings balances in 2020 compared to 2019, as a result of WML senior notes issuance during 2020, partially offset by the prepayments and contractual amortization payments of term loan facility of the Wynn Macau Credit Facilities during 2020. Income Tax Expense Income tax expense was HK$12.4 million in 2019 and 2020. Our income tax expense relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Net Loss Attributable to Owners of the Company As a result of the foregoing, compared to net profit of HK$5.06 billion in 2019, net loss attributable to owners of the Company was HK$7.22 billion in 2020.

20 Wynn Macau, Limited Management Discussion and Analysis LIQUIDITY AND CAPITAL RESOURCES Capital Resources The COVID-19 Pandemic has impacted and will continue to impact, materially, our business, financial condition and results of operations. While we believe our liquidity position will enable us to fund our current obligations for the foreseeable future, COVID-19 has resulted in significant disruption, which has had and will continue to have a negative impact on our operating profit and could have a negative impact on our ability to access capital in the future. We continue to monitor the rapidly evolving situation and guidance from international and domestic authorities. Our cash and cash equivalents balance as at 31 December 2020 were approximately HK$18.83 billion. This cash is available for operations, new development activities, enhancements to our operating properties, debt service and retirement, and general corporate purposes. As at 31 December 2020, the Group had approximately HK$2.66 billion of available borrowing capacity under the Wynn Macau Credit Facilities. The term loan facility of the Wynn Macau Credit Facilities is repayable in graduating installments of between 2.875% and 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). The Group voluntarily prepaid approximately HK$7.28 billion equivalent, excluding contractual amortization payments of HK$780.5 million equivalent, of the term loan facility of the Wynn Macau Credit Facilities during 2020. On 29 January 2021, the Group voluntarily prepaid approximately HK$3.20 billion equivalent of the term loan facility of the Wynn Macau Credit Facilities, and accordingly, has presented that amount as a current liability on the accompanying consolidated statement of financial position as at 31 December 2020. The future contractual amortization payments were amended on a pro-rata basis. On 17 December 2019, the Company completed the issuance of 5.125% senior notes due 2029 with an aggregate principal amount of US$1.00 billion (approximately HK$7.75 billion). The Company expects to use certain amounts from the net proceeds from the WML 2029 Notes to facilitate the repayment of the term loan of the Wynn Macau Credit Facilities over the next two years, subject to business recovery from the effects of COVID-19 Pandemic.

21Annual Report 2020 Management Discussion and Analysis During 2020, the Company issued US$1.00 billion (approximately HK$7.75 billion) of 5.500% senior notes due 2026 and US$1.35 billion (approximately HK$10.47 billion) of 5.625% senior notes due 2028. The Company expects to use the proceeds from the WML 2026 Notes to facilitate repayments of the term loans outstanding under the Wynn Macau Credit Facilities and for general corporate purposes, and used the proceeds from the WML 2028 Notes to facilitate repayments on the Wynn Macau Credit Facilities. In light of the unprecedented COVID-19 Pandemic and our focus on safeguarding the Group’s operations and the well-being of our employees, we temporarily postponed major project capital expenditures for 2020. The Group has continued to design the second phase of Wynn Palace. We do not expect to incur significant capital expenditures related to the construction of this project in 2021. We will be continuously monitoring the situation and conditions in the markets in which we operate, and will resume major project capital expenditures in the future. The Company paid no dividends during 2020. The Board will be continuously monitoring the situation and market conditions in Macau and Greater China and may consider a special dividend when such conditions have stabilized.

22 Wynn Macau, Limited Management Discussion and Analysis Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total (capital deficiency)/capital plus net debt. The table below presents the calculation of our gearing ratio. As at 31 December 2020 2019 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 49,199,497 38,594,738 Accounts payable 438,472 402,395 Construction payables and accruals and construction retentions payable 296,482 491,695 Other payables and accruals 6,209,464 7,914,121 Amounts due to related companies 46,705 111,527 Other liabilities 235,847 213,549 Lease liabilities 273,720 562,794 Less: cash and cash equivalents (18,831,109) (14,087,486) restricted cash and cash equivalents (17,817) (33,802) Net debt 37,851,261 34,169,531 (Deficiency in assets)/equity (5,056,422) 1,986,756 Total (capital deficiency)/capital (5,056,422) 1,986,756 Capital and net debt 32,794,839 36,156,287 Gearing ratio 115.4% 94.5%

23Annual Report 2020 Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash flows. For the year ended 31 December 2020 2019 HK$ HK$ (in millions) Net cash (used in)/generated from operating activities (3,708.2) 6,751.1 Net cash used in investing activities (642.8) (1,543.5) Net cash generated from/(used in) financing activities 9,128.4 (621.3) Net increase in cash and cash equivalents 4,777.4 4,586.3 Cash and cash equivalents at beginning of year 14,087.5 9,526.4 Effect of foreign exchange rate changes, net (33.8) (25.2) Cash and cash equivalents at end of year 18,831.1 14,087.5 Net cash used in operating activities Our net cash used in operating activities is primarily affected by changes in our working capital and operating loss/profit generated by our Macau Operations. Net cash used in operating activities was HK$3.71 billion in 2020, compared to net cash of HK$6.75 billion generated from operating activities in 2019. Operating loss was HK$5.40 billion in 2020, compared to operating profit of HK$6.37 billion in 2019. The decrease in net cash from operating activities was primarily due to the adverse effects of the COVID-19 Pandemic on the results of our operations. Net cash used in investing activities Net cash used in investing activities was HK$642.8 million in 2020, compared to HK$1.54 billion in 2019. Net cash used in 2020 included HK$749.1 million of costs, primarily related to maintenance capital expenditures, partially offset by HK$89.9 million of interest receipts and HK$16.6 million of proceeds from insurance claims. Net cash used in 2019 included capital expenditures of HK$1.64 billion for renovations to enhance and refine the Macau Operations and for purchases of property and equipment and an increase in restricted cash and cash equivalents of HK$8.2 million, partially offset by HK$83.3 million of interest receipts, HK$20.9 million of proceeds from insurance claims and HK$0.7 million of proceeds from sale of property and equipment.

24 Wynn Macau, Limited Management Discussion and Analysis Net cash generated from financing activities Net cash generated from financing activities was HK$9.13 billion in 2020, compared to net cash of HK$621.3 million used in financing activities in 2019. During 2020, net cash generated from financing activities was primarily due to receipts of HK$18.40 billion proceeds from issuance of WML 2026 Notes and WML 2028 Notes and HK$438.5 million net proceeds from our revolving credit facility of the Wynn Macau Credit Facilities, partially offset by HK$8.06 billion in repayments of our term loan facility of the Wynn Macau Credit Facilities, HK$1.50 billion of interest payments and HK$153.1 million payments on debt financing costs. During 2019, net cash used in financing activities was primarily due to HK$2.16 billion net repayments on our revolving credit facility of the Wynn Macau Credit Facilities, HK$4.67 billion dividend payments made in June 2019 and September 2019, HK$144.3 million payment for principal and interest components of lease liabilities and HK$1.34 billion of interest payments, partially offset by receipts of HK$7.75 billion net proceeds from issuance of WML 2029 Notes. Indebtedness The following table presents a summary of our indebtedness. Indebtedness information As at 31 December 2020 2019 HK$ HK$ (in thousands) Bank loans 12,989,897 20,659,687 Senior notes 36,437,321 18,301,709 Unamortized debt financing costs and premiums, net (227,721) (366,658) Total interest-bearing borrowings 49,199,497 38,594,738

25Annual Report 2020 Management Discussion and Analysis Wynn Macau Credit Facilities Overview On 21 December 2018, WRM’s senior secured bank facilities were amended to, among other things, extend the maturity dates of the senior secured term loan and revolving credit facilities. As at 31 December 2020, the Wynn Macau Credit Facilities consisted of approximately HK$15.65 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$9.83 billion equivalent fully funded senior term loan facility and an approximately HK$5.82 billion equivalent senior revolving credit facility. The amended term loan facility is repayable in graduating installments of between 2.875% and 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). The Group voluntarily prepaid approximately HK$7.28 billion equivalent, excluding contractual amortization payments of HK$780.5 million equivalent, of the term loan facility of the Wynn Macau Credit Facilities during 2020. On 29 January 2021, the Group voluntarily prepaid approximately HK$3.20 billion equivalent of the term loan facility of the Wynn Macau Credit Facilities, and accordingly, has presented that amount as a current liability on the accompanying consolidated statement of financial position as at 31 December 2020. The future contractual amortization payments were amended on a pro-rata basis. The final maturity of any outstanding borrowings from the revolving credit facility is 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day), by which time any outstanding borrowings from the revolving credit facility must be repaid. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Security and Guarantees Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo.

26 Wynn Macau, Limited Management Discussion and Analysis Second Ranking Lender WRM is also a party to a bank guarantee reimbursement agreement with Banco Nacional Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300.0 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities. Other Terms The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default include if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness repayable by WRM under the senior secured credit facilities. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities. The Company is not a party to the credit facilities agreements and related agreements and has no rights or obligations thereunder. As at 31 December 2020, the Group had approximately HK$2.66 billion in funding available under the revolving credit facility of the Wynn Macau Credit Facilities. WML Senior Notes On 20 September 2017, the Company completed the issuance of WML 2024 Notes and WML 2027 Notes. The Company used the net proceeds from the WML 2024 Notes and WML 2027 Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML 2024 Notes and WML 2027 Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. The WML 2024 Notes and WML 2027 Notes, which are listed on the Hong Kong Stock Exchange, mature on 1 October 2024 and 1 October 2027, respectively.

27Annual Report 2020 Management Discussion and Analysis On 17 December 2019, the Company completed the issuance of WML 2029 Notes. The Company expects to use certain amounts from the net proceeds from the WML 2029 Notes to facilitate the repayment of the term loan of the Wynn Macau Credit Facilities over the next two years, subject to business recovery from the effects of COVID-19 Pandemic. Interest on the WML 2029 Notes is payable semi-annually in arrears on 15 June and 15 December of each year, beginning on 15 June 2020. The WML 2029 Notes, which are listed on the Hong Kong Stock Exchange, mature on 15 December 2029. During 2020, the Company completed the issuance of WML 2026 Notes and WML 2028 Notes. The Company expects to use the proceeds from the WML 2026 Notes to facilitate repayments of the term loans outstanding under the Wynn Macau Credit Facilities and for general corporate purposes, and used the proceeds from the WML 2028 Notes to facilitate repayments on the Wynn Macau Credit Facilities. Interest on the WML 2026 Notes is payable semi-annually in arrears on 15 January and 15 July of each year, beginning on 15 January 2021. Interest on the WML 2028 Notes is payable semi-annually in arrears on 26 February and 26 August of each year, beginning on 26 February 2021. The WML 2026 Notes and WML 2028 Notes, which are listed on the Hong Kong Stock Exchange, mature on 15 January 2026 and 26 August 2028 respectively. The WML Senior Notes are WML’s general unsecured obligations and rank pari passu in right of payment with all of WML’s existing and future senior unsecured indebtedness, will rank senior to all of WML’s future subordinated indebtedness, if any; will be effectively subordinated to all of WML’s future secured indebtedness to the extent of the value of the assets securing such debt; and will be structurally subordinated to all existing and future obligations of WML’s subsidiaries, including the Wynn Macau Credit Facilities. The WML Senior Notes indentures contain covenants limiting WML’s (and certain of its subsidiaries’) ability to, among other things: merge or consolidate with another company; transfer or sell all or substantially all of its properties or assets; and lease all or substantially all of its properties or assets. The WML Senior Notes indentures also contain customary events of default. In the case of an event of default arising from certain events of bankruptcy or insolvency, all WML Senior Notes then outstanding will become due and payable immediately without further action or notice.

28 Wynn Macau, Limited Management Discussion and Analysis Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date on which each of the WML Senior Notes are issued, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Senior Notes will have the right to require the Company to repurchase all or any part of such holder’s WML Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest. If the Company undergoes a Change of Control (as defined in the WML Senior Notes indentures), it must offer to repurchase the WML Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Under the indentures of the WML 2024 Notes and WML 2027 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company’s former Chairman and Chief Executive Officer or a related party of the Company’s former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL and the first day on which a majority of the members of the Board are not continuing directors. Under the indentures of the WML 2026 Notes, WML 2028 Notes and WML 2029 Notes, respectively, the circumstances that will constitute a Change of Control include, among others, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests.

29Annual Report 2020 Management Discussion and Analysis OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from cash on hand, availability under our credit facilities, new borrowings and operating cash flows. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all. New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resorts. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements. Taking into consideration our financial resources, including our cash and cash equivalents, availability under our credit facilities, proceeds from notes issuance and internally generated funds, we believe that we have sufficient liquid assets to meet our current and anticipated working capital and operating requirements. RELATED PARTY TRANSACTIONS Except for the share-based payment expenses incurred with WRL, the related party transactions during the year ended 31 December 2020 as disclosed under note 26 to the Financial Statements constituted continuing connected transactions of the Company under Chapter 14A of the Listing Rules. For details of the related party transactions, see note 26 to the Financial Statements and “Report of the Directors — Connected Transactions” of this annual report. Our Directors have confirmed that all related party transactions have complied with the requirements under Chapter 14A of the Listing Rules, and have been conducted on normal commercial terms, and that their terms are fair and reasonable.

30 Wynn Macau, Limited Management Discussion and Analysis MATERIAL RISK FACTORS There are certain risks and uncertainties involved in our operations, some of which are beyond our control. Set forth below are the material risk factors involved in our operations, which have been broadly categorized into: (i) risks related to our business; (ii) risks associated with our operations in Macau; and (iii) risks related to our indebtedness. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also have a material adverse impact on our business, financial condition, results of operations and cash flows. Risks Related to our Business The initial outbreak of COVID-19 and subsequent COVID-19 Pandemic have had and will likely continue to have an adverse effect on our business, operations, financial condition and operating results, and the ability of our subsidiaries to pay dividends and distributions. In January 2020, an outbreak of a new strain of coronavirus, COVID-19, was identified and has since then spread around the world. Currently, there are no fully-effective treatments that are broadly approved for COVID-19 and there can be no assurance that a fully-effective treatment will be developed. While vaccines have been developed and approved for use by certain governmental health agencies, there is considerable uncertainty with regard to how quickly such vaccines can be deployed to the general public and how quickly they will stem the spread of COVID-19. The COVID-19 Pandemic and the spread, and risk of resurgence, of COVID-19 will continue to negatively impact many aspects of our business and the ability and desire of people to travel and participate in activities at crowded indoor places, such as those we offer at our properties. In response to and as part of a continuing effort to reduce the initial spread of COVID-19, our casino operations in Macau were closed temporarily pursuant to government directives. Since reopening, we have implemented certain COVID-19 specific protective measures. Currently, measures such as limiting the number of seats per table game, increasing the space between slot machines, temperature checks, and mask protection, health declarations and proof of negative COVID-19 test results for travelers seeking entry to Macau remain in effect at the present time. Although all of our properties are currently open, we cannot predict whether future closures, in full or in part, will occur. For instance, if a confirmed COVID-19 case is linked to a casino in Macau in the future, it could result in the suspension of all casino operations in Macau, including those of Wynn Palace and Wynn Macau.

31Annual Report 2020 Management Discussion and Analysis Visitation to Macau and gross gaming revenues in Macau have significantly decreased since the outbreak of COVID-19, driven by the strong deterrent effect of the COVID-19 Pandemic on travel and social activities, broad quarantine measures, travel restrictions and advisories, the suspension or reduced availability of the IVS, group tour scheme and other travel visas for visitors. While some of the initial protective measures and restrictions have eased since their initial implementation, certain border control, travel-related restrictions and conditions, including quarantine and medical observation measures, stringent health declarations, COVID-19 testing and other procedures remain in place. Given the evolving conditions created by and in response to the COVID-19 Pandemic, we are currently unable to determine when travel-related restrictions and conditions will be further lifted. Measures that have been lifted or are expected to be lifted may be reintroduced if there are adverse developments in the COVID-19 situation. Moreover, once travel advisories and restrictions are fully lifted, demand for casino resorts may remain weak for a significant length of time and inbound tourism to Macau may be slow to recover. We cannot predict when, or even if, operating results at our properties will return to pre-outbreak levels. In particular, consumer behavior related to discretionary spending and traveling, including demand for casino resorts may be negatively impacted by the adverse changes in the perceived or actual economic climate, including higher unemployment rates, declines in income levels and loss of personal wealth resulting from the impact of the COVID-19 Pandemic. In addition, we cannot predict the impact that the COVID-19 Pandemic will have on our partners, such as tenants, travel agencies, suppliers and other vendors, which may adversely impact our operations. Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and around the imposition or relaxation of containment measures, the impact on our results of operations, cash flows and financial condition in 2021 and potentially thereafter will be material, but cannot be reasonably estimated at this time. To the extent the COVID-19 Pandemic adversely affects our business, operations, financial condition and operating results, it may also have the effect of heightening many of the other risks related to our business, including those relating to our ability to raise capital, our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants or other restrictions contained in the agreements that govern our indebtedness. In addition, the COVID-19 Pandemic has significantly increased global economic and demand uncertainty. Global recovery from the economic fallout of the COVID-19 Pandemic could take many years, which could continue to have adversely impact our financial condition and operations.

32 Wynn Macau, Limited Management Discussion and Analysis Revenues from our Macau gaming operations will end if we cannot secure an extension or renewal of our concession, or a new concession, by 26 June 2022, or if the Macau government exercises its redemption right. The term of our Concession Agreement with the Macau government ends on 26 June 2022. Unless the term of our Concession Agreement is extended or renewed or we receive a new gaming concession or other right to operate gaming business at our resorts in Macau, subject to any separate agreement with the Macau government, all of our gaming operations, casino area and related equipment in Macau will be automatically transferred to the Macau government without compensation to us and we will cease to generate any revenues from these operations at the end of our Concession Agreement. The Macau government has publicly commented that it is studying the process by which concessions and subconcessions may be renewed, extended or issued. The relevant concession or subconcession held by SJM and MGM Macau was extended from 31 March 2020 to 26 June 2022 in March 2019. The relevant concession or subconcession held by Galaxy, SJM, Venetian Macau, MGM Macau and Melco also expire on 26 June 2022. Effective from June 2017, the Macau government may redeem our Concession Agreement by providing us at least one year’s prior notice. In the event the Macau government exercises this redemption right, we are entitled to fair compensation or indemnity based on the amount of revenue generated during the tax year prior to the redemption multiplied by the remaining years under our concession. We are considering various options to place us in a good position for the renewal, extension, or concession application process; however, we may not be able to extend our Concession Agreement or renew our Concession Agreement or obtain a new concession on terms favorable to us or at all. If our concession is redeemed, the compensation paid to us may not be adequate to compensate us for the loss of future revenues. We cannot conduct gaming operations in Macau without a gaming concession from the Macau government. The loss of a gaming concession would have a material adverse effect on our business, financial condition, results of operations and cash flows. We are subject to Macau Laws and Regulations. The cost of compliance or failure to comply with such regulations and authorities could have a negative effect on our business. The operations of our resorts are contingent upon us maintaining all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations pursuant to Macau laws and regulations. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of the gaming operations, as well as persons financially interested or involved in gaming operations.

33Annual Report 2020 Management Discussion and Analysis WRM and its directors, key employees, managing companies and shareholders who own 5% or more of WRM’s shares must be found suitable and are subject to the continuous monitoring and supervision of the Macau government for the term of the Concession Agreement to ensure that they are suitable to conduct a gaming business in Macau. The objectives of the Macau government’s supervision are to preserve the conduct of gaming in Macau in a fair and honest manner and to safeguard and protect the interests of Macau in receiving taxes from the operation of casinos in the jurisdiction. Our activities are also subject to administrative review and approval by various agencies of the Macau government, including DICJ, Health Bureau, Labour Affairs Bureau, Land, Public Works and Transport Bureau, Fire Services Bureau, Financial Services Bureau (including the Tax Department), Monetary Authority of Macau, Financial Intelligence Office and Macau Government Tourism Office. We cannot assure you that we will be able to maintain all necessary approvals and licenses, and our failure to do so may materially affect our business and operations. Failure to comply with the terms of the Concession Agreement and adapt to the regulatory and gaming requirements in Macau could result in the revocation of the Concession Agreement or otherwise negatively affect our operations in Macau. Developments in the regulation of the gaming industry could be difficult to comply with and significantly increase our costs, which could adversely affect our business. Moreover, we are a subsidiary of WRL and therefore are subject to the risk that U.S. regulators may not permit us to conduct operations in Macau in a manner consistent with the way in which we intend, or the applicable U.S. gaming authorities require us, to conduct our operations in the United States. Our business is particularly sensitive to reductions in discretionary consumer spending, including as a result of economic downturns or increasing geopolitical tensions. The global macroeconomic environment is facing significant challenges, including an extended economic downturn, and possibly a global recession, caused primarily by the global COVID-19 Pandemic, dampened business sentiment and outlook, and various geopolitical and trade related tensions. Our financial results have been, and are expected to continue to be, affected by the global and regional economy. Any severe or prolonged slowdown in the global or regional economy may materially and adversely affect our business, results of operations and financial condition.

34 Wynn Macau, Limited Management Discussion and Analysis Recently there have also been heightened tensions in international relations, notably with respect to international trade, including increases in tariffs and company and industry specific restrictions. These issues, in addition to changes in national security policies and geopolitical issues, can impact the global and regional economy and impact our business in a negative fashion. Various types of restrictions have been placed by government agencies on targeted industries and companies which could potentially negatively impact the intended subject as well as other companies and persons sharing a common country of operations. These types of events have also caused significant volatility in global equity and debt capital markets, which could trigger a severe contraction of liquidity in the global credit markets. Consumer demand for hotels, casino resorts, trade shows, conventions and for the type of luxury amenities that we offer is particularly sensitive to downturns in the economy, which adversely affect discretionary spending on leisure activities. Because a significant number of our customers come from the PRC, Hong Kong and Taiwan, the economic condition of our surrounding region, in particular, affects the gaming industry in Macau and our business. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions, high unemployment, perceived or actual changes in disposable consumer income and wealth, economic recession, changes in consumer confidence in the economy, fears of war and acts of terrorism could reduce customer demand for the luxury amenities and leisure activities we offer and may negatively impact our operating results. Ongoing investigations, litigation and other disputes could distract management and result in negative publicity and additional scrutiny from regulators. We are subject to various claims related to our operations. These foregoing investigations, litigation and other disputes and any additional such matters that may arise in the future, can be expensive and may divert management’s attention from the operations of our businesses. The investigations, litigation and other disputes may also lead to additional scrutiny from regulators, which could lead to investigations relating to, and possibly a negative impact on, our gaming licenses and our ability to bid successfully for new gaming market opportunities. In addition, the actions, litigation and publicity could negatively impact our business, reputation and competitive position and could reduce demand for our shares and thereby have a negative impact on the trading prices of our shares.

35Annual Report 2020 Management Discussion and Analysis We depend on the continued services of key managers and employees. If we do not retain our key personnel or attract and retain other highly skilled employees, our business will suffer. Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team. Our success depends upon our ability to attract, hire, and retain qualified operating, marketing, financial, and technical personnel in the future. We rely on the continued services of key managers and an adequate number of qualified employees to achieve our goals and to deliver our high service standards. There is intense competition for labor resources in Macau due to the limited supply of local-Macau labor and imported-labor restrictions and quotas. Competition in Macau for key managers and qualified employees is further exacerbated by the labor needs of large-scale resorts that have recently opened or are expected to open in the future and other opportunities for local-Macau labor. If we are unable to obtain, attract, retain and train key managers and an adequate number of qualified employees, and obtain any required visas or work permits for our staff, our ability to adequately manage and staff our operations and development projects could be impaired, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. The loss of key management and operating personnel would likely have a material adverse effect on our business, prospects, financial condition, and results of operations. Demand for our products and services may be negatively impacted by strained international relations, economic disruptions, visa and travel restrictions or difficulties, anti-corruption campaigns, restrictions on international money transfers and other policies or campaigns implemented by regional governments. A significant amount of our gaming revenues is generated from customers arriving from the PRC, Hong Kong and Taiwan. Strained international relations, economic disruption and other similar events could negatively impact the number of visitors to our facilities and the amount they spend. In addition, policies adopted from time to time by governments, including any visa and travel restrictions or difficulties faced by our customers such as restrictions on exit visas for travelers requiring them or restrictions on visitor entry visas for the jurisdiction in which we operate, could disrupt the number of visitors to our properties from those affected places, including from the PRC, Hong Kong and Taiwan. It is not known when, or if, policies restricting visitation by PRC citizens will be put in place and such policies may be adjusted, without notice, in the future. Furthermore, anti-corruption campaigns may influence the behavior of certain of our customers and their spending patterns. Such campaigns, as well as monetary outflow policies have specifically led to tighter monetary transfer regulations in a number of areas. These policies may affect and impact the number of visitors and the amount of money they spend. The overall effect of these campaigns and monetary transfer restrictions may negatively affect our revenues and results of operations.

36 Wynn Macau, Limited Management Discussion and Analysis Our business is particularly sensitive to the willingness of our customers to travel to and spend time at our resorts. Acts or the threat of acts of terrorism, outbreak of infectious disease, regional political events and developments in certain countries could cause severe disruptions in air and other travel and may otherwise negatively impact tourists’ willingness to visit our resorts. Such events or developments could reduce the number of visitors to our facilities, resulting in a material adverse effect on our business and financial condition, results of operations or cash flows. We are dependent on the willingness of our customers to travel. Only a small amount of our business is and will be generated by local residents. Most of our customers travel to reach our Macau properties. Acts of terrorism or concerns over the possibility of such acts may severely disrupt domestic and international travel, which would result in a decrease in customer visits to Macau, including our properties. Regional conflicts could have a similar effect on domestic and international travel. Disruptions in air or other forms of travel as a result of any terrorist act, outbreak of hostilities, escalation of war or worldwide infectious disease outbreak would have an adverse effect on our business and financial condition, results of operations and cash flows. In addition, governmental action and uncertainty resulting from global political trends and policies of major global economies, including potential barriers and restrictions to travel, trade and immigration can reduce demand for our hospitality products and services, and reduce visitation to our resorts. Our continued success depends on our ability to maintain the reputation of our resorts. Our strategy and integrated resort business model rely on positive perceptions of our resorts and the level of service we provide. Any deterioration in our reputation could have a material adverse effect on our business, results of operations and cash flows. Our reputation could be negatively impacted by our failure to deliver the superior design and customer service for which we are known or by events that are beyond our control. Our reputation may also suffer as a result of negative publicity regarding the Company or our resorts, including as a result of social media reports, regardless of the accuracy of such publicity. The continued expansion of media and social media formats has compounded the potential scope of negative publicity and has made it more difficult to control and effectively manage negative publicity.

37Annual Report 2020 Management Discussion and Analysis We are entirely dependent on a limited number of resorts for all of our cash flow, which subjects us to greater risks than a gaming company with more operating properties. We are currently entirely dependent upon our Macau Operations for all of our operating cash flow. As a result, we are subject to a greater degree of risk than a gaming company with more operating properties or greater geographic diversification. The risks to which we have a greater degree of exposure include the following: • changes in local economic and competitive conditions; • the impact on the travel and leisure industry from factors such as an outbreak of an infectious disease, such as COVID-19, public incidents of violence, riots, demonstrations, extreme weather patterns or natural disasters, certain geopolitical events, military conflicts and any future security alerts and/or terrorist attacks in Macau and nearby regions; • changes in local governmental laws and regulations, or interpretations thereof, including gaming laws and regulations, anti-smoking legislation and travel and visa policies; • extensive regulation of our business and the cost of compliance or failure to comply with applicable laws and regulations; • restrictions or conditions on visitation by citizens of the PRC, Hong Kong or Taiwan to Macau, including as a result of the COVID-19 Pandemic and certain initiatives impacting applicable visa issuance for prospective travelers to Macau in place from time to time; • increased government oversight with respect to international financial transactions; • shortages of skilled and unskilled labor affecting construction, development and/or operations; • an increase in the cost of maintaining our properties; • a decline in the number of visitors to Macau; and • a decrease in gaming and non-casino activities at our resorts. Any of the factors outlined above could negatively affect our results of operations and our ability to generate sufficient cash flow to make payments or maintain our covenants with respect to our debt.

38 Wynn Macau, Limited Management Discussion and Analysis We are a parent company and our primary source of cash is and will be distributions from our subsidiaries. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resorts “Wynn Palace” in the Cotai area of Macau and “Wynn Macau” on the Macau peninsula. Accordingly, our primary sources of cash are dividends and distributions with respect to our ownership interests in our subsidiaries that are derived from the earnings and cash flow generated by our operating properties. Our subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions in the future. For example, if the COVID-19 Pandemic continues to interrupt our gaming operations or visitation to Macau or if the outbreak escalates, it may have a material adverse effect on our subsidiaries’ results of operations and their ability to pay dividends or distributions to us. Our casino, hotel, convention and other facilities face intense competition, which may further intensify in the future. The casino/hotel industry is highly competitive. Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco, MGM Macau, and Venetian Macau. As at 31 December 2020, there were 41 casinos in Macau, including 22 operated by SJM. Each of the six current operators has operational casinos and several have expansion plans underway. The Macau government has had the ability to grant additional gaming concessions since April 2009. If the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or subconcessions, we would face additional competition, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Several of the current concessionaires and subconcessionaires have opened facilities in the Cotai area over the past few years, which has significantly increased gaming and non-gaming offerings in Macau, with continued development and further openings in Cotai expected in the near future. Wynn Palace and Wynn Macau also face competition from casinos throughout the world, including Singapore, South Korea, the Philippines, Malaysia, Vietnam, Cambodia, Australia, Las Vegas, cruise ships in Asia that offer gaming and other casinos throughout Asia. Additionally, certain Asian countries and regions have legalized or in the future may legalize gaming, such as Japan, Taiwan and Thailand, which could increase competition for our business. Increased competition could result in a loss of customers, which may negatively affect our cash flows and results of operations.

39Annual Report 2020 Management Discussion and Analysis Any violation of applicable Anti-Money Laundering laws, regulations or the Foreign Corrupt Practices Act or sanctions could adversely affect our business, performance, prospects, value, financial condition, and results of operations. We deal with significant amounts of cash in our operations and are subject to various jurisdictions’ reporting and anti-money laundering laws and regulations. Macau governmental authorities focus heavily on the gaming industry and compliance with anti-money laundering laws and regulations. From time to time, the Company may receive governmental and regulatory inquiries about compliance with such laws and regulations. The Company will cooperate with all such inquiries. Any violation of anti-money laundering laws or regulations could adversely affect our business, performance, prospects, value, financial condition, and results of operations. Further, as a subsidiary of WRL, we are subject to regulations imposed by the Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws that generally prohibit U.S. companies and their intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties, and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to such laws and regulations. The Office of Foreign Assets Control and the Commerce Department administer and enforce economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations, and individuals. Failure to comply with these laws and regulations could increase our cost of operations, reduce our profits, or otherwise adversely affect our business, financial condition, and results of operations. Internal control policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our and our affiliates’ directors, employees, contractors or agents from violating or circumventing our policies and the law. If we or our affiliates, or either of our respective directors, employees or agents fail to comply with applicable laws or Company policies governing our operations, the Company may face investigations, prosecutions and other legal proceedings and actions, which could result in civil penalties, administrative remedies and criminal sanctions. Any such government investigations, prosecutions or other legal proceedings or actions could adversely affect our business, performance, prospects, value, financial condition, and results of operations.

40 Wynn Macau, Limited Management Discussion and Analysis Adverse incidents or adverse publicity concerning our resorts or our corporate responsibilities could harm our brand and reputation and negatively impact our financial results. Our reputation and the value of our brand, including the perception held by our customers, business partners, other key stakeholders and the communities in which we do business, are important assets. Our business faces increasing scrutiny related to environmental, social and governance activities, and risk of damage to our reputation and the value of our brands if we fail to act responsibly in a number of areas, such as diversity and inclusion, environmental stewardship, supply chain management, sustainability, workplace conduct, human rights, philanthropy, and support for local communities. Any harm to our reputation could have a material adverse effect on our business, results of operations, and cash flows. Compliance with changing laws and regulations may result in additional expenses and compliance risks. Changing laws and regulations are creating uncertainty for gaming companies. These changing laws and regulations are subject to varying interpretations in many cases due to their lack of specificity, recent issuance and/or lack of guidance. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. In addition, further regulation of casinos, financial institutions and public companies is possible. This could result in continuing uncertainty and higher costs regarding compliance matters. Due to our commitment to maintain high standards of compliance with laws and public disclosure, our efforts to comply with evolving laws, regulations and standards have resulted in and are likely to continue to result in increased general and administrative expense. In addition, we are subject to different parties’ interpretation of our compliance with these new and changing laws and regulations. System failure, information leakage and the cost of maintaining sufficient cybersecurity could adversely affect our business. We rely on information technology and other systems (including those maintained by third parties with whom we contract to provide data services) to maintain and transmit large volumes of customer financial information, credit card settlements, credit card funds transmissions, mailing lists and reservations information and other personally identifiable information. We also maintain important internal company data such as personally identifiable information about our employees and information relating to our operations. The systems and processes we have implemented to protect customers, employees and company information are subject to the ever-changing risk of compromised security. These risks include cyber and physical security breaches, system failure, computer viruses, and negligent or intentional misuse by customers, company employees, or employees of third-party vendors. The steps we take to deter and mitigate these risks may not be successful and our insurance coverage for protecting against cybersecurity risks may not be sufficient. Our third-party information system service providers face risks relating to cybersecurity similar to ours, and we do not directly control any of such parties’ information security operations.

41Annual Report 2020 Management Discussion and Analysis Despite the security measures we currently have in place, our facilities and systems and those of our third-party service providers may be vulnerable to security breaches, acts of vandalism, phishing attacks, computer viruses, misplaced or lost data, programming or human errors and other events. Cyber-attacks are becoming increasingly more difficult to anticipate and prevent due to their rapidly evolving nature and, as a result, the technology we use to protect our systems from being breached or compromised could become outdated due to advances in computer capabilities or other technological developments. Any perceived or actual electronic or physical security breach involving the misappropriation, loss, or other unauthorized disclosure of confidential or personally identifiable information, including penetration of our network security, whether by us or by a third party, could disrupt our business, damage our reputation and our relationships with our customers or employees, expose us to risks of litigation, significant fines and penalties and liability, result in the deterioration of our customers’ and employees’ confidence in us, and adversely affect our business, results of operations and financial condition. Since we do not control third-party service providers and cannot guarantee that no electronic or physical computer break-ins and security breaches will occur in the future, any perceived or actual unauthorized disclosure of personally identifiable information regarding our employees, customers or website visitors could harm our reputation and credibility and reduce our ability to attract and retain employees and customers. As these threats develop and grow, we may find it necessary to make significant further investments to protect data and our infrastructure, including the implementation of new computer systems or upgrades to existing systems, deployment of additional personnel and protection-related technologies, engagement of third-party consultants, and training of employees. The occurrence of any of the cyber incidents described above could have a material adverse effect on our business, results of operations and cash flows.

42 Wynn Macau, Limited Management Discussion and Analysis Our business could suffer if there is any misappropriation of confidential or personally identifiable information gathered, stored or used by us. Our business uses and transmits large volumes of employee and customer data, including credit card numbers and other personal information in various information systems that we maintain in areas such as human resources outsourcing, website hosting, and various forms of electronic communications. Our customers and employees have a high expectation that we will adequately protect their personal information. Our collection and use of personal data are governed by privacy laws and regulations, and privacy law is an area that changes often and varies significantly by jurisdiction. In addition to governmental regulations, there are credit card industry standards or other applicable data security standards we must comply with as well. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our guests. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) or a breach of security on systems storing our data may result in damage of reputation and/or subject us to fines, payment of damages, lawsuits or restrictions on our use or transfer of data. Any misappropriation of confidential or personally identifiable information gathered, stored or used by us, be it intentional or accidental, could have a material impact on the operation of our business, including severely damaging our reputation and our relationships with our customers, employees and investors. Our business could suffer if our computer systems and websites are disrupted or cease to operate effectively. We are dependent on our computer systems to record and process transactions and manage and operate our business, including processing payments, accounting for and reporting financial results, and managing our employees and employee benefit programs. Given the complexity of our business, it is imperative that we maintain uninterrupted operation of our computer hardware and software systems. Despite our preventative efforts, our systems are vulnerable to damage or interruption from, among other things, security breaches, computer viruses, technical malfunctions, inadequate system capacity, power outages, natural disasters, and usage errors by our employees or third-party consultants. If our information technology systems become damaged or otherwise cease to function properly, we may have to make significant investments to repair or replace them. Additionally, confidential or sensitive data related to our customers or employees could be lost or compromised. Any material disruptions in our information technology systems could have a material adverse effect on our business, results of operations, and financial condition.

43Annual Report 2020 Management Discussion and Analysis Our business may be adversely affected by fraud, cheating and theft. Acts of fraud or cheating through the use of counterfeit chips, covert schemes and other tactics, possibly in collusion with our employees, may be attempted or committed by our customers with the aim of increasing their winnings. Our customers, visitors and employees may also commit crimes such as theft in order to obtain chips not belonging to them. We have taken measures to safeguard our interests including the implementation of systems, processes and technologies to mitigate against these risks, extensive employee training, surveillance, security and investigation operations and adoption of appropriate security features on our chips such as embedded radio frequency identification tags. Despite our efforts, we may not be successful in preventing or detecting such culpable behavior and schemes in a timely manner and the relevant insurance we have obtained may not be sufficient to cover our losses depending on the incident, which could result in losses to our gaming operations and generate negative publicity, both of which could have an adverse effect on our reputation, business, results of operations and cash flows. Our business may be adversely affected by fraudulent websites. There has been a substantial increase in the international operation of fraudulent online gambling and investment websites attempting to scam and defraud members of the public. These fraudulent websites mainly target PRC citizens and often falsely represent affiliates of one or more Macau casinos and even the Macau government. These fraudulent websites can appear highly professional and will often feature false statements on their websites in an attempt to pass off as a legitimate business or purport to be in association with, or be accredited by, a legitimate business or governmental authority. Such websites may also wrongfully display logos and trademarks owned by legitimate businesses or governmental authorities, or use deceptively similar logos and imagery, to appear legitimate. We do not offer online gambling or investment accounts of any kind. Websites offering these or similar activities and opportunities that use our names, such as “Wynn Resorts (Macau) S.A.”, “Wynn”-related trademarks, including our marks for “Wynn Palace” and “Wynn Macau”, or similar names or images in likeness to ours, are doing so without our authorization and possibly unlawfully and with criminal intent. The Group is not responsible for the contents of such websites. If our efforts to cause these sites to be shut down through civil action and by reporting these sites to the appropriate authorities (where applicable, including for possible criminal prosecution) are unsuccessful or not timely completed, these unauthorized activities may continue and harm our reputation and negatively affect our business. Efforts we take to acquire and protect our intellectual property rights against unauthorized use throughout the world may be costly and may not be successful in protecting and preserving the status and value of our intellectual property assets. To report fraudulent websites or e-mails purportedly connected to the Group, please e-mail inquiries@wynnmacau.com.

44 Wynn Macau, Limited Management Discussion and Analysis If a third party successfully challenges our ownership of, or right to use, the Wynn-related trademarks and/or service marks, our business or results of operations could be harmed. We have licensed the right to use certain “WYNN”-related trademarks and service marks from Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, an affiliate of Wynn Resorts, Limited. Our intellectual property assets, especially the logo version of “WYNN,” are among our most valuable assets. Pursuant to the licensing arrangement, WRM licenses the right to use the “WYNN” trademark in connection with WRM’s operation of hotel casinos in Macau in return for a monthly royalty payment. The licensing arrangement is not a fixed term arrangement; it is terminable on the occurrence of certain events, including if the WRL Group loses its rights in the “WYNN” mark, if Wynn Resorts, Limited ceases to hold more than a 50% voting interest in WRM or by the court appointed administrator in the event Wynn Resorts, Limited or Wynn Resorts Holdings, LLC enters into bankruptcy proceedings. If the existing licensing arrangement were terminated and we fail to enter into new arrangements with the WRL Group in respect of the “WYNN” mark, we would lose our rights to use the “WYNN” brand name, and “WYNN” trademarks and domain names. The loss of our ability to use these “WYNN”-related marks could cause severe disruption to our business and have an adverse effect on our business, financial condition and results of operations. Wynn Resorts Holdings, LLC has filed applications with the United States Patent and Trademark Office (the “PTO”) and trademark registries including registries in Macau, the PRC, Hong Kong, Singapore, Taiwan, Japan, certain European countries and various other jurisdictions throughout the world, to register a variety of “WYNN”-related trademarks and service marks in connection with a variety of goods and services. If a third party successfully challenges our ownership of, or right to use, the “WYNN”-related trademarks and service marks, our business or results of operations could be harmed. We also are exposed to the risk that third parties may use “WYNN”-related trademarks without authorization. Furthermore, due to the increased use of technology in computerized gaming machines and in business operations generally, other forms of intellectual property rights (such as patents and copyrights) are becoming increasingly relevant. It is possible that, in the future, third parties might assert superior intellectual property rights or allege that their intellectual property rights cover some aspect of our operations. The defense of such allegations may result in substantial expenses, and, if such claims are successfully prosecuted, may have a material impact on our business.

45Annual Report 2020 Management Discussion and Analysis Risks associated with our operations in Macau Our Macau Operations may be affected by adverse political and economic conditions. Our Macau Operations are subject to significant political, economic and social risks inherent in doing business in an emerging market. The future success of our Macau Operations will depend on political and economic conditions in Macau and the PRC. For example, fiscal decline, international relations, and civil, domestic or international unrest in the region could significantly harm our business, not only by reducing customer demand for casino resorts, but also by increasing the risk of imposition of taxes and exchange controls or other governmental restrictions, laws or regulations that might impede our Macau Operations or our ability to repatriate funds. The smoking control legislation in Macau could have an adverse effect on our business, financial condition, results of operations and cash flows. Under the Macau Smoking Prevention and Tobacco Control Law, as of 1 January 2019, smoking on casino premises is only permitted in authorized segregated smoking lounges with no gaming activities and such smoking lounges are required to comply with the conditions set out in the regulations. The existing smoking legislation, and any smoking legislation intended to fully ban all smoking in casinos, may deter potential gaming customers who are smokers from frequenting casinos in Macau and disrupt the number of customers visiting or the amount of time visiting customers spend at our property, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Extreme weather conditions may have an adverse impact on our Macau Operations. Macau’s subtropical climate and location on the South China Sea are subject to extreme weather conditions including typhoons and heavy rainstorms, such as Typhoon Mangkhut in 2018 and Typhoon Hato in 2017. Unfavorable weather conditions could negatively affect the profitability of our resorts and prevent or discourage guests from traveling to Macau. Any flooding, unscheduled interruption in the technology or transportation services or interruption in the supply of public utilities may lead to a shutdown of our properties. The occurrence and timing of such events cannot be predicted or controlled by us and may have a material adverse effect on our business, financial condition, results of operations, and cash flows. If our Macau Operations fail to comply with the Concession Agreement, the Macau government can terminate our concession without compensation to us, which would have a material adverse effect on our business and financial condition. The Macau government has the right to unilaterally terminate our concession in the event of our material non-compliance with the basic obligations under the concession and applicable Macau laws. The Concession Agreement expressly provides a non exhaustive list of facts and circumstances under which the government of Macau may unilaterally rescind the Concession Agreement of our Macau Operations, including if it:

46 Wynn Macau, Limited Management Discussion and Analysis • conducts unauthorized games or activities that are excluded from its corporate purpose; • suspends gaming operations in Macau for more than seven consecutive days (or more than 14 days in a civil year) without justification; • defaults in payment of taxes, premiums, contributions or other required amounts; • does not comply with government inspections or supervision; • systematically fails to observe its obligations under the concession system; • or does not comply with directions issued by the Macau government, in particular the Macau gaming regulator; • fails to maintain bank guarantees or bonds satisfactory to the government; • is the subject of bankruptcy proceedings or becomes insolvent; • engages in serious fraudulent activity, damaging to the public interest; or • repeatedly violates applicable gaming laws. If the government of Macau unilaterally rescinds the Concession Agreement, our Macau Operations will be required to compensate the government in accordance with applicable law, and the areas defined as casino space under Macau law and all of the gaming equipment pertaining to our gaming operations will be transferred to the government without compensation. The loss of our concession would prohibit us from conducting gaming operations in Macau, which would have a material adverse effect on our business and financial condition. We depend upon gaming promoters for a significant portion of our gaming revenue. If we are unable to maintain, or develop additional, successful relationships with reputable gaming promoters, our ability to maintain or grow our gaming revenues could be adversely affected. A significant portion of our gaming revenue in Macau is generated by clientele of our gaming promoters. There is intense competition among casino operators in Macau for services provided by gaming promoters. We anticipate that this competition will further intensify as additional casinos open in Macau. If we are unable to maintain, or develop additional, successful relationships with reputable gaming promoters, or lose a significant number of our gaming promoters to our competitors, our ability to maintain or grow our gaming revenues will be adversely affected and we will have to seek alternative ways of developing relationships with premium customers. In addition, if our gaming promoters are unable to develop or maintain relationships with premium customers, our ability to maintain or grow our gaming revenues will be hampered.

47Annual Report 2020 Management Discussion and Analysis The financial resources of our gaming promoters may be insufficient to allow them to continue doing business in Macau which could adversely affect our business and financial condition. Our gaming promoters may experience difficulty in attracting customers. Economic and regulatory factors in the region may cause our gaming promoters to experience difficulties in their Macau operations, including intensified competition in attracting customers to come to Macau. Further, gaming promoters may face a decrease in liquidity, limiting their ability to grant credit to their customers, and difficulties in collecting credit they extended previously. The inability to attract sufficient customers, grant credit and collect amounts due in a timely manner may negatively affect our gaming promoters’ operations, causing gaming promoters to wind up or liquidate their operations or resulting in some of our gaming promoters leaving Macau. Current and any future difficulties could have an adverse impact on our results of operations. Increased competition for the services of gaming promoters may require us to pay increased commission rates to gaming promoters. Certain gaming promoters have significant leverage and bargaining strength in negotiating operational agreements with casino operators. This leverage could result in gaming promoters negotiating changes to our operational agreements, including higher commissions, or the loss of business to a competitor or the loss of certain relationships with gaming promoters. If we need to increase our commission rates or otherwise change our practices with respect to gaming promoters due to competitive forces, our results of operations could be adversely affected. Failure by the gaming promoters with whom we work to comply with Macau gaming laws and high standards of probity and integrity might affect our reputation and ability to comply with the requirements of our concession, Macau gaming laws and other gaming licenses. The reputations and probity of the gaming promoters with whom we work are important to our own reputation and to our ability to operate in compliance with our concession, Macau gaming laws and other gaming licenses. We conduct periodic reviews of the probity and compliance programs of our gaming promoters. However, we are not able to control our gaming promoters’ compliance with these high standards of probity and integrity, and our gaming promoters may violate provisions in their contracts with us designed to ensure such compliance. In addition, if we enter into a new business relationship with a gaming promoter whose probity is in doubt, this may be considered by regulators or investors to reflect negatively on our own probity. If our gaming promoters are unable to maintain required standards of probity and integrity, we may face consequences from gaming regulators with authority over our operations. Furthermore, if any of our gaming promoters violate the Macau gaming laws while on our premises, the Macau government may, in its discretion, take enforcement action against us, the gaming promoter, or each concurrently, and we may be sanctioned and our reputation could be harmed. In the event a gaming promoter does not meet its financial or other obligations, there can be no assurance that we may not be found liable, which could adversely impact our business, financial condition, results of operations and cash flows.

48 Wynn Macau, Limited Management Discussion and Analysis Unfavorable changes in currency exchange rates could negatively impact our Macau Operations. The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. Besides, the currency delineated in our Macau Operations’ Concession Agreement with the government of Macau is the Macau pataca. The Macau pataca is linked to the Hong Kong dollar, and the two are often used interchangeably in Macau. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. If the Hong Kong dollar and the Macau pataca are no longer linked to the U.S. dollar, the exchange rate for these currencies may severely fluctuate. The current rate of exchange fixed by the applicable monetary authorities for these currencies may also change. Many of our payment and expenditure obligations are in Macau patacas. We expect that most of the revenues for any casino that we operate in Macau will be in Hong Kong dollars. As a result, we are subject to foreign exchange risk with respect to the exchange rate between Macau patacas and Hong Kong dollar and the Hong Kong dollar and the U.S. dollar. Also, in connection with any U.S. dollar-denominated debt we incur, fluctuations in the exchange rates of the Macau pataca or the Hong Kong dollar, in relation to the U.S. dollar, could have adverse effects on our results of operations, financial condition and ability to service our debt. Currency exchange controls and currency export restrictions could negatively impact our Macau Operations. Currency exchange controls and restrictions on the export of currency by certain countries may negatively impact the success of our Macau Operations. For example, there are currently existing currency exchange controls and restrictions on the export of the renminbi, the currency of the PRC. Restrictions on the export of the renminbi may impede the flow of gaming customers from the PRC to Macau, inhibit the growth of gaming in Macau and negatively impact our Macau Operations. Our Macau subsidiaries’ indebtedness is secured by a substantial portion of their assets. Subject to applicable laws, including gaming laws, and certain agreed upon exceptions, our Macau subsidiaries’ debt is secured by liens on substantially all of their assets. In the event of a default by such subsidiaries under their financing documents, or if such subsidiaries experience insolvency, liquidation, dissolution or reorganization, the holders of such secured debt would first be entitled to payment from their collateral security, and then would the holders of our Macau subsidiaries’ unsecured debt be entitled to payment from their remaining assets, and only then would we, as a holder of capital stock, be entitled to distribution of any remaining assets.

49Annual Report 2020 Management Discussion and Analysis Conflicts of interest may arise because certain of our directors and officers are also directors of WRL. WRL, the Company’s controlling shareholder, is listed on the NASDAQ global select market. WRL owned approximately 72% of our Shares as of 31 December 2020. We and certain of our officers and Directors also serve as officers and/or directors of WRL. Decisions that could have different implications for us and WRL, including contractual arrangements that we have entered into or may in the future enter into with WRL, may give rise to the appearance of a potential conflict of interest. The Macau government has established a maximum number of gaming tables that can be operated in Macau and has limited the number of new gaming tables at new gaming areas in Macau. As at 31 December 2020, we had a total of 323 table games at Wynn Palace and 331 at Wynn Macau. The mix of table games in operation at Wynn Palace and Wynn Macau changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. Failure to shift the mix of our table games in anticipation of market demands and industry trends may negatively impact our operating results. Risks related to our indebtedness We are highly leveraged and future cash flow may not be sufficient for us to meet our obligations, and we might have difficulty obtaining more financing. We have a substantial amount of consolidated debt in relation to our equity. Our indebtedness could have important consequences. For example: • failure to meet our payment obligations or other obligations could result in acceleration of our indebtedness, foreclosure upon our assets that serve as collateral or bankruptcy and trigger cross defaults under other agreements; • servicing our indebtedness requires a substantial portion of our cash flow from our operations and reduces the amount of available cash, if any, to fund working capital and other cash requirements or pay for other capital expenditures; • we may not be able to obtain additional financing, if needed; and • rates with respect to a portion of the interest we pay will fluctuate with market rates and, accordingly, our interest expense will increase if market interest rates increase.

50 Wynn Macau, Limited Management Discussion and Analysis We are exposed to interest rate risks associated with our credit facilities, which bear interest based on floating rates. We are exposed to interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. On 27 July 2017, the UK Financial Conduct Authority (the “FCA”) announced that it will no longer persuade or compel banks to submit rates for the calculation of the LIBOR benchmark after 2021 (the “FCA Announcement”). The FCA Announcement and a subsequent speech by the Director of Markets and Wholesale Policy at the FCA on 28 January 2019 indicated that the continuation of LIBOR on the current basis cannot and will not be guaranteed, and market participants should not rely on its publication after 2021. The UK Financial Conduct Authority announced on 5 March 2021, that it will cease to compel panel banks to submit LIBOR submissions and that the publication of certain LIBOR settings will cease with effect from 31 December 2021. At the date of this annual report, it is not possible to predict the effect that any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR or other benchmarks. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated on certain debt instruments to be materially different from the rate that is currently expected. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin based on WRM’s leverage ratio. If LIBOR (or HIBOR) ceases to exist or if only one reference bank under the Wynn Macau Credit Facilities provides a quotation for LIBOR (or HIBOR) or if notice is served to us that the funding cost of our majority lender(s) exceed LIBOR (or HIBOR), we must enter into good faith negotiations for a period of up to 30 days with a view to agreeing an alternative basis for determining the rate of interest applicable to our affected borrowings. Failing such agreement within the prescribed time, each relevant lender is to certify an alternative basis for maintaining its participation in the affected borrowings which may include an alternative method of fixing the applicable interest rate, alternative interest periods and/or alternative currencies provided such basis reflects the cost of funding its participation. Each certified alternative basis is binding on WRM and treated as part of the credit facilities agreement and applicable related agreements. WRM may seek to settle the affected outstanding borrowings. The potential effect of any such event could have on our business and financial condition cannot yet be determined.

51Annual Report 2020 Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board. Members of the Board Name Age Position Date of Appointment as a Director Matthew Ode Maddox 45 Executive Director and Chief Executive Officer 28 March 2013 Ian Michael Coughlan 62 Executive Director and President 16 September 2009 Linda Chih-Ling Chen 54 Executive Director, Chief Operating Officer and Vice Chairman of the Board 16 September 2009 Craig Scott Billings 48 Non-executive Director 17 August 2018 Allan Zeman, GBM, GBS, JP 72 Chairman of the Board and Independent Non-executive Director 16 September 2009 Jeffrey Kin-fung Lam, GBS, JP 69 Independent Non-executive Director 16 September 2009 Bruce Philip Rockowitz 62 Independent Non-executive Director 16 September 2009 Nicholas Robert Sallnow-Smith 71 Independent Non-executive Director 16 September 2009 Leah Dawn Xiaowei Ye 63 Independent Non-executive Director 1 April 2019

52 Wynn Macau, Limited Directors and Senior Management The biography of each Director is set out below: Executive Directors Mr. Matthew O. Maddox, aged 45, has been the Chief Executive Officer of the Company since 7 February 2018. Mr. Maddox is responsible for overseeing the Group’s operations, development and continued excellence. Mr. Maddox was a non-executive Director of the Company from 28 March 2013 until his re-designation as an executive Director on 7 February 2018. Mr. Maddox has been the Chief Executive Officer of Wynn Resorts, Limited since 7 February 2018. From November 2013 to May 2019, Mr. Maddox also served as the President of Wynn Resorts, Limited. Mr. Maddox has been a member of the board of directors of Wynn Resorts, Limited since 3 August 2018. From March 2008 to May 2014, Mr. Maddox was the Chief Financial Officer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of WRM, and as Wynn Resorts’ Treasurer and Vice President — Investor Relations. Mr. Maddox also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited and the Company including as Chief Executive Officer and Chairman of the board of directors of WRM. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Mr. Maddox has over 18 years of experience in the gaming, casino and hotel industry. Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department. Mr. Ian Michael Coughlan, aged 62, has been the President of the Company since 30 September 2016 and an Executive Director of the Company since 16 September 2009. Mr. Coughlan was the President of WRM from July 2007 until March 2017 when he relinquished this role after his appointment as President of the Company. Mr. Coughlan is responsible for the operation and strategic development of both Wynn Macau and Wynn Palace. Mr. Coughlan also serves as a director of several subsidiaries of the Company. Prior to these roles, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 35 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland.

53Annual Report 2020 Directors and Senior Management Ms. Linda Chen, aged 54, is the Vice Chairman, Chief Operating Officer and Executive Director of the Company, President and Executive Director of WRM, and President of Wynn International Marketing, Ltd.. Ms. Chen is responsible for global marketing and strategic development of Wynn Resorts, Limited. Ms. Chen founded the Wynn Care charity brand in 2018 and established the Wynn Care Foundation as its chairman in 2020, leading Wynn’s effort to actively fulfill its corporate social responsibilities. Ms. Chen was appointed as the Vice Chairman of the Company in April 2018, has been President of WRM since March 2017, Executive Director and Chief Operating Officer of the Company since September 2009, and Chief Operating Officer of WRM since June 2002. Ms. Chen played an integral role in the openings of Wynn Resorts, Limited’s three integrated resorts, including Wynn Las Vegas, Wynn Macau and Wynn Palace. She was also in charge of establishing Wynn International Marketing, Ltd.. She served as Director of Wynn Resorts, Limited from October 2007 to December 2012. Prior to joining Wynn Resorts, Limited, Ms. Chen was Executive Vice President of International Marketing for MGM Mirage from June 2000 to May 2002, responsible for the global marketing development of the three integrated resorts MGM Grand, Bellagio and The Mirage. Ms. Chen was involved in the opening of Bellagio in 1998 and served as the Executive Vice President of International Marketing. Prior to that, she was part of the opening team for the MGM Grand in 1993 and The Mirage in 1989. Currently, Ms. Chen is a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau), a Director of the Macau Chamber of Commerce, and a member of the Tourism Development Committee, Government of Macao S.A.R., as well as a member of the Cultural Industries Committee, Government of Macao S.A.R.. Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989. Non-executive Director Mr. Craig S. Billings, aged 48, was appointed as a non-executive Director of the Company on 17 August 2018. Mr. Billings was appointed as the President of Wynn Resorts, Limited in May 2019 and has been the Chief Financial Officer of Wynn Resorts, Limited since March 2017. Prior to joining Wynn Resorts, Limited, Mr. Billings was an independent advisor and investor to the gaming industry from November 2015 through February 2017. From July 2012 to November 2015, Mr. Billings served in various roles at Aristocrat Leisure Ltd, including Chief Digital Officer and Managing Director of Strategy & Business Development. Mr. Billings served as the Chief Executive Officer and President of ZEN Entertainment, Inc. from March 2011 to June 2012. He served in various senior roles at International Game Technology from March 2009 to October 2010 and also worked in the Investment Banking Division of Goldman Sachs. He began his career in the audit practice of Deloitte & Touche. Mr. Billings served as a director and non-executive Chairman of NYX Gaming Group Limited, a company previously listed on the Toronto Stock Exchange, from December 2015 to January 2018. Mr. Billings graduated with a Bachelor of Science (Cum Laude) in Accounting from the University of Nevada, Las Vegas and received an M.B.A. from Columbia Business School, United States. Mr. Billings is a Certified Public Accountant.

54 Wynn Macau, Limited Directors and Senior Management Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 72, was appointed as the non-executive Chairman of the Company on 7 February 2018. Dr. Zeman has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and was the Vice Chairman of the Company before his appointment as the non-executive Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is the Vice Patron of Hong Kong Community Chest, and serves as a director of The “Star” Ferry Company, Limited. Dr. Zeman also serves as a non-executive director of Pacific Century Premium Developments Limited, independent non-executive director of Sino Land Company Limited, Tsim Sha Tsui Properties Limited, Television Broadcasts Limited (TVB), Global Brands Group Holding Limited and Fosun Tourism Group, all of which are listed on the Hong Kong Stock Exchange. Having lived in Hong Kong for over 45 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014 and is now a honorary advisor, he is also a member of the General Committee of the Hong Kong General Chamber of Commerce. Dr. Zeman is a member of the board of Governors of The Canadian Chamber of Commerce in Hong Kong. Dr. Zeman was a member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee from 2008 to 2016 and is now a honorary advisor. In September 2014, Dr. Zeman was invited by former HKSAR Chief Executive Mr. CH Tung to be a Special Advisor to his Our Hong Kong Foundation, which is dedicated to promoting the long-term and overall interests of Hong Kong. In June 2015, Dr. Zeman was appointed as a Board Member of the Airport Authority of Hong Kong. In November 2015, Dr. Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group. In March 2018, Dr. Zeman was appointed by the HKSAR Chief Executive as a member of the HKSAR Chief Executive’s Council of Advisers on Innovation and Strategic Development which aims to provide advice to the Chief Executive on Hong Kong’s strategic positioning in the global and regional contexts and direction of economic development aiming at enhancing Hong Kong’s competitiveness and growth potential.

55Annual Report 2020 Directors and Senior Management Dr. Zeman has been a member of the Human Resources Planning Commission (HRPC) since March 2018, which was a new initiative announced in the Chief Executive’s 2017 Policy Address and is chaired by the HKSAR Chief Secretary. It aims at formulating coordinated human resources strategies for developing Hong Kong further into a high value-added and more diversified economy. In 2001, Dr. Zeman was appointed as a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2008, Dr. Zeman was awarded Business Person of the Year by the Hong Kong Business Award. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong. In November 2019, Dr. Zeman was awarded Honorary Doctorate Degree of Business Administration from Open University of Hong Kong. Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 69, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam is a member of the National Committee of the Chinese People’s Political Consultative Conference. He is also a member of the Legislative Council of the Hong Kong Special Administrative Region (the “HKSAR”), a non-official member of the Executive Council of the HKSAR, the chairman of the Independent Commission Against Corruption (ICAC) Complaints Committee, a general committee member of the Hong Kong General Chamber of Commerce , a vice chairman of The Hong Kong Shippers’ Council and a director of the Hong Kong Mortgage Corporation Limited. Mr. Lam also holds numbers of other public and community service positions in Hong Kong. In addition, Mr. Lam is an independent non-executive director of Analogue Holdings Limited, CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Chow Tai Fook Jewellery Group Limited, CWT International Limited (formerly known as HNA Holding Group Co. Limited), i-CABLE Communications Limited, Wing Tai Properties Limited, and China Strategic Holdings Limited, all of which are listed on the Hong Kong Stock Exchange. He has served as the director on the board of Heifer International – Hong Kong since January 2016. In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively.

56 Wynn Macau, Limited Directors and Senior Management Mr. Bruce Rockowitz, aged 62, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz was the CEO and Vice Chairman of Global Brands Group Holding Limited from 2014 to 2018 and was the Vice Chairman and non-executive director of the company from 2018 to 2019, a spinoff from Li & Fung Limited and listed on the Hong Kong Stock Exchange in July 2014. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Officer from 2011 to June 2014. He was also the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition, Mr. Rockowitz is a co-founder of the Pure Group, a lifestyle, fitness and yoga chain operating in Hong Kong, Singapore, New York City and mainland China. He is currently the Chairman of Rock Media Ltd. and Legend Publishing Ltd.. Mr. Rockowitz is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology in New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In the years 2012, 2017 and 2018, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013. Mr. Nicholas Sallnow-Smith, aged 71, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith also served as the Chairman and an independent non-executive director of Link Asset Management Limited (formerly The Link Management Limited) between April 2007 and March 2016, when he also served as Chairman of Link Asset Management Limited’s Finance and Investment, and Nominations Committees. Link Asset Management Limited is the manager to Link Real Estate Investment Trust (formerly The Link Real Estate Investment Trust), which is listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of UCP Plc, which was listed on the London Stock Exchange. He was appointed as an independent non-executive director of Livi Bank Ltd in Hong Kong in April 2019. Prior to joining Link, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Holdings Limited from 1993 to 1998.

57Annual Report 2020 Directors and Senior Management Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005. He was an Executive Committee member of the Hong Kong Youth Arts Foundation from 2008 to 2020. He was a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative) from 2006 until June 2019. He was a member of the Board of Governors of Hong Kong Philharmonic Society Ltd. from 2007 until July 2019. He was the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce from 2014 to 2016. He was previously the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He was also a director of the Lion Rock Institute from 2016 until June 2019. He was a member of the Financial Reporting Council of Hong Kong from 2012 to November 2018. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees. Ms. Leah Dawn Xiaowei Ye, aged 63, was appointed as an independent non-executive Director of the Company with effect from 1 April 2019. Ms. Ye has been appointed as partner of Rimon Law with effect from 3 September 2020. Ms. Ye was the managing partner of the Beijing representative office of Morgan Lewis & Bockius LLP, an international law firm, from 2014 to 2018. Ms. Ye was also the co-managing partner of the Beijing representative office of Bingham McCutchen LLP from 2011 to 2014 before it had a merger with Morgan Lewis & Bockius LLP. Ms. Ye has over 20 years of experience in Asia representing large Chinese companies, financial institutions and investment funds with respect to their overseas investments, project financing, and initial public listing and offerings. Ms. Ye has also represented multinationals in their investments and their regulatory matters in China. Prior to 2011, Ms. Ye was a resident partner at Allen & Overy and Jones Day in China from 2003 to 2004 and from 2004 to 2011, respectively. She also served as a senior lawyer at the Beijing representative office of Shearman & Sterling from 1995 to 2003. Ms. Ye is admitted to practice law in the District of Columbia of the United States. Ms. Ye was also a member of the American Chamber of Commerce in the People’s Republic of China from 2004 to 2018. Ms. Ye graduated with a Bachelor of Arts from Georgetown University in 1983 and obtained a Juris Doctor from Georgetown University Law Center in 1988. Ms. Ye’s alias and former name is 葉小瑋 .

58 Wynn Macau, Limited Directors and Senior Management OUR SENIOR MANAGEMENT The following table presents certain information concerning the senior management personnel of the Group (other than our executive Directors). Name Age Position Ciarán Pearse Carruthers 52 Wynn Macau Chief Operating Officer Frederic Jean-Luc Luvisutto 49 Wynn Palace Chief Operating Officer Jay M. Schall(2) 47 Executive Vice President and General Counsel(1), Executive Vice President — Legal Craig Jeffrey Fullalove 39 Senior Vice President, Chief Financial Officer Hong Ieng Leong 51 Senior Vice President, Chief Information Officer Mo Yin Mok 59 Senior Vice President — Human Resources(1) Notes: (1) Position held in the Company (2) Retired from the Group on 28 February 2021

59Annual Report 2020 Directors and Senior Management The biography of each member of the senior management team (other than our executive Directors) is set out below: Mr. Ciarán Pearse Carruthers, aged 52, is the Wynn Macau Chief Operating Officer, a position he has held since January 2017. Mr. Carruthers is responsible for overseeing all operations at Wynn Macau, including gaming operations. Prior to this position, Mr. Carruthers was the Senior Vice President and Director of the Venetian and Plaza Operations for Sands China Limited. Mr. Carruthers has been in the gaming industry for more than 30 years and in the Asia Pacific region since 1991 and Macau since 2002. Among others, Mr. Carruthers held positions as President & CEO of Asia Pacific Gaming and Chief Operating Officer of StarWorld Hotel & Casino and SVP Operations of City Clubs at Galaxy Entertainment Group Limited. He has also held a number of senior operational roles at casino resorts in South East Asia, the Philippines and the US Pacific Islands. Mr. Frederic Jean-Luc Luvisutto, aged 49, is the Wynn Palace Chief Operating Officer, a position he has held since January 2014. Mr. Luvisutto is responsible for overseeing all operations at Wynn Palace, including gaming operations. Prior to this position, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans over 25 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland. Mr. Jay M. Schall, aged 47, was the Executive Vice President and General Counsel of the Company, Executive Vice President — Legal of WRM, and General Counsel — Asia for Wynn Resorts, Limited until his retirement from Wynn Resorts group on 28 February 2021. He has held senior legal positions with WRM since May 2006. Mr. Schall has over 20 years of experience in the legal field, including over 16 years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law.

60 Wynn Macau, Limited Directors and Senior Management Mr. Craig Jeffrey Fullalove, aged 39, is the Senior Vice President, Chief Financial Officer, effective 13 January 2020. In this position, Mr. Fullalove is responsible for the leadership and administration of WRM’s finance division. Prior to joining the Group, Mr. Fullalove was the Senior Vice President and Chief Financial Officer for Asian Coast Development Limited (ACDL). Mr. Fullalove has over 16 years of international experience in finance, having worked previously in South Africa, the United Kingdom, Canada and Vietnam. Prior to joining ACDL, Mr. Fullalove had worked with Deloitte & Touche for 9 years in various roles within both audit and financial advisory. Mr. Fullalove is a qualified Chartered Accountant and holds a Bachelor of Commerce from the University of Cape Town. Mr. Hong Ieng Leong, aged 51, is the Senior Vice President, Chief Information Officer, a position he has held since November 2016. Prior to this position, Mr. Leong served as the Vice President of Information Technology for Wynn Palace since 2014. Mr. Leong has over 23 years of experience and, prior to joining WRM, served in management roles within the Sands China Limited organization at both Sands Cotai Central (currently the Londoner Macau) and Sands Macau as well as at MGM Grand Ho Tram (currently The Grand Ho Tram Strip). Mr. Leong holds a Bachelor of Business Computing from the Victoria University of Technology in Melbourne, Australia. Ms. Mo Yin Mok, aged 59, is the Senior Vice President — Human Resources of the Company, a position she has held since January 2017. Ms. Mok is responsible for overseeing and leading the human resources function of the Company. She joined Wynn Macau in June 2008 as Vice President — Human Resources and was promoted as Wynn Macau Senior Vice President — Human Resources in June 2014. Ms. Mok has an extensive 30-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok currently serves on the Faculty of Business Administration Advisory Board of the University of Macau, the Bachelor of Business Administration in Gaming and Recreation Management Program Advisory Board of the Macau Polytechnic Institute and the Training and Development Committee of the Macau Productivity and Technology Transfer Centre. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong.

61Annual Report 2020 Directors and Senior Management OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy has been appointed as the company secretary of the Company with effect from 28 February 2013. She is an Executive Director of Corporate Services Division at Tricor Services Limited, Asia’s leading business expansion specialist. Ms. Ho is a Chartered Secretary, a Chartered Governance Professional and a Fellow of both The Hong Kong Institute of Chartered Secretaries (“HKICS”) and The Chartered Governance Institute (formerly “The Institute of Chartered Secretaries and Administrators”) in the United Kingdom. She is the Council member of HKICS. She has over 20 years of experience in a diversified range of corporate services and has been providing professional secretarial services to a number of listed companies, a real estate investment trust listed on the Hong Kong Stock Exchange as well as multinational, private and offshore companies. She is a holder of the Practitioner’s Endorsement from HKICS. Ms. Ho has obtained an MBA from the Hong Kong Polytechnic University.

62 Wynn Macau, Limited Report of the Directors The Directors present their report together with the audited financial statements for the year ended 31 December 2020. PRINCIPAL ACTIVITIES AND SUBSIDIARIES The Company and the Group are a leading developer, owner and operator of integrated destination casino resorts in Macau. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resorts “Wynn Palace” in the Cotai area of Macau and “Wynn Macau” on the Macau peninsula. A list of the Company’s subsidiaries, together with their places of incorporation, principal activities and particulars of their issued share/registered capital, is set out in note 1 to the Financial Statements. FINANCIAL RESULTS The results of the Group for the year ended 31 December 2020 are set out in the consolidated statement of profit or loss and other comprehensive income on pages 116 to 117 of this annual report. The financial highlights for the Group for the most recent five years are set out on page 203 of this annual report. BUSINESS REVIEW The Management Discussion and Analysis section of this annual report forms part of this business review. A “Model Citizen” of the Greater Bay Area We strive to be a force for positive change in Macau and across the Greater Bay Area, which is the region encompassing Macau, Hong Kong and southern Guangdong Province. Through the “Wynn Care” program, we drive reinvestment in our community, encourage volunteerism and promote responsible gaming. Since launching this program, we have centralized our community-focused initiatives under one umbrella and continued to engage in various volunteer activities and community events in Macau, the Greater Bay Area and beyond. We are also fully committed to supporting the sustainable development for the benefit of Macau and endeavor to provide our guests with a premium experience while remaining environmentally conscious by monitoring and reducing inefficient energy and resource consumption and embracing technologies that help us to responsibly use our resources.

63Annual Report 2020 Report of the Directors BUSINESS REVIEW (CONTINUED) A “Model Citizen” of the Greater Bay Area (continued) We are committed to upskilling local labor. A majority of our employees and management team are from Macau. We provide opportunities for movement within our company to ensure employees can pursue their career goals with us. We provide employees with professional development and training opportunities to elevate core and leadership skills. We launched our “Career Advancement Program” in 2016, which offers gaming employees an alternative career option in hospitality services and a chance in a management role after a one-year intensive training and immersion program. We also provide our employees with a “Leadership Effectiveness Program” to expand the abilities of our next generation of leaders. We believe we will continue to be the employer of choice in the industry. Environmental and Climate Change The Group is committed to being environmentally responsible. We have developed and implemented programs, both in our guest offerings and our operational systems, to promote efficient operations and conserve resources. Innovations that improve operational efficiencies are regularly tested and implemented at Wynn Palace and Wynn Macau. Details of our sustainability program and performance will be published in a separate and comprehensive sustainability report for the year ended 31 December 2020, which will also address the requirements set out in Appendix 27 of the Listing Rules. Our Sustainability Principles are presented on our Company’s website. Compliance with Laws and Regulations Our senior management works closely with relevant departments such as Legal, Finance, Compliance, Security, Human Resources and Learning and Advancement to ensure that substantial and up to date training on compliance and regulatory matters is provided to our employees. The work of our Board, the Board committees and the Internal Audit department as described in the Corporate Governance Report of this annual report further contribute to enhance our compliance efforts. In addition to our Compliance Committee which was established before our operations commenced in 2006 and meets regularly, we have also established focused sub-committees to specifically review and manage specific compliance and regulatory matters including anti-money laundering/know-your-client matters, anti-corruption matters and to examine the probity of our gaming promoters on a regular basis. These sub-committees are comprised of relevant senior management and employees and meet on a regular basis. As far as the Company is aware, we have complied, in all material respects, with all relevant laws and regulations which have a significant impact on the Group.

64 Wynn Macau, Limited Report of the Directors BUSINESS REVIEW (CONTINUED) Relationship with our Employees Our talented and dedicated employees collectively play an integral role in the overall success of the Group. In recognition of the importance of our employees to our business, we place great emphasis on creating a collegiate and conducive environment for our employees to excel and advance. Our desire is to have our employees achieve their highest potential, both as professionals and as individuals. To this end, the Group’s senior management is committed to providing the highest level of compassionate leadership. As part of our culture, our employees are encouraged to share their experiences of the wonderful things that happen at the workplace. We also invest significantly in the health and wellbeing and learning and advancement of our employees. Our employees also benefit from our employee ownership scheme, which is described on pages 83 to 85 of this annual report. As of 31 December 2020, we had approximately 13,000 employees. Relationship with the Community Giving back to the community in which we operate is part of who we are. We believe that donating our time, talents, skills and resources with compassion to worthy causes and dedicating ourselves for the benefit of those in need are meaningful and effective ways of giving back to the community. We value being a part of the Macau community and cherish the social positive impact we can make on the development of Macau and its community. We care deeply for the Macau community which is why our dedicated community and government relations department launched “Wynn Care”, our initiative with a mission to reach out to the Macau community through support of local government and association projects for the betterment of all Macau citizens. To achieve these goals Wynn Care will focus on eight areas: Youth and Education, Small and Medium size Enterprises (“SMEs”), Localization & Positive Social Impact, Volunteerism, Charity and Community Support, Going Green & Sustainability, Responsible Gaming and Government Relations. Working together with our community and government partners, we will aspire to further our position as a leading local Macau company which can affect powerful positive change. This year we also set up our charitable foundation, “Wynn Care Foundation”. Through Wynn Care Foundation, we will continue to broaden our efforts in pursuing positive social impact and supporting charitable development within Macau and the PRC.

65Annual Report 2020 Report of the Directors BUSINESS REVIEW (CONTINUED) Charitable Giving and Sponsorships Each year, we donate money and goods to a wide variety of charities and non-profit organizations that support worthy causes such as local education promotion, children’s charities, disaster relief, the elderly and infirm, the abused, the underprivileged, the mentally or physically disabled, vulnerable animals and those in various forms of rehabilitation. During the years ended 31 December 2020 and 2019, we contributed HK$119.6 million and HK$140.4 million in direct cash donations, respectively. Relationship with our Customers The Group believes in providing all our customers with unique and superior customer experiences in all our offerings at our integrated luxury resort. Our gaming and non-gaming offerings are thoughtfully designed, tailored and refined for the enjoyment of our discerning customers, who can also expect the highest standard of service from our experienced and dedicated employees. In our continuous efforts to supplement our knowledge and understanding of our customers’ needs, preferences, expectations and desires, we gather customer feedback through a variety of methods including, but not limited to, direct interaction and the use of dedicated hotlines, inquiry email and guest comment cards. Further information about our relationship with our customers can be found in the section headed “Management Discussion and Analysis — Factors Affecting our Results of Operations and Financial Condition” of this annual report. Relationship with our Gaming Promoters The reputation and integrity of gaming promoters with whom we engage in business activities with are important to our own reputation and ability to continue to operate in compliance with the Concession Agreement and Macau gaming laws. For this reason, we frequently gather information and intelligence about, and review our relationship with, each of our gaming promoters. Further information about our relationship with our gaming promoters can be found in the section headed “Management Discussion and Analysis — Factors Affecting our Results of Operations and Financial Condition — Gaming Promoters” of this annual report.

66 Wynn Macau, Limited Report of the Directors BUSINESS REVIEW (CONTINUED) Relationship with our Suppliers We have developed relationships with an extensive network of suppliers in an effort to ensure that we satisfy our procurement needs on competitive terms that meet our high standards. We support the Macau government’s initiatives to promote the cultivation and development of SMEs as we recognize that locally owned SMEs play a crucial role in both boosting and diversifying Macau’s economy and ultimately to pursue a mutually beneficial business partnership for both us and suppliers. We actively seek qualified locally owned enterprises that can provide competitive and high-quality products and services, and aim to find opportunities to assist in the development and competitiveness of local SMEs through instruction, mentoring, and other outreach activities. RESERVES Details of the movements in the reserves of the Company and reserves available for distribution to Shareholders as at 31 December 2020 are set out in note 30 to the Financial Statements. The distributable reserves of the Company as at 31 December 2020 is HK$15.16 billion. Movements in the reserves of the Group are reflected in the consolidated statement of changes in equity. DIVIDEND No final dividend was declared for the year ended 31 December 2020 (2019: nil). SHARE CAPITAL Details of the movements in the share capital of the Company are set out in note 20 to the Financial Statements.

67Annual Report 2020 Report of the Directors DIRECTORS Directors during the year ended 31 December 2020 Executive Directors: Mr. Matthew O. Maddox Mr. Ian Michael Coughlan Ms. Linda Chen Non-executive Director: Mr. Craig S. Billings Independent non-executive Directors: Dr. Allan Zeman, GBM, GBS, JP Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith Ms. Leah Dawn Xiaowei Ye Re-election of Directors In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from office by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Ms. Linda Chen, an executive Director, Mr. Craig S. Billings, a non-executive Director, and Mr. Jeffrey Kin-fung Lam, an independent non-executive Director. All retiring Directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. Directors’ Service Contracts None of the Directors proposed for re-election at the forthcoming annual general meeting has a service contract with the Company which is not determinable by the Company within one year without payment of compensation, other than statutory compensation. Directors’ Emoluments Details of the remuneration of the Directors are set out in note 24 to the Financial Statements. None of the Directors waived or agreed to waive any emoluments during the year ended 31 December 2020.

68 Wynn Macau, Limited Report of the Directors DIRECTORS (CONTINUED) Directors’ Interests in Transactions, Arrangements or Contracts and Competing Businesses To the knowledge of the Board, there were no transactions, arrangements or contracts of significance in relation to the Group’s business subsisting at the end of the year or during the year ended 31 December 2020 in which any member of the Group was a party and in which a Director or his/her connected entity, was materially interested. To the knowledge of the Board, none of our Directors had any interest in any business in Macau which competed with our Company’s business during the year ended 31 December 2020. CONNECTED TRANSACTIONS During the year ended 31 December 2020, the Group engaged in certain transactions with the WRL Group which constituted connected transactions under the Listing Rules. Wynn Resorts, Limited is considered a “connected person” under the Listing Rules by virtue of it being the holding company (an “associate” as defined in the Listing Rules) of WM Cayman Holdings Limited I (which, holding more than 10% of the Company’s share capital, is a substantial shareholder and “connected person” of the Group). Pursuant to the Listing Rules, any member of the WRL Group is also considered an “associate” of WM Cayman Holdings Limited I and a “connected person” of the Group. Any transaction between the Group and the WRL Group is accordingly a connected transaction. Continuing Connected Transactions During the year ended 31 December 2020, the following non-exempt connected transactions were in effect between the Group and the WRL Group, such transactions being subject to disclosure requirements (including disclosure in this annual report) under the Listing Rules: Worldwide Wynn Employment Framework Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into an employment framework agreement with Worldwide Wynn, a wholly-owned subsidiary of Wynn Resorts, Limited, under which Worldwide Wynn provides certain U.S. residents based in or to be based in Macau (“U.S. Resident Staff”) to the Group through secondment arrangements. The U.S. Resident Staff have formal employment arrangements with the Group through the secondment arrangements. The secondment arrangements were put in place to ensure that each U.S. Resident Staff is, in addition to the provision of his or her services to the Group, employed by a U.S.-incorporated entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax and health and life insurance. The secondment arrangements benefit the Group by allowing the Group to attract and retain U.S. Resident Staff.

69Annual Report 2020 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Worldwide Wynn Employment Framework Agreements (continued) Pricing. Under the employment framework agreements, Worldwide Wynn is to be reimbursed for the cost of the secondments (including salaries and benefits of the seconded employee) and is entitled to receive a fee of 5% of the aggregate cost of the secondment of the employee during the secondment period, for its role in the arrangement. Approximately HK$55.9 million was charged to the Group by Worldwide Wynn under this arrangement during the year ended 31 December 2020. Term. The employment framework agreements were renewed for a period of three years from 1 January 2021 to 31 December 2023. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 8 December 2020 the renewal of these agreements for a further term of three years from 1 January 2021 to 31 December 2023 and the respective annual caps set for the year ending 31 December 2021, 2022 and 2023. Marketing and Secondment Services Framework Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into a marketing and secondment service framework agreement with WIML, an affiliate of Wynn Resorts, Limited. Pursuant to the agreements, WIML will (1) provide, directly and through its authorized agents, marketing services to WRM, including the development, implementation and operation of an international promotional and marketing plan for WRM’s casino resorts, and (2) provide certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) to the Group through secondment arrangements. Marketing efforts conducted through a uniform marketing plan for all casino resorts bearing the “WYNN” brand name ensure that a consistent image and style is and will be adopted globally. The secondment arrangements were put in place to ensure that each Foreign Resident Staff is, in addition to the provision of his or her services to the Group, employed by an appropriate offshore entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax and health and life insurance.

70 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Marketing and Secondment Services Framework Agreements (continued) Pricing. Under the marketing and secondment service framework agreements, the fee for the services provided by WIML is based on a cost and expense reimbursement basis plus a fee of 5% of the aggregate costs and expenses incurred by WIML in the performance of its services. Approximately HK$34.5 million was charged to the Group by WIML under this arrangement during the year ended 31 December 2020. Term. The marketing and secondment services framework agreements were renewed for a period of three years from 1 January 2021 to 31 December 2023. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 8 December 2020 the renewal of these agreements for a further term of three years from 1 January 2021 to 31 December 2023 and the respective annual caps set for the year ending 31 December 2021, 2022 and 2023. Design Services Framework Agreement Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into a design services framework agreement with Wynn Design & Development, a subsidiary of Wynn Resorts, Limited, under which Wynn Design & Development would provide certain design services for the Group’s projects in Macau, including the development, design and construction, enhancement and renovation works at Wynn Palace and Wynn Macau and Encore. Pricing. Under the design services framework agreement, the fee for the services provided by Wynn Design & Development is based on a cost and expense reimbursement basis incurred by Wynn Design & Development for the provision of its service. Approximately HK$20.6 million was charged to WRM by Wynn Design & Development under this arrangement during the year ended 31 December 2020.

71Annual Report 2020 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Design Services Framework Agreement (continued) Term. The design services framework agreement was renewed for a period of three years from 1 January 2021 to 31 December 2023. Pursuant to the terms therein, unless terminated by either party to the agreement by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 8 December 2020 the renewal of the agreement for a further term of three years from 1 January 2021 to 31 December 2023 and the respective annual caps set for the year ending 31 December 2021, 2022 and 2023. Corporate Allocation Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into a corporate allocation agreement and an amended and restated corporate allocation agreement, respectively, with Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited: (1) provides the Company and WRM with access to its employees in a number of non- gaming departments, including corporate treasury, legal, financial accounting and audit, corporate risk management and information systems, for the purposes of ensuring that the Company and WRM each complies with the reporting, legal, tax, accounting and disclosure requirements that are applicable to NASDAQ-listed Wynn Resorts, Limited and Wynn Resorts, Limited’s subsidiaries (including the Group), and (2) allows the Company and WRM to use aircraft assets owned by Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group). Similarly, the Company and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) to use any aircraft assets that they could own in the future and to have access to the services of any of its respective employees provided that such services do not materially interfere with such employee’s obligations to and responsibilities with the Group. No aircraft assets are currently owned by the Company or WRM.

72 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Corporate Allocation Agreements (continued) Pricing. Under the corporate allocation agreements, the annual fee for the services (other than for the use of the aircraft assets) provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of the services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year. For services provided by employees of the Company and WRM, Wynn Resorts, Limited shall pay for the services based on a cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense reimbursement basis. Approximately HK$46.2 million was charged to WRM by Wynn Resorts, Limited during the year ended 31 December 2020 for Wynn Resorts, Limited’s services. There was no charge to the Group by Wynn Resorts, Limited for the use of aircraft during the year ended 31 December 2020. For the same periods, Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) did not require WRM’s services under the reciprocal arrangement. Term. The corporate allocation agreements entered into by each of the Company and WRM with Wynn Resorts, Limited were renewed for a period of three years from 1 January 2021 to 31 December 2023. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 8 December 2020 the renewal of these agreements for a further term of three years from 1 January 2021 to 31 December 2023 and the respective annual caps set for the year ending 31 December 2021, 2022 and 2023.

73Annual Report 2020 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Intellectual Property License Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into an intellectual property license agreement and an amended and restated intellectual property license agreement, respectively, with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, a subsidiary of Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited and Wynn Resorts Holdings, LLC grant the Company and WRM the license to use certain intellectual property, including certain trademarks, domain names, “WYNN” related trademarks, copyrights and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “ENCORE” and “WYNN PALACE” as well as trademarks of the Chinese characters representing “WYNN.” Pricing. Under the intellectual property license agreements, the license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the intellectual property gross monthly revenues, or (2) US$1.5 million (approximately HK$11.6 million) per month. License fees payable to Wynn Resorts Holdings, LLC were calculated based on 3% of intellectual property gross monthly revenues given such revenues justified payments in excess of US$1.5 million (approximately HK$11.6 million) per month. Gross revenues for the year ended 31 December 2020 were HK$8.60 billion and approximately HK$309.4 million was charged by Wynn Resorts, Limited to WRM under this arrangement during the year ended 31 December 2020. Term. The intellectual property license agreements entered into by each of the Company and WRM with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC have a perpetual term but may be terminated in the following circumstances: (1) Wynn Resorts, Limited ceases to hold or have the right to exercise more than 50% of the voting rights to the shares in the Company or WRM;

74 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Intellectual Property License Agreements (continued) (2) there is a material breach of, or non-compliance with the terms of, the relevant intellectual property license agreement by the Company, WRM or any relevant members of the Group that are authorized to use the licensed intellectual property rights (“Relevant Subsidiaries”); or (3) (I)(i) there is a suspension or revocation of privileged gaming licenses issued by governmental authorities, or (ii) Wynn Resorts Holdings, LLC, in good faith, deems that the acts of the Company, WRM or any Relevant Subsidiary jeopardizes any such privileged gaming licenses or gaming business activities of Wynn Resorts, Limited, Wynn Resorts Holdings, LLC or its affiliates (in each case, a “Relevant Event”); and (II) the Relevant Event continues for 30 consecutive days after written notice of the occurrence of the Relevant Event has been provided to the Company, WRM or the Relevant Subsidiaries, as the case may be. Prior written consent of the Company, WRM or the Relevant Subsidiaries, as the case may be, is required if Wynn Resorts, Limited or Wynn Resorts Holdings, LLC seeks to terminate any agreement that grants Wynn Resorts Holdings, LLC the intellectual property rights. A waiver from the announcement and independent shareholders’ approval requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 26 June 2022, has been granted by the Hong Kong Stock Exchange.

Annual Report 2020 | 75

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Continuing Connected Transactions (continued)

Summary

The aggregate amount paid by the Group during the year ended 31 December 2020, the annual caps for the year ended 31 December 2020, and the annual cap for the year ending 31 December 2021, 2022 and 2023, in respect of the disclosable continuing connected transactions are set out in detail below.

Annual Cap Tables

Disclosable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2020		Annual Cap for the year ended 31 December 2020		Annual Cap for the year ending 31 December[(1)] 2021		2022		2023	
	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$
					(in millions)					
1. Worldwide Wynn Employment Framework Agreements	55.9	7.2	275.2	35.3	76.2	9.8	114.9	14.8	141.7	18.3
2. Marketing and Secondment Services Framework Agreements	34.5	4.4	78.8	10.1	56.1	7.2	67.3	8.7	80.8	10.4
3. Design Services Framework Agreement	20.6	2.7	83.3	10.7	68.4	8.8	97.7	12.6	117.2	15.1
4. Corporate Allocation Agreements										
* Wynn Resorts, Limited providing the services to us	46.2	6.0	278.5	35.7	276.8	35.7	276.8	35.7	276.8	35.7
* Our Group providing the services to Wynn Resorts, Limited	—	—	18.7	2.4	18.6	2.4	18.6	2.4	18.6	2.4
5. Intellectual Property License Agreements	309.4	39.9	309.4	39.9	The higher of (1) 3% of the intellectual property gross monthly revenues; or (2) US$1.5 million per month.					

Note:

(1) The applicable annual cap will be the higher of the US$ limit and the HK$ limit.

Under Chapter 14A of the Listing Rules, the above transactions constitute non-exempt continuing connected transactions of the Group and require disclosure in the annual report of the Company.

76 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Summary (continued) Ernst & Young, the Company’s auditor, were engaged to report on the Group’s continuing connected transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 (Revised) Assurance Engagements Other Than Audits or Reviews of Historical Financial Information and with reference to Practice Note 740 Auditor’s Letter on Continuing Connected Transactions under the Hong Kong Listing Rules issued by the Hong Kong Institute of Certified Public Accountants. Ernst & Young have issued their unqualified letter containing the findings and conclusions in respect of the continuing connected transactions disclosed above by the Group in accordance with Rule 14A.56 of the Listing Rules. A copy of the auditor’s letter has been provided by the Company to the Hong Kong Stock Exchange. In addition, all of the non-exempt continuing connected transactions of the Company disclosed herein constitute related party transactions set out in note 26 to the Financial Statements. The independent non-executive Directors of the Company have reviewed these transactions and the independent auditor’s report, and confirmed that the non-exempt continuing connected transactions have been entered into: (a) in the ordinary and usual course of business of the Group; (b) on normal commercial terms or better; and (c) according to the relevant agreements on terms that are fair and reasonable and in the interests of the Shareholders of the Company as a whole. The Directors confirm that the Company has complied with the requirements of Chapter 14A of the Listing Rules in respect of all of its continuing connected transactions.

77Annual Report 2020 Report of the Directors MANAGEMENT CONTRACTS No contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed for the year ended 31 December 2020. MAJOR CLIENTS AND SUPPLIERS Our clients are individual players and our five largest clients, together, generate substantially less than 30% of the Group’s total operating revenues for the year ended 31 December 2020. We depend on our suppliers to provide us with products and services such as utilities, supplies, transportations, food and beverage products, construction and renovations, maintenance and other administrative services. In 2020, our five largest suppliers were Companhia de Electricidade de Macau — CEM, S.A., Willis Hong Kong Ltd, Macau Branch Office, Companhia De Engenharia De Construcao Novo Weng Seng, Limitada, Transmac – Transportes Urbanos de Macau, S.A.R.L. and Circle Engineering Company Ltd., which accounted for approximately 11%, 5%, 4%, 2% and 2% of our total purchases, respectively. Save as disclosed above, to the knowledge of the Board, none of our Directors, their respective associates or any of our Shareholders (which to the knowledge of the Directors own more than 5% of the Company’s issued share capital) had any material interest in any of our top five suppliers in 2020.

78 Wynn Macau, Limited Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 31 December 2020, the interests and short positions of each Director and the chief executive of the Company in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows: (a) Interests in the Company Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Allan Zeman 662,800 (Long Position)(1) — — — 662,800 (Long Position)(1) 0.01% 7,060,200 (Long Position)(1) — — — 7,060,200 (Long Position)(1) — Nicholas Sallnow-Smith — 10,000 (Long Position)(2) — 276,000 (Long Position)(2) 286,000 (Long Position)(2) 0.01% 3,801,000 (Long Position)(2) — — — 3,801,000 (Long Position)(2) — Bruce Rockowitz 662,800 (Long Position)(3) — — — 662,800 (Long Position)(3) 0.01% 3,464,200 (Long Position)(3) — — — 3,464,200 (Long Position)(3) — Jeffrey Kin-fung Lam 3,781,000 (Long Position)(4) — — — 3,781,000 (Long Position)(4) — Leah Dawn Xiaowei Ye 1,752,000 (Long Position)(5) — — — 1,752,000 (Long Position)(5) —

79Annual Report 2020 Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (a) Interests in the Company (continued) Notes: (1) Dr. Allan Zeman holds 662,800 Shares in his personal capacity. Pursuant to the Company’s share option schemes, Dr. Allan Zeman is interested in share options for 7,060,200 Shares as at 31 December 2020. (2) Mr. Nicholas Sallnow-Smith is deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith is interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company’s share option schemes, Mr. Sallnow-Smith is interested in share options for 3,801,000 Shares as at 31 December 2020. (3) Mr. Bruce Rockowitz holds 662,800 Shares in his personal capacity. Pursuant to the Company’s share option schemes, Mr. Rockowitz is interested in share options for 3,464,200 Shares as at 31 December 2020. (4) Pursuant to the Company’s share option schemes, Mr. Jeffrey Kin-fung Lam is interested in share options for 3,781,000 Shares as at 31 December 2020. (5) Pursuant to the Company’s share option schemes, Ms. Leah Dawn Xiaowei Ye is interested in share options for 1,752,000 Shares as at 31 December 2020.

80 Wynn Macau, Limited

Report of the Directors

DIRECTORS' AND CHIEF EXECUTIVE'S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(b) Interests in associated corporations — Wynn Resorts, Limited and Wynn Interactive, Ltd.

Name of Director	Company	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Matthew O. Maddox	Wynn Resorts, Limited	400,515 (Long Position)[(1)]	—	—	—	400,515 (Long Position)[(1)]	0.37%
	Wynn Interactive, Ltd.	3,868 (Long Position)[(2)]	—	—	—	3,868 (Long Position)[(2)]	0.48%[(2)]
Ian Michael Coughlan	Wynn Resorts, Limited	166,037 (Long Position)[(3)]	—	—	—	166,037 (Long Position)[(3)]	0.15%
Linda Chen	Wynn Resorts, Limited	256,629 (Long Position)[(4)]	—	—	—	256,629 (Long Position)[(4)]	0.24%
Craig S. Billings	Wynn Resorts, Limited	88,212 (Long Position)[(5)]	—	—	—	88,212 (Long Position)[(5)]	0.08%
	Wynn Interactive, Ltd.	9,256 (Long Position)[(6)]	—	—	—	9,256 (Long Position)[(6)]	1.15%[(6)]

Notes:

(1) Mr. Matthew O. Maddox was interested in 400,515 WRL shares as at 31 December 2020. On 1 January 2021, Mr. Maddox disposed of 5,966 WRL shares. On 11 January 2021, Mr. Maddox was granted 55,542 restricted shares of WRL and 10,182 WRL shares under the WRL Omnibus Plan, and disposed of 4,007 WRL shares.

(2) Pursuant to the Wynn Interactive, Ltd. 2020 omnibus incentive plan, Mr. Matthew O. Maddox was interested in share options underlying 3,868 non-voting shares as at 31 December 2020. The percentage of shareholding is based on the total diluted outstanding shares, including both voting and non-voting shares, issued by Wynn Interactive, Ltd.

(3) Mr. Ian Michael Coughlan was interested in 166,037 WRL shares as at 31 December 2020. On 1 January 2021, Mr. Coughlan disposed of 840 WRL shares. On 11 January 2021, Mr. Coughlan was granted 29,919 restricted shares of WRL and 6,479 WRL shares under the WRL Omnibus Plan, and disposed of 408 WRL shares. On 24 February 2021, Mr. Coughlan disposed of 41,930 WRL shares.

(4) Ms. Linda Chen was interested in 256,629 WRL shares as at 31 December 2020. On 1 January 2021, Ms. Chen disposed of 5,310 WRL shares. On 11 January 2021, Ms. Chen was granted 29,919 restricted shares of WRL and 6,479 WRL shares under the WRL Omnibus Plan, and disposed of 2,550 WRL shares.

(5) Mr. Craig S. Billings was interested in 88,212 WRL shares as at 31 December 2020. On 4 January 2021, Mr. Billings disposed of 4,673 WRL shares. On 11 January 2021, Mr. Billings was granted 20,366 restricted shares of WRL and 4,887 WRL shares under the WRL Omnibus Plan, and disposed of 1,923 WRL shares. On 1 March 2021, Mr. Billings disposed of 2,361 WRL shares. On 25 March 2021, Mr. Billings disposed of 3,015 WRL shares.

(6) Pursuant to the Wynn Interactive, Ltd. 2020 omnibus incentive plan, Mr. Craig S. Billings was interested in share options underlying 9,256 non-voting shares as at 31 December 2020. The percentage of shareholding is based on the total diluted outstanding shares, including both voting and non-voting shares, issued by Wynn Interactive, Ltd.

81Annual Report 2020 Report of the Directors SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY As at 31 December 2020, the Company had been notified of the following substantial shareholders’ interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company. Shares of HK$0.001 each in the Company Name Capacity/Nature of Interest Number of Shares Percentage of the issued share capital of the Company WM Cayman Holdings Limited I(1) Beneficial interest 3,750,000,000 (Long Position) 72.15% Wynn Group Asia, Inc.(1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.15% Wynn Resorts Finance, LLC(1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.15% Wynn Resorts Holdings, LLC(1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.15% Wynn Resorts, Limited(1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.15% The Capital Group Companies, Inc.(2) Interest of a controlled corporation 465,237,221 (Long Position) 8.95% Notes: (1) WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly-owned by Wynn Resorts Finance, LLC, which in turn is wholly-owned by Wynn Resorts Holdings, LLC, which in turn is wholly-owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc., Wynn Resorts Finance, LLC, Wynn Resorts Holdings, LLC and Wynn Resorts, Limited are deemed to be interested in the 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I. (2) The Capital Group Companies, Inc. is deemed to be interested in 465,237,221 Shares, comprising (i) 418,953,075 Shares held by a wholly-owned subsidiary, Capital Research and Management Company; (ii) 46,133,079 Shares through Capital Group International, Inc., a wholly-owned subsidiary of Capital Research and Management Company, which is deemed interested in 44,442,022 Shares held by Capital International, Inc., 306,700 Shares held by Capital International Limited and 1,384,357 Shares held by Capital International Sàrl, each being a wholly-owned subsidiary of Capital Group International, Inc.; and (iii) 151,067 Shares held by a wholly-owned subsidiary, Capital Bank & Trust Company.

82 Wynn Macau, Limited Report of the Directors SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY (CONTINUED) Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 31 December 2020. REMUNERATION POLICY As at 31 December 2020, the Group had approximately 13,000 employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. The Group operates a defined contribution retirement benefit scheme (the “Retirement Benefit Scheme”). The Retirement Benefit Scheme allows eligible employees to contribute 5% of their base salary to the Retirement Benefit Scheme and the Group matches the contributions with an equal amount. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. On 1 July 2019, the Group offered the option for the eligible Macau resident employees to join the non-mandatory central provident fund (the “CPF”) system. Eligible Macau resident employees joining the Group from 1 July 2019 onwards will enroll in the CPF system while the Group’s existing Macau resident employees who are currently members of the Retirement Benefit Scheme will be provided with the option of joining the CPF system or staying in the existing Retirement Benefit Scheme, which will continue to be in effect in parallel. The CPF system allows eligible employees to contribute 5% or more of their base salary to the CPF while the Group matches with a 5% of such salary as employer’s contribution to the CPF. Same as the Retirement Benefit Scheme, the Group’s matching contributions under the CPF system vest at 10% per year with full vesting in ten years. The assets of the Retirement Benefit Scheme and the CPF are held separately from those of the Group in independently administered funds, and the assets of CPF are also overseen by the Macau government. The Company also has an employee ownership scheme and share option schemes. Further details on the Company’s employee ownership scheme and share option schemes are set out below.

83Annual Report 2020 Report of the Directors EMPLOYEE OWNERSHIP SCHEME On 30 June 2014, the Company adopted the employee ownership scheme, enabling employees or officers of any member of the Group to become shareholders of the Company, with the purpose of aligning employees’ interests with those of the Group, and encouraging and retaining them to make contributions to the long-term growth and profits of the Group. Staff and line management are each granted 1,000 non-vested shares upon joining the Group. Senior management personnel is each granted non-vested shares annually as a component of their total compensation. These non-vested shares are subject to vesting periods, criteria and conditions as determined from time to time, subject to applicable law. The resolutions to, among other things, approve and adopt the employee ownership scheme and grant an employee ownership scheme mandate to the Directors of the Company to allot, issue, procure the transfer of and otherwise deal with up to 50,000,000 Shares in connection with the employee ownership scheme during the relevant period (as defined in the Company’s circular dated 9 April 2014) were passed at the Company’s annual general meeting in May 2014. In May 2020, an ordinary resolution was passed at the Company’s annual general meeting to increase the scheme limit under the employee ownership scheme from 50,000,000 Shares to 75,000,000 Shares. Further resolutions were passed at the Company’s annual general meeting in May 2020 to, among other things, effectively extend the aforementioned relevant period until the conclusion of the Company’s upcoming annual general meeting in 2021. Shares will be acquired by an independent trustee at the cost of the Company or Shares will be allotted to the independent trustee under the employee ownership scheme mandate granted or to be granted by the Shareholders of the Company at general meetings from time to time and be held in trust for the awarded persons (“Selected Participant”), other than a connected person of the Company or an associate of a connected person of the Company, until the end of each vesting period. A summary of the terms of the employee ownership scheme is set out below: Number of Shares Available under the Employee Ownership Scheme The Company can allot, issue, procure the transfer of and otherwise deal with a maximum of 75,000,000 Shares in connection with the employee ownership scheme. As at the date of this annual report, there were 30,213,181 Award Shares outstanding under the employee ownership scheme, representing approximately 40.28% of the maximum Shares available under the employee ownership scheme. 44,786,819 Shares remain available for future Awards under the employee ownership scheme, representing approximately 0.86% of the total number of issued Shares of the Company as at the date of this annual report. Maximum Entitlement of Participant The total number of non-vested Shares awarded to a Selected Participant under the employee ownership scheme shall not exceed 0.5% of the total number of issued Shares from time to time.

84 Wynn Macau, Limited Report of the Directors EMPLOYEE OWNERSHIP SCHEME (CONTINUED) Duration and Termination The employee ownership scheme is valid and effective unless and until terminated on the earlier of: (i) the 10th anniversary date of the adoption date of the scheme (the “Award Period”); and (ii) such date of early termination as determined by the Board provided that such termination does not affect any subsisting rights of any Selected Participant. Operation The Board shall select any Eligible Person to be a Selected Participant and grant Award during the Award Period. The Company shall, as soon as reasonably practicable from the grant of award date, for the purposes of satisfying the Awards, issue and allot Shares to the Trustee and/or transfer to the Trust the necessary funds and instruct the Trustee to acquire Shares through on-market transactions at the prevailing market price. Restrictions No award may be made to the Selected Participants and no direction or recommendation shall be given to the Trustee with respect to a grant of an Award under the employee ownership scheme: (i) where any director of the Company is in possession of unpublished inside information in relation to the Company or where dealings by directors of the Company are prohibited under any code or requirement of the Listing Rules or any applicable laws, rules or regulations; (ii) during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and (iii) during the period of 30 days immediately preceding the publication date of the half-year results or, if shorter, the period from the end of the relevant half-year period up to the publication date of the results. Vesting and Lapse The Award to be vested is subject to vesting criteria and conditions or periods to be determined by the Board from time to time, subject to all applicable law. In the event a Selected Participant ceases to be an Eligible Person on or prior to the relevant vesting date and the Award in respect of the relevant vesting date shall lapse or be forfeited pursuant to the employee ownership scheme, such Award shall not vest on the relevant vesting date and the Selected Participant shall have no claims against the Company or the Trustee, unless the Board determines otherwise at its absolute discretion. Voting Rights The Trustee shall not exercise the voting rights in respect of any Shares held under the Trust (including but not limited to the Award Shares, the returned Shares, any bonus Shares and any scrip Shares).

85Annual Report 2020 Report of the Directors EMPLOYEE OWNERSHIP SCHEME (CONTINUED) Share Awards Grants During the year ended 31 December 2020, the Company had awarded a total of 6,900,759 non-vested Shares to Eligible Persons under the employee ownership scheme. Subsequent to 31 December 2020 and up to the date of this annual report, the Company awarded 5,102,953 non-vested Shares and 1,115,309 immediate vested Shares to Eligible Persons under the employee ownership scheme. The awards were satisfied by the Trustee acquiring Shares on-market, Shares allotted to the Trustee or by returned Shares. The following table sets forth the total Shares granted to employees, net of forfeitures, and the associated fair values as at 31 December 2020. Number of employees Number of Shares Fair Value (HK$) Total Shares vested 11,283 13,830,835 180,077,472 Total Shares non-vested 4,654 10,878,778 141,641,690 As at 31 December 2020 14,726 24,709,613 321,719,162 Other details of the scheme are disclosed in note 22 to the Financial Statements. SHARE OPTION SCHEMES The Company adopted a share option scheme (“Original Share Option Scheme”) on 16 September 2009 until it was terminated upon the Company’s adoption of a new share option scheme on 30 May 2019 (“WML Share Option Scheme”). The purpose of the share option schemes is to reward participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. The options granted under the share option schemes do not give immediate ownership of the underlying Shares as they require payment of an exercise price which must be higher than the then prevailing market price of the Shares on the date of the options granted. Upon the termination of the Original Share Option Scheme on 30 May 2019, no further options may be offered or granted under the Original Share Option Scheme but in all other respects the provisions of the Original Share Option Scheme shall remain in full force and effect in respect of options which are granted during the life of the Original Share Option Scheme and which remain unexpired immediately prior to the termination of the operation of the Original Share Option Scheme.

86 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEMES (CONTINUED) The WML Share Option Scheme was adopted for a period of 10 years commencing from 30 May 2019. The maximum number of Shares which may be issued pursuant to the WML Share Option Scheme is 519,695,860 Shares. Except for the number of the options that may be granted and the expiry date of the WML Share Option Scheme, the terms of the WML Share Option Scheme and Original Share Option Scheme are the same in all material respects. During the year ended 31 December 2020, share options for a total of 8,895,000 Shares were granted under the WML Share Option Scheme. (2019: share options for a total of 455,000 Shares under the Original Share Option Scheme and no share options under the WML Share Option Scheme). Subsequent to 31 December 2020 and up to the date of this annual report, no share options were granted under the WML Share Option Scheme. A summary of the terms of the WML Share Option Scheme is set out below: Number of Shares Available for Issue under the WML Share Option Scheme A maximum of 519,695,860 Shares are available for issuance under the WML Share Option Scheme, representing approximately 10.0% of the total number of issued Shares of the Company as at the date of this annual report. The Original Share Option Scheme was terminated on 30 May 2019 and no further options may be granted under the Original Share Option Scheme. Maximum Entitlement of Participant The maximum number of Shares issued and to be issued upon exercise of the share options granted to each participant under the Original Share Option Scheme and the WML Share Option Scheme (including both exercised and outstanding share options) in any 12-month period shall not (when aggregated with any Shares subject to share options granted during such period under any other share option scheme of the Company other than those share options granted pursuant to specific approval by the Shareholders in a general meeting) exceed one percent of the Shares in issue for the time being. Where any further grant of share options to a participant would result in the Shares issued and to be issued upon exercise of all share options granted and to be granted to such person (including exercised, cancelled and outstanding share options) in the 12-month period up to and including the date of such further grant representing in aggregate over one percent of the Shares in issue, such further grant must be separately approved by Shareholders in general meeting with such participant and his associates abstaining from voting.

87Annual Report 2020 Report of the Directors SHARE OPTION SCHEMES (CONTINUED) Exercise Period Subject to any restrictions applicable under the Listing Rules and notwithstanding the terms of grant thereof, a share option may be exercised by the grantee in accordance with the terms of the WML Share Option Scheme at any time during the period to be determined and notified by the Board to each grantee at the time of making an offer of the grant of a share option which shall not expire later than 10 years from the date on which it is granted. The minimum period in which a share option must be held before it can be exercised is determined and notified by the Board to each grantee. Payment on Acceptance of Share Option An amount of HK$1.00 must be paid as consideration for the grant of a share option and such payment must be made within 28 days from the date the share option grant offer is made by the Board. Determination of Exercise Price The exercise price is determined by the Board in its absolute discretion but in any event shall not be less than the highest of: (i) the closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange on the date of the granting of the share option which must be a business day in Hong Kong; (ii) the average closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange for the five business days immediately preceding the date of the granting of the share option; and (iii) the nominal value of the Shares. Life of the Share Option Schemes The Original Share Option Scheme became effective for a period of 10 years from 16 September 2009, and was terminated on 30 May 2019. The WML Share Option Scheme became effective for a period of 10 years from 30 May 2019, upon the termination of the Original Share Option Scheme.

88 Wynn Macau, Limited

Report of the Directors

SHARE OPTION SCHEMES (CONTINUED)

Share Option Grants

The following table discloses movements in the Company's share options outstanding during the year ended 31 December 2020. Other details of the schemes are disclosed in note 22 to the Financial Statements.

		Number of share options						
Name of Director	Date of grant of share options[(1)]	As at 1 January 2020	Granted during the year[(2)]	Exercised during the year[(3)]	Expired/ lapsed/ canceled during the year	As at 31 December 2020	Exercise period of share options	Exercise price of share options per Share (HK$)
Dr. Allan Zeman	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	190,200	—	—	—	190,200	21 May 2016 to 20 May 2025	15.46
	25 May 2016	387,000	—	—	—	387,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	1,825,000	—	—	—	1,825,000	6 December 2019 to 5 December 2028	18.94
	15 January 2020	—	1,715,000	—	—	1,715,000	15 January 2021 to 14 January 2030	20.15
	4 December 2020	—	1,992,000	—	—	1,992,000	4 December 2021 to 3 December 2030	13.84
Mr. Nicholas Sallnow-Smith	25 March 2010	50,000	—	(50,000)	—	—	25 March 2011 to 24 March 2020	10.92
	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	114,000	—	—	—	114,000	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	—	—	—	317,000	21 May 2016 to 20 May 2025	15.46
	25 May 2016	483,000	—	—	—	483,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	639,000	—	—	—	639,000	6 December 2019 to 5 December 2028	18.94
	15 January 2020	—	600,000	—	—	600,000	15 January 2021 to 14 January 2030	20.15
	4 December 2020	—	697,000	—	—	697,000	4 December 2021 to 3 December 2030	13.84

89Annual Report 2020 Report of the Directors SHARE OPTION SCHEMES (CONTINUED) Share Option Grants (continued) Number of share options Name of Director Date of grant of share options(1) As at 1 January 2020 Granted during the year(2) Exercised during the year(3) Expired/ lapsed/ canceled during the year As at 31 December 2020 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Bruce Rockowitz 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 190,200 — — — 190,200 21 May 2016 to 20 May 2025 15.46 25 May 2016 387,000 — — — 387,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 302,000 — — — 302,000 1 June 2018 to 31 May 2027 17.64 1 June 2018 188,000 — — — 188,000 1 June 2019 to 31 May 2028 29.73 6 December 2018 639,000 — — — 639,000 6 December 2019 to 5 December 2028 18.94 15 January 2020 — 600,000 — — 600,000 15 January 2021 to 14 January 2030 20.15 4 December 2020 — 697,000 — — 697,000 4 December 2021 to 3 December 2030 13.84 Mr. Jeffrey Kin-fung Lam 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — — — 190,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 387,000 — — — 387,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 302,000 — — — 302,000 1 June 2018 to 31 May 2027 17.64 1 June 2018 188,000 — — — 188,000 1 June 2019 to 31 May 2028 29.73 6 December 2018 639,000 — — — 639,000 6 December 2019 to 5 December 2028 18.94 15 January 2020 — 600,000 — — 600,000 15 January 2021 to 14 January 2030 20.15 4 December 2020 — 697,000 — — 697,000 4 December 2021 to 3 December 2030 13.84

90 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEMES (CONTINUED) Share Option Grants (continued) Number of share options Name of Director Date of grant of share options(1) As at 1 January 2020 Granted during the year(2) Exercised during the year(3) Expired/ lapsed/ canceled during the year As at 31 December 2020 Exercise period of share options Exercise price of share options per Share (HK$) Ms. Leah Dawn Xiaowei Ye 1 April 2019 455,000 — — — 455,000 1 April 2020 to 31 March 2029 19.80 15 January 2020 — 600,000 — — 600,000 15 January 2021 to 14 January 2030 20.15 4 December 2020 — 697,000 — — 697,000 4 December 2021 to 3 December 2030 13.84 Total 11,013,400 8,895,000 (50,000) — 19,858,400 The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant. Notes: (1) Share options granted pursuant to the Company’s Original Share Option Scheme adopted on 16 September 2009, which was terminated on 30 May 2019. Share options granted pursuant to the WML Share Option Scheme adopted on 30 May 2019 upon the termination of the Original Share Option Scheme. (2) The closing prices of the Company’s Shares immediately before the dates on which the options were granted during the year were HK$20.10 and HK$13.68 respectively. (3) The closing price of the Company’s Shares immediately before the date on which the options were exercised during the year was HK$19.72. PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES Neither the Company, nor any of its subsidiaries purchased, sold or redeemed any of the Group’s listed securities during the year ended 31 December 2020.

91Annual Report 2020 Report of the Directors SUFFICIENCY OF PUBLIC FLOAT Based on the information available to the Company and within the knowledge of the Directors, as at the date of this annual report, the Company maintained the prescribed public float under the Listing Rules. PRE-EMPTIVE RIGHTS There are no provisions for pre-emptive rights under the laws of the Cayman Islands or under the Company’s articles of association that require the Company to offer new Shares on a pro-rata basis to its existing Shareholders. AUDITOR Our external auditor, Ernst & Young, will retire and a resolution for their reappointment as auditor of the Company will be proposed at the forthcoming annual general meeting of the Company. LITIGATION The Group did not have any material litigation outstanding as at 31 December 2020. The litigation matter set out below is disclosed on a voluntary basis and, as with all litigations, no assurances can be provided as to the outcome thereof. Macau Litigation Related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. Based on advice from Macau counsel, we believe the claims are without merit and are unfounded. We intend to vigorously defend against the claims pleaded against us in these lawsuits.

92 Wynn Macau, Limited Report of the Directors PERMITTED INDEMNITY PROVISION Pursuant to the Company’s articles of association, every Director shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities incurred or sustained by him as a Director in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted. The Company has arranged appropriate directors’ and officers’ liability insurance for the Directors and officers of the Group to the extent permitted by law. Such permitted indemnity provisions were in force during the course of the financial year ended 31 December 2020 and remained in force as of the date of this annual report. WRM EXECUTIVE DIRECTOR WRM, as a gaming concessionaire, is required by Macau law to have an executive director serving on its board of directors who is a Macau permanent resident and holds at least 10% of the voting shares and capital in WRM. The appointment of the executive director and of any successor is ineffective without the approval of the Macau government. Ms. Linda Chen meets the aforementioned requirements and currently serves as WRM’s Executive Director. The WRM shares held by Ms. Linda Chen provide in aggregate a nominal preferential annual dividend and capital distribution rights of up to one Macau pataca. To facilitate the appointment of the executive director, WRM indemnifies the executive director to the extent permitted by law against any and all actions, suits, proceedings, claims, demands, costs and expenses which may be made against, incurred or payable by the executive director in connection with the executive director’s position as a member of the board of directors of WRM and shareholder of WRM, and the executive director’s service in such capacity under applicable agreements. EQUITY-LINKED AGREEMENTS Other than the employee ownership scheme and the share option schemes as disclosed above, no equity-linked agreements were entered into by the Company during the year or subsisted at the end of the financial year ended 31 December 2020.

93Annual Report 2020 Report of the Directors CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. In addition, the terms of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes, WML 2028 Notes and WML 2029 Notes contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes, WML 2028 Notes and WML 2029 Notes to require the Company to repurchase such notes. Under the indentures of the WML 2024 Notes and WML 2027 Notes, the circumstances that will constitute a change of control include, among others, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL. Under the indentures of the WML 2026 Notes, WML 2028 Notes and WML 2029 Notes, respectively, the circumstances that will constitute a change of control include, among others, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests. For further details, please refer to the Company’s announcements dated 14 September 2017, 11 December 2019, 14 June 2020 and 20 August 2020. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules.

94 Wynn Macau, Limited Report of the Directors CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51B (1) of the Listing Rules, the changes in information of Directors of the Company are set out below: (a) Ms. Leah Dawn Xiaowei was appointed as a partner of Rimon Law with effect from 3 September 2020. (b) Mr. Craig S. Billings ceased to be the Treasurer of Wynn Resorts, Limited on 6 November 2020. (c) Mr. Jeffrey Kin-fung Lam was appointed as an independent non-executive director of China Strategic Holdings Limited with effect from 18 December 2020. (d) Dr. Allan Zeman ceased to be the member of Hong Kong China’s representative to the Asia-Pacific Economic Cooperation (APEC) Business Advisory Council (“ABAC HK Members”) on 31 December 2020. On behalf of the Board Allan Zeman Chairman Hong Kong, 31 March 2021

95Annual Report 2020 Corporate Governance Report CORPORATE GOVERNANCE PRACTICES Our commitment to integrity and dedication to maintaining and ensuring high standards of corporate governance are fundamental to our ability to conduct our business and sustain the respect of the investment community and the people who regulate our industry. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code and are regularly reviewed and developed in the interests of the Company, its Shareholders and other stakeholders. The Company has complied with the code provisions in the Code for the year ended 31 December 2020. MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, which was most recently updated in March 2017. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the year ended 31 December 2020. QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ global select market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segments of Wynn Resorts, Limited, which are operated by the Company). Such information will be presented in accordance with U.S. GAAP. At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS.

96 Wynn Macau, Limited Corporate Governance Report QUARTERLY REPORTING BY WYNN RESORTS, LIMITED (CONTINUED) In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group. BOARD OF DIRECTORS Role of the Board The Board governs the Company and is responsible for overall leadership of the Group. The Board works to promote the success of the Group through oversight and direction of the Group’s business dealings and has delegated the general day-to-day operations of the Group’s business to the executive Directors and management team. The Board determines the overall strategic priorities for the Company, reviews and approves budgetary affairs and oversees and monitors the overall performance of management. The Board is provided with all necessary resources including the advice of external auditor, external attorneys and other independent professional advisors as needed. Board Composition The Company has a Board with a balanced composition of executive and non-executive Directors (including independent non-executive Directors). As at the date of this annual report, the Board was composed as follows: • Executive Directors: Mr. Matthew O. Maddox, Mr. Ian Michael Coughlan and Ms. Linda Chen; • Non-executive Director: Mr. Craig S. Billings; and • Independent non-executive Directors: Dr. Allan Zeman, Mr. Jeffrey Kin-fung Lam, Mr. Bruce Rockowitz, Mr. Nicholas Sallnow-Smith and Ms. Leah Dawn Xiaowei Ye. There is no particular relationship (including financial, business, family or other material or relevant relationship) between members of the Board for the year ended 31 December 2020 and up to the date of this annual report.

97Annual Report 2020 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Board Meetings and the General Meeting Held in 2020 In 2020, the Company convened seven Board meetings. The attendance record of the Directors at the meetings of the Board is set out below. Name of Director Number of Board meetings attended/held during 2020 Attendance rate Executive Directors Mr. Matthew O. Maddox 6/7 85.71% Mr. Ian Michael Coughlan 7/7 100% Ms. Linda Chen 7/7 100% Non-executive Director Mr. Craig S. Billings 7/7 100% Independent non-executive Directors Dr. Allan Zeman 7/7 100% Mr. Jeffrey Kin-fung Lam 6/7 85.71% Mr. Bruce Rockowitz 7/7 100% Mr. Nicholas Sallnow-Smith 7/7 100% Ms. Leah Dawn Xiaowei Ye 7/7 100% At least four regular board meetings are convened each year. In accordance with code provision A.2.7 of the Code, apart from the regular board meetings above, the Chairman of the Board also held meetings with the non-executive Directors (including independent non-executive Directors) without the presence of executive Directors during the year ended 31 December 2020. Independent non-executive Directors The Company has received from each of the independent non-executive Directors an annual confirmation of his independence pursuant to Rule 3.13 of the Listing Rules and considers each of them to be independent. Apart from Ms. Leah Dawn Xiaowei Ye, each of the independent non-executive Directors was appointed for a two-year term from 1 April 2020. Ms. Leah Dawn Xiaowei Ye was appointed as an independent non-executive Director for a two-year term from 1 April 2019, which term has been renewed for another two-year term effective from 1 April 2021.

98 Wynn Macau, Limited Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Non-executive Director Mr. Craig S. Billings was appointed as a non-executive Director for a three-year term on effective 17 August 2018, which term has been renewed for another three-year term effective from 1 April 2021. Appointment and Re-election of Directors Please refer to information in “Nomination and Corporate Governance Committee” as set below regarding the process of appointment of Directors in the Company. In addition to the aforesaid term of appointment of directors in the Company, all the Directors are subject to retirement by rotation at least once every three years and any new Director appointed to fill a casual vacancy or as an addition to the Board shall be re-elected at the next following annual general meeting after appointment. Continuous Professional Development of Directors Each Director has kept abreast of his or her responsibilities as a director of the Company and of the conduct, business activities and development of the Company. The Company acknowledges the importance of Directors participating in appropriate continuous professional development to develop and refresh their knowledge and skills to ensure that their contribution to the Board remains informed and relevant. During 2020 and as part of their continuous professional development to refresh their knowledge and skills, the Directors received legal and regulatory updates and participated in discussions regarding the application of relevant regulatory and corporate governance requirements. BOARD COMMITTEES The Board has received appropriate delegation of its functions and powers and has established appropriate Board committees, with specific written terms of reference in order to manage and monitor specific aspects of the Group’s affairs. The terms of reference of the Board Committees are posted on the websites of the Company and the Hong Kong Stock Exchange and are available to the Shareholders upon request. The Board and the Board committees are provided with all necessary resources including the advice of external auditor, external attorneys and other independent professional advisors as needed. Audit and Risk Committee The Company has set up an audit and risk committee in compliance with Rule 3.21 of the Listing Rules, the primary duties of which are to review and supervise the financial reporting process, internal control system and risk management system of the Group, maintain an appropriate relationship with the Company’s auditor, review and approve connected transactions, and provide advice and comments to the Board.

99Annual Report 2020 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Audit and Risk Committee (continued) The audit and risk committee consists of three members: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Dr. Allan Zeman, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow-Smith is the chairman of the audit and risk committee. The audit and risk committee held four meetings during the year ended 31 December 2020. The attendance record of these meetings is set out below. Name of committee member Number of meetings attended/held during 2020 Attendance rate Mr. Bruce Rockowitz 4/4 100% Mr. Nicholas Sallnow-Smith 4/4 100% Dr. Allan Zeman 4/4 100% During the meetings, the audit and risk committee met with the external auditor, the internal audit department and senior management, reviewed the financial statements, results announcements and reports for the year ended 31 December 2019 and for the six months ended 30 June 2020, the accounting principles and practices adopted by the Group and the relevant audit findings, reviewed and discussed with the auditor of a report on the adequacy and effectiveness of the Company’s financial reporting system, internal control system and risk management system and associated procedures and considered the internal audit plan and report and reviewed and adopted new terms of the audit and risk committee. There are no material uncertainties relating to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. There is no disagreement between the Board and the audit and risk committee regarding the selection and appointment of external auditor. Remuneration Committee The Company has set up a remuneration committee, the primary duties of which are to assist the Board in determining the policy and structure for the remuneration of Directors, evaluating the performance of Directors and senior management, reviewing incentive schemes and Directors’ service contracts and fixing the remuneration packages for all Directors and senior management. Pursuant to the delegated authority of the Board, the remuneration packages of Directors and senior management may be determined by the remuneration committee in accordance with the committee’s written terms of reference. Determination of such matters is based on the Group’s performance and the Directors’ and senior management members’ respective contributions to the Group.

100 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Remuneration Committee (continued) During the year ended 31 December 2020, the remuneration committee consisted of four members: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam, all of whom are independent non-executive Directors and, Mr. Craig S. Billings, a non-executive Director. Mr. Nicholas Sallnow-Smith is the chairman of the remuneration committee. The remuneration committee held two meetings during the year ended 31 December 2020. The attendance record of these meetings is set out below. Name of committee member Number of meetings attended/held during 2020 Attendance rate Mr. Jeffrey Kin-fung Lam 2/2 100% Mr. Bruce Rockowitz 2/2 100% Mr. Nicholas Sallnow-Smith 2/2 100% Mr. Craig S. Billings 2/2 100% During the meetings, the remuneration committee made recommendations of the performance- based remuneration and bonuses to the senior management of the Group. Details of the remuneration of each Director of the Company for the year ended 31 December 2020 are set out in note 24 to the Financial Statements contained in this annual report. The remuneration of the members of senior management by band for the year ended 31 December 2020 is set out below: Number of members of senior management HK$1,000,001 to HK$5,000,000 3 HK$5,000,001 to HK$10,000,000 1 HK$10,000,001 to HK$15,000,000 2 Total 6

101Annual Report 2020 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Nomination and Corporate Governance Committee The Company has set up a nomination and corporate governance committee, the primary duties of which are to identify, screen and recommend to the Board appropriate candidates to serve as directors of the Company, to oversee the process for evaluating the performance of the Board, to develop and recommend to the Board nomination guidelines for the Company, to review the training and continuous professional development of Directors and senior management, to review and monitor the Company’s policies and practices on compliance with legal and regulatory matters, to develop a set of corporate governance principles for the Company, which shall be consistent with any applicable laws, regulations and listing standards and to review the Company’s compliance with the Code. In reviewing the composition of the Board, the nomination and corporate governance committee considers the skills, knowledge and experience and also the desirability of maintaining a balanced composition of executive and non-executive Directors (including independent non-executive Directors). The nomination and corporate governance committee consists of four members: Mr. Nicholas Sallnow-Smith, Mr. Jeffrey Kin-fung Lam, Dr. Allan Zeman and Ms. Leah Dawn Xiaowei Ye, all of whom are independent non-executive Directors. Mr. Jeffrey Kin-fung Lam is the chairman of the nomination and corporate governance committee. The nomination and corporate governance committee held one meeting during the year ended 31 December 2020. The attendance record of the said meeting is set out below. Name of committee member Number of meetings attended/held during 2020 Attendance rate Mr. Jeffrey Kin-fung Lam 1/1 100% Mr. Nicholas Sallnow-Smith 1/1 100% Dr. Allan Zeman 1/1 100% Ms. Leah Dawn Xiaowei Ye 1/1 100%

102 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Nomination and Corporate Governance Committee (continued) The nomination and corporate governance committee has assessed the independence of the existing independent non-executive Directors and recommended the re-appointment of the retiring Directors at the annual general meeting for the year ended 31 December 2020 of the Company. The nomination and corporate governance committee also reviewed and agreed on measurable objectives for implementing diversity on the Board. The measurable objectives identified by the nomination and corporate governance committee include: a material number of members of the Board should have gaming industry experience; certain members of the Board should have experience with companies with an international presence and exposure; and certain members of the Board should have experience with conducting businesses in the Asia Pacific region. The nomination and corporate governance committee is satisfied that the composition of the Board is sufficiently diverse. The nomination and corporate governance committee also reviewed the structure, size and composition of the Board as well as the Company’s policies and practices on compliance with corporate governance practices under the legal and regulatory requirements. BOARD DIVERSITY POLICY The Board first adopted a board diversity policy on 7 November 2013, which was amended on 6 December 2018. The board diversity policy sets out the Company’s approach to achieve diversity on the Board. The Company recognizes and embraces the benefits of having a diverse Board and views diversity at the Board level as an important element in supporting the attainment of its strategic objectives and its sustainable development. In designing the Board’s composition, Board diversity will be considered from a variety of aspects, including but not limited to gender, age, educational background, ethnicity, professional (including regional and industry) experience, skills, knowledge and length of service. The Board may adopt, and amend, from time to time, such aspects that are appropriate to the Company’s business and Board succession planning, as applicable. The nomination and corporate governance committee of the Company will review the board diversity policy periodically to ensure its effectiveness and will recommended revisions to the Board for consideration and approval as appropriate.

103Annual Report 2020 Corporate Governance Report DIRECTOR NOMINATION POLICY The Board has adopted a director nomination policy on 6 December 2018, which sets out criteria and process in the nomination and appointment of directors of the Company. Whilst the overall responsibility for the selection and appointment of directors rests with the Board, the Board has delegated general responsibilities and authority to the nomination and corporate governance committee of the Company to assist with implementing the director nomination policy. In evaluating and selecting candidates for directorship, the Board will consider the following factors including, but not limited to: the candidate’s character, integrity and qualifications, including professional qualifications, skills, knowledge and experience; the diversity aspects under the board diversity policy; the requirement for the Board to have independent directors in accordance with the Listing Rules; and the candidate’s willingness and ability to devote adequate time to discharge duties as a member of the Board. For the appointment of new directors, the nomination committee and/or the Board will evaluate such candidate based on the criteria as set out above, rank them by order of preference based on the needs of the Company and reference check of each candidate (where applicable) and then recommend to the Board to appoint the appropriate candidate for directorship, as applicable. For any person that is nominated by a shareholder for election as a director at the general meeting of the Company, the nomination committee and/or the Board will evaluate such candidate based on the criteria as set out above and where appropriate, make recommendation to shareholders in respect of the proposed election of director at the general meeting. For the re-election of a director at general meeting, the nomination and corporate governance committee and/or the Board should review the overall contribution and service to the Company of the retiring director and the level of participation and performance on the Board, to determine whether the retiring director continues to meet the criteria summarized above and then make recommendations to shareholders in respect of the proposed re-election of director at the general meeting. The nomination committee will conduct regular reviews of the structure, size and composition of the Board and the director nomination policy and where appropriate, make recommendations on changes to the Board to complement the Company’s corporate strategy and business needs.

104 Wynn Macau, Limited Corporate Governance Report DIVIDEND POLICY The Company has adopted a dividend policy, which sets out the principles and guidelines that the Company intends to apply in relation to the declaration and payment of dividends to the Shareholders. The Board has the discretion to declare and distribute dividends subject to the requirements of the Articles of the Association of the Company, Cayman Islands law and other applicable laws and regulations. The Company’s ability to pay dividends depends substantially on the receipt of cash contributions (i.e. dividends) from its subsidiaries. The Board shall have regard to the following factors of the Company and its subsidiaries when considering the declaration and payment of dividends: past financial results; past and forecasted cash flows; business conditions and strategies; future operations and earnings; capital requirements and expenditure plans; interests of Shareholders; any restrictions on payment of dividends (including contractual restrictions, i.e. from financing-related agreements); and any other factors that the Board may consider relevant. For the avoidance of doubt, there is no assurance that dividends will be paid in any particular amount (or at all) for any given period notwithstanding the adoption of this policy. If the Board decides to recommend, declare or pay dividends, the form, frequency and amount will depend upon the situation and applicable factors at the relevant time. The Board will review the dividend policy as appropriate from time to time. FINANCIAL REPORTING Directors’ Responsibility The Directors acknowledge their responsibility for the preparation and true and fair presentation of the Financial Statements in accordance with International Financial Reporting Standards and the disclosure requirements of the Hong Kong Companies Ordinance. This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. The Directors are not aware of any material uncertainties relating to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern as at 31 December 2020. Accordingly, the Directors have prepared the Financial Statements for the year ended 31 December 2020 on a going concern basis.

105Annual Report 2020 Corporate Governance Report FINANCIAL REPORTING (CONTINUED) Auditor’s Responsibility A statement by the external auditor of the Company, Ernst & Young, is included in the Independent Auditor’s Report on pages 109 to 115 of this annual report. Auditor’s Remuneration Fees for auditing services provided by our external auditor, Ernst & Young, for the year ended 31 December 2020 are included in note 3.2 to the Financial Statements. There were no non-auditing services provided by our external auditor for the year ended 31 December 2020. RISK MANAGEMENT AND INTERNAL CONTROLS The Board has overall responsibility for overseeing the risk management and internal control systems of the Group and ensuring the effectiveness of these systems at least annually, which are designed to provide reasonable, but not absolute, assurance against material misstatement or loss, and to manage rather than eliminate risks of failure in achieving our objectives. As an integral part of the Board’s function and strategic decision making process, the Board evaluates the risks faced by the Group and determines the risk exposure acceptable to the Group for the purposes of achieving its objectives. Management is responsible for designing, implementing and monitoring appropriate risk management and internal control systems. The processes for developing the framework for our risk management and internal control systems involve the collaborative efforts of management which possess a wide range of skills, knowledge and experience as a result of the diverse nature of risk. Such risks include financial risk, political risk, market risk, compliance risk and operational risk. As part of this framework, management periodically reports to the audit and risk committee and the Board on market trends, business operations and performance, corporate activities, developments and other relevant information. Management has been trained to identify and handle information which may be considered material inside information. In accordance with our policies and practices, which comply with the relevant legal and regulatory requirements, such information is reported to the audit and risk committee and the Board in a timely manner to facilitate the formulation of the appropriate response. Furthermore, procedures including pre-clearance on dealing in the Group’s securities by designated members of management, notification of regular blackout and securities dealing restrictions to relevant Directors and employees and dissemination of information on a need-to-know basis have been implemented by the Group to help ensure proper handling of inside information within the Group. Supporting this framework is the Company’s internal audit department, which was established and functioning prior to the commencement of operations of the Group.

106 Wynn Macau, Limited Corporate Governance Report RISK MANAGEMENT AND INTERNAL CONTROLS (CONTINUED) The internal audit department is responsible for conducting independent reviews of the adequacy and effectiveness of the risk management and internal controls systems of the Group. The internal audit department prepares an annual audit plan based on applicable regulatory requirements and risk assessments for the consideration and approval of the audit and risk committee. Upon approval, audit work and testing is performed during the course of the year in accordance with the audit plan. The internal audit department communicates the audit findings and recommendations for remedial action (if any) with relevant management and performs follow-up work (as necessary) to confirm that adequate remedial action has been taken. The internal audit department reports its findings and conclusions, typically on a quarterly basis, to the audit and risk committee, which in turn provides feedback to management, the internal audit department and the Board as appropriate. During the year ended 31 December 2020, no material internal control deficiency that might have an adverse impact on the financial position or operations of the Group was detected. In respect of the year ended 31 December 2020, the Board reviewed the scope and quality of management’s risk management and internal control systems, and through the review and findings of the audit and risk committee and the internal audit department, considered that (i) the Group’s risk management and internal control systems were effective and the Group had complied with the provisions on risk management and internal controls as set forth in the Code; and (ii) the resources, staff qualifications and experience, training programs and budget of the Group’s accounting, internal audit and financial reporting functions were adequate. DIRECTORS’ AND OFFICERS’ INSURANCE The Company has arranged for appropriate insurance cover in respect of legal actions against our Directors and officers acting in such a capacity on behalf of the Company. COMPANY SECRETARY Ms. Ho Wing Tsz Wendy of Tricor Services Limited (“Tricor”), our external service provider of company secretarial services, is company secretary and authorized representative of the Company. Tricor’s primary contact person at the Company is Mr. Andrew Tam, the Vice President and Deputy General Counsel of the Company. For the year ended 31 December 2020 and up to the date of this annual report, Ms. Ho Wing Tsz Wendy has taken no less than 15 hours of relevant professional training to update her skills and knowledge.

107Annual Report 2020 Corporate Governance Report SHAREHOLDERS’ RIGHTS Convening of Extraordinary General Meeting by Shareholders Pursuant to article 13.3 of the Company’s articles of association, the Board may, whenever it thinks fit, convene an extraordinary general meeting. Extraordinary general meetings shall also be convened by two or more Shareholders depositing a written requisition at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office, specifying the objects of the meeting and signed by the requisitionists. The requisitionists should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. General meetings may also be convened on the written requisition of a Shareholder which is a recognized clearing house (or its nominee(s)) deposited at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office specifying the objects of the meeting and signed by the requisitionist. The requisitionist should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. If the Board does not within 21 days from the date of deposit of the requisition proceed to convene the meeting to be held within a further 21 days, the requisitionist(s) themselves or any of them representing more than one-half of the total voting rights of all of them, may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Board provided that any meeting so convened shall not be held after the expiration of three months from the date of deposit of the requisition, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the Board shall be reimbursed to them by the Company. Procedures for Shareholders to propose a person for election as a Director of the Company The procedures for Shareholders to propose a person for election as a Director of the Company were reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The procedures are available for viewing on our Company’s website at www.wynnmacaulimited.com.

108 Wynn Macau, Limited Corporate Governance Report INVESTOR RELATIONS Shareholders’ Enquiries and Proposals Enquiries from Shareholders for the Board or the Company, or proposals from Shareholders for consideration at shareholders’ meetings may be directed to Wynn Macau Investor Relations: By post: Wynn Macau, Investor Relations, Rua Cidade de Sintra, NAPE, Macau By fax: (853) 2832 9966 By e-mail: inquiries@wynnmacau.com The enquiries and proposals received by the Company are handled on a case-by-case basis after due consideration by the investors relations team, relevant management and the Board, as appropriate. Changes to the contact details above will be communicated through our Company’s website at www.wynnmacaulimited.com, which also contains information and updates on the Company’s business developments and operations, as well as press releases and financial information. Shareholders’ Communication Policy The Company’s shareholders’ communication policy was reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The shareholders’ communication policy is available for viewing on our Company’s website at www.wynnmacaulimited.com. Changes in Articles of Association The Company’s current articles of association were conditionally adopted on 16 September 2009, effective on the Company’s Listing, and are available for viewing on the websites of the Company and the Hong Kong Stock Exchange. There have been no changes in the Company’s articles of association since the Listing. Shareholder Meetings The Company held its annual general meeting for the year ended 31 December 2019 in the meeting rooms at Wynn Palace on 29 May 2020. The resolutions for consideration at the said meeting were voted by poll pursuant to the Listing Rules and the poll results were posted on the websites of the Hong Kong Stock Exchange and the Company shortly after the said meeting. Key Shareholder Dates Key shareholder dates for 2021 are: • May 2021: annual general meeting; • August 2021: release of announcement of interim results in respect of the six months ending 30 June 2021; and • September 2021: release of interim report in respect of the six months ending 30 June 2021.

109Annual Report 2020 Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) OPINION We have audited the consolidated financial statements of Wynn Macau, Limited (the “Company”) and its subsidiaries (the “Group”) set out on pages 116 to 202, which comprise the consolidated statement of financial position as at 31 December 2020, and the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2020, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRSs”) and have been properly prepared in compliance with the disclosure requirements of the Hong Kong Companies Ordinance. BASIS FOR OPINION We conducted our audit in accordance with Hong Kong Standards on Auditing (“HKSAs”) issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Group in accordance with the HKICPA’s Code of Ethics for Professional Accountants (the “Code”), and we have fulfilled our other ethical responsibilities in accordance with the Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

110 Wynn Macau, Limited Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) KEY AUDIT MATTERS Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context. We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying consolidated financial statements.

111Annual Report 2020 Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) KEY AUDIT MATTERS (CONTINUED) Key audit matter How our audit addressed the key audit matter Provision for expected credit losses Referring to note 2.5 to the Group’s consolidated financial statements for significant accounting judgements and estimates, the Group uses a provision matrix to calculate the expected credit losses (“ECLs”) for trade receivables. The provision matrix is calibrated to adjust the historical credit loss experience with known customer information and forward- looking information. Management’s assessment of the correlation between historical observed default rates, forecast economic conditions and the ECLs can provide significant changes in the estimate between periods. Further disclosures on the ECLs of the Group’s trade receivables are set out in note 13 to the consolidated financial statements. We evaluated and tested the design and operating effectiveness of the controls over the accounting process of provision for ECLs of trade receivables. We evaluated management’s assumptions and judgements by comparing the Group’s provisioning rates against historical collection data. We considered the support related to the original issuance of credits to gaming patrons and/or their subsequent settlements when performing analysis of receivables’ aging brackets and write-offs as a percentage of gross trade receivables. We corroborated management’s representations with the source data for specific provisions made for certain individual casino patrons, performed ratio analysis on the Group’s provision for ECLs; and re-calculated the provision for ECLs using management’s model and considered the adequacy of the provision. We assessed the Group’s provisioning policy applied, which included assessing whether the calculation was made in accordance with IFRS 9. We assessed the time value of money considered in the ECLs impairment model and tested the mathematical accuracy of the calculations. We assessed the adequacy of the Group’s disclosures regarding provision for ECLs of trade receivables.

112 Wynn Macau, Limited Independent Auditor’s Report OTHER INFORMATION INCLUDED IN THE ANNUAL REPORT The directors of the Company are responsible for the other information. The other information comprises the information included in the Annual Report, other than the consolidated financial statements and our auditor’s report thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. RESPONSIBILITIES OF THE DIRECTORS FOR THE CONSOLIDATED FINANCIAL STATEMENTS The directors of the Company are responsible for the preparation of the consolidated financial statements that give a true and fair view in accordance with IFRSs and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the directors of the Company are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors of the Company either intend to liquidate the Group or to cease operations or have no realistic alternative but to do so. The directors of the Company are assisted by the Audit Committee in discharging their responsibilities for overseeing the Group’s financial reporting process. To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability)

113Annual Report 2020 Independent Auditor’s Report AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Our report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with HKSAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with HKSAs, we exercise professional judgement and maintain professional scepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the directors. To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability)

114 Wynn Macau, Limited Independent Auditor’s Report • Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. • Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion. We communicate with the Audit Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

115Annual Report 2020 Independent Auditor’s Report We also provide the Audit Committee with a statement that we have complied with relevant ethical requirements regarding independence and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied. From the matters communicated with the Audit Committee, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. The engagement partner on the audit resulting in this independent auditor’s report is Samuel Yuen Ka Cheong. Ernst & Young Certified Public Accountants Hong Kong 31 March 2021 To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

116 Wynn Macau, Limited Financial Statements Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 31 December 2020 2019 HK$ HK$ Notes (in thousands, except for per Share amounts) Operating revenues Casino 5,538,696 30,850,256 Rooms 661,625 2,233,225 Food and beverage 592,052 1,559,151 Retail and other 820,039 1,519,059 7,612,412 36,161,691 Operating costs and expenses Gaming taxes and premiums 3,429,055 16,748,677 Staff costs 3.1 4,230,793 5,227,038 Other operating expenses 3.2 2,249,534 4,864,175 Depreciation 3.3 2,915,423 2,922,543 Property charges and other 3.4 186,201 34,044 13,011,006 29,796,477 Operating (loss)/profit (5,398,594) 6,365,214 Finance revenues 3.5 84,828 76,052 Finance costs 3.6 (1,952,448) (1,486,404) Net foreign currency differences 97,784 114,226 Loss on extinguishment of debt (36,015) — (1,805,851) (1,296,126) (Loss)/profit before tax (7,204,445) 5,069,088 Income tax expense 4 12,427 12,427 Net (loss)/profit attributable to owners of the Company (7,216,872) 5,056,661

117Annual Report 2020 Financial Statements Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 31 December 2020 2019 HK$ HK$ Notes (in thousands, except for per Share amounts) Other comprehensive income/(loss) Other comprehensive income/(loss) that may be reclassified to profit or loss in subsequent periods: Currency translation reserve — (1,233) Other comprehensive income/(loss) for the year — (1,233) Total comprehensive (loss)/income attributable to owners of the Company (7,216,872) 5,055,428 Basic (loss)/earning per Share 6 (1.39) 0.98 Diluted (loss)/earning per Share 6 (1.39) 0.97

118 Wynn Macau, Limited Financial Statements Consolidated Statement of Financial Position As at 31 December 2020 2019 HK$ HK$ Notes (in thousands) Non-current assets Property and equipment and construction in progress 8 28,560,638 30,885,928 Right-of-use assets 9 1,651,637 2,019,444 Goodwill 10 398,345 398,345 Deposits for acquisition of property and equipment 6,592 28,290 Other non-current assets 11 572,232 606,803 Restricted cash and cash equivalents 15 12,437 17,471 Total non-current assets 31,201,881 33,956,281 Current assets Inventories 12 286,808 346,604 Trade and other receivables 13 1,047,020 1,552,991 Prepayments and other current assets 14 100,772 143,212 Amounts due from related companies 26 183,222 187,097 Restricted cash and cash equivalents 15 5,380 16,331 Cash and cash equivalents 16 18,831,109 14,087,486 Total current assets 20,454,311 16,333,721 Current liabilities Accounts payable 17 438,472 402,395 Interest-bearing borrowings 18 4,236,095 2,132,855 Lease liabilities 68,160 109,024 Construction payables and accruals 295,300 490,380 Other payables and accruals 19 6,139,307 7,769,824 Amounts due to related companies 26 46,705 111,527 Income tax payables 12,427 12,427 Other current liabilities 127,306 24,652 Total current liabilities 11,363,772 11,053,084 Net current assets 9,090,539 5,280,637 Total assets less current liabilities 40,292,420 39,236,918

119Annual Report 2020 Financial Statements Consolidated Statement of Financial Position As at 31 December 2020 2019 HK$ HK$ Notes (in thousands) Non-current liabilities Interest-bearing borrowings 18 44,963,402 36,461,883 Lease liabilities 205,560 453,770 Construction retentions payable 1,182 1,315 Other payables and accruals 19 70,157 144,297 Other long-term liabilities 108,541 188,897 Total non-current liabilities 45,348,842 37,250,162 Net (liabilities)/assets (5,056,422) 1,986,756 Equity (Deficiency in assets)/equity attributable to owners of the Company Issued capital 20 5,197 5,197 Share premium account 21 386,521 388,533 Shares held for employee ownership scheme 20 (117,327) (178,785) (Deficit)/reserves 21 (5,330,813) 1,771,811 Total (deficiency in assets)/equity (5,056,422) 1,986,756 Approved and authorized for issue by the Board on 31 March 2021. Matthew O. Maddox Ian Michael Coughlan Director Director

120 Wynn Macau, Limited

Financial Statements

Consolidated Statement of Changes in Equity

	Notes	Issued Capital HK$	Share Premium Account HK$ (Note 21)	Shares Held for Employee Ownership Scheme HK$	Share Option Reserve* HK$	Other Reserves*# HK$	Statutory Reserve* HK$ (Note 21)	Retained Earnings/ (Accumulated Loss)* HK$	Currency Translation Reserve* HK$	Total (Deficiency in Assets)/ Equity HK$
		Attributable to owners of the Company								
						(in thousands)				
As at 1 January 2019		5,197	385,288	(160,749)	633,824	554,740	48,568	34,491	17,100	1,518,459
Net profit for the year		–	–	–	–	–	–	5,056,661	–	5,056,661
Changes in currency translation reserve		–	–	–	–	–	–	–	(1,233)	(1,233)
Total comprehensive income for the year		–	–	–	–	–	–	5,056,661	(1,233)	5,055,428
Share-based payments	22	–	–	–	129,211	–	–	–	–	129,211
Transfer to share premium upon vesting of awards under the employee ownership scheme		–	3,245	23,994	(27,239)	–	–	–	–	–
Shares purchased for employee ownership scheme	20	–	–	(42,030)	–	–	–	–	–	(42,030)
Returned dividend from forfeited awards under the employee ownership scheme		–	–	–	–	–	–	2,950	–	2,950
Dividends declared	5	–	–	–	–	–	–	(4,677,262)	–	(4,677,262)
As at 31 December 2019 and 1 January 2020		**5,197**	**388,533**	**(178,785)**	**735,796**	**554,740**	**48,568**	**416,840**	**15,867**	**1,986,756**
Net loss and total comprehensive loss for the year		–	–	–	–	–	–	(7,216,872)	–	(7,216,872)
Share-based payments	22	–	–	–	171,933	–	–	–	–	171,933
Exercise of share options		–	779	–	(233)	–	–	–	–	546
Transfer to share premium upon vesting of awards under the employee ownership scheme		–	(2,791)	61,458	(58,667)	–	–	–	–	–
Returned dividend from forfeited awards under the employee ownership scheme		–	–	–	–	–	–	1,215	–	1,215
As at 31 December 2020		**5,197**	**386,521**	**(117,327)**	**848,829**	**554,740**	**48,568**	**(6,798,817)**	**15,867**	**(5,056,422)**

* These reserve accounts comprised the consolidated deficit of HK$5.33 billion in the consolidated statement of financial position as at 31 December 2020. As at 31 December 2019, these reserve accounts comprised the consolidated reserves of HK$1.77 billion in the consolidated statement of financial position.

\# "Other reserves" as at 1 January 2019, 1 January 2020 and 31 December 2020 was composed of HK$194.3 million of issued capital of WRM and HK$360.4 million of issued capital of Wynn Resorts International, Ltd.

121Annual Report 2020 Financial Statements Consolidated Statement of Cash Flows For the year ended 31 December 2020 2019 HK$ HK$ Notes (in thousands) Operating activities (Loss)/profit before tax (7,204,445) 5,069,088 Adjustments to reconcile (loss)/profit before tax to net cash flows from operating activities: Depreciation of property and equipment 3.3 2,690,855 2,693,320 Depreciation of right-of-use assets 3.3 224,568 229,223 Property charges and other 3.4 186,201 34,044 Provision for credit losses, net 3.2 237,560 44,528 Expense of share-based payments 3.1 162,707 124,125 Finance revenues 3.5 (84,828) (76,052) Finance costs 3.6 1,952,448 1,486,404 Loss on extinguishment of debt 36,015 — Net foreign currency differences (97,784) (114,226) Working capital adjustments: Decrease/(increase) in inventories 59,796 (33,979) Decrease/(increase) in trade and other receivables 246,795 (451,415) Decrease in prepayments and other assets 43,390 37,046 Increase/(decrease) in accounts payable 27,218 (323,209) Decrease in other payables, accruals and other liabilities (2,117,425) (2,003,462) (Increase)/decrease in net amounts due from related companies (58,879) 48,066 Income taxes paid (12,427) (12,427) Net cash flows (used in)/generated from operating activities (3,708,235) 6,751,074 Investing activities Increase in restricted cash and cash equivalents (107) (8,210) Purchases of property and equipment and other assets, net of construction payables and accruals and construction retentions payable (749,148) (1,640,188) Proceeds from sale of property and equipment 57 742 Proceeds from insurance claims 16,561 20,866 Interest received 89,872 83,267 Net cash flows used in investing activities (642,765) (1,543,523) Financing activities Decrease/(increase) in restricted cash and cash equivalents 16,092 (7,525) Proceeds from borrowings 25,386,787 14,646,116 Repayments of borrowings (14,610,434) (8,995,106) Payments of debt financing costs (153,065) (60,613) Shares purchased for employee ownership scheme 20 — (42,030) Payments of principal component of lease liabilities (108,761) (122,086) Payments of interest component of lease liabilities (19,713) (22,190) Proceeds from exercise of share options 546 — Receipts of accrued interest 125,210 — Interest paid (1,499,774) (1,343,855) Dividends paid (8,443) (4,673,977) Net cash flows generated from/(used in) financing activities 9,128,445 (621,266) Net increase in cash and cash equivalents 4,777,445 4,586,285 Cash and cash equivalents as at 1 January 14,087,486 9,526,423 Effect of foreign exchange rate changes, net (33,822) (25,222) Cash and cash equivalents as at 31 December 16 18,831,109 14,087,486

122 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 1. CORPORATE AND GROUP INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates hotel and casino resorts in Macau, namely Wynn Palace and Wynn Macau. WRM conducts gaming activities in our casinos in Macau under a concession contract signed with the Macau government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022. The Group is a party to land concessions for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) where Wynn Palace is located and approximately 16 acres of land on the Macau peninsula where Wynn Macau is located for terms of 25 years from May 2012 and August 2004, respectively. WM Cayman Holdings Limited I owns approximately 72% of the Shares of the Company and approximately 28% of the Shares of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

Annual Report 2020 | 123

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2020

1. CORPORATE AND GROUP INFORMATION (CONTINUED)

Information about subsidiaries

The following is a list of subsidiaries of the Company as at 31 December 2020:

Name	Place of Incorporation/ Operation	Principal Activities	Nominal Value of Issued Share/ Registered Capital	Interest Held
WM Cayman Holdings Limited II	Cayman Islands	Investment holding	Ordinary shares — US$1	100%
Wynn Resorts International, Ltd.	Isle of Man	Investment holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts (Macau), Limited	Hong Kong	Investment holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%
WML Corp. Ltd.	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*

124 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 1. CORPORATE AND GROUP INFORMATION (CONTINUED) Information about subsidiaries (continued) * Shares directly held by the Company ** 10% of the shares are held by a Macau-resident investor which entitle the holder to 10% of the voting rights and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the profit participation or economic interest. None of the subsidiaries had any debt securities outstanding at the end of the year or at any time during the year. The Company has consolidated certain operating entities within the Group without any legal interests. Due to the implementation of the employee ownership scheme of the Group mentioned in note 22, the Company has set up a structured entity, Trust. In addition, WRM has set up a charitable foundation in Macau, Wynn Care Foundation, which is a structured entity of the Group. The particulars of the structured entities are as follows: Structured Entities Principal Activities Trust Administering and holding the Company’s Shares acquired for the employee ownership scheme, which is set up for the benefits of eligible persons of the scheme Charitable foundation Conducting charitable activities for the benefit of Macau and the PRC

125Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.1 BASIS OF PREPARATION These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These financial statements also comply with the accounting principles generally accepted in Hong Kong and the disclosure requirements of the Hong Kong Companies Ordinance relating to the preparation of financial statements. They have been prepared on a historical cost basis and on a going concern basis. These financial statements are presented in Hong Kong dollars and all values are rounded to the nearest thousand (HK$’000) except when otherwise indicated. In early January 2020, an outbreak of a respiratory illness caused by a novel coronavirus was identified and the disease has since spread rapidly across the world causing the World Health Organization to declare the outbreak a pandemic on 12 March 2020 (the “COVID-19 Pandemic”).The COVID-19 Pandemic has had and will continue to have an adverse effect on the Group’s results of operations. The Group is currently unable to determine when COVID-19 specific protective measures in effect at our Macau Operations will be lifted. Given the uncertainty around the extent and timing of the potential future spread or mitigation of the COVID-19 Pandemic and around the imposition or relaxation of protective measures, management cannot reasonably estimate the impact to the Group’s future results of operations, cash flows, or financial condition. As at 31 December 2020, the Group was in a deficiency in assets of HK$5.06 billion. Nonetheless, the Group had total cash and cash equivalents, excluding restricted cash, of HK$18.83 billion, and had access to approximately HK$2.66 billion of available borrowing capacity from the revolving credit facility of the Wynn Macau Credit Facilities. In addition, the Group has undertaken various cost containment initiatives and postponed major project capital expenditures to manage through the current environment. Given the Group’s liquidity position as at 31 December 2020 and the steps the Group has taken as further described in note 18, the Group believes it is able to support continuing operations and respond to the current COVID-19 Pandemic challenges. Basis of consolidation The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as at 31 December 2020. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee (i.e., existing rights that give the Group the current ability to direct the relevant activities of the investee).

126 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.1 BASIS OF PREPARATION (CONTINUED) Basis of consolidation (continued) The subsidiaries are fully consolidated from the date on which control is transferred to the Group, and will continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. On 15 May 2014, the Board of Directors approved an employee ownership scheme under which shares may be awarded to employees of the Group in accordance with the related terms and conditions. Pursuant to the rules of the employee ownership scheme, the Group has set up a Trust for the purpose of administering the employee ownership scheme and holding the awarded shares before they vest. In August 2020, WRM set up a charitable foundation, “Wynn Care Foundation”. Through Wynn Care Foundation, we will continue to broaden our efforts in pursuing positive social impact and supporting charitable development within Macau and the PRC. As the Group has control over the Trust and the foundation, the Directors of the Company consider that it is appropriate to consolidate these structured entities. All intra-group balances, equity, income, expenses and cash flows relating to transactions between group companies are eliminated in full on consolidation. Unrealized gains and losses resulting from transactions between group companies are eliminated, except where unrealized losses provide evidence of an impairment of the asset transferred. 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Fair value measurement Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

127Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Fair value measurement (continued) The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs. All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole: Level 1 — based on quoted prices (unadjusted) in active markets for identical assets or liabilities Level 2 — based on valuation techniques for which the lowest level input that is significant to the fair value measurement is observable, either directly or indirectly Level 3 — based on valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable For assets and liabilities that are recognized in the financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. Goodwill Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognized for non-controlling interests and any fair value of the Group’s previously held equity interests in the acquiree over the identifiable net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets of the subsidiary acquired, the difference is, after reassessment, recognized in the consolidated statement of profit or loss and other comprehensive income as a gain on bargain purchase. Goodwill arising on acquisition is recognized in the consolidated statement of financial position as an asset, initially measured at cost and subsequently at cost less any accumulated impairment losses.

128 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Goodwill (continued) Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each cash-generating unit (“CGU”) of the Group, or groups of CGUs, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Impairment is determined by assessing the recoverable amount of the CGU or the group of CGUs to which the goodwill relates. Where the recoverable amount of the CGU or the group of CGUs is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period. Where goodwill has been allocated to a CGU or a group of CGUs and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the CGU retained. Foreign currencies The consolidated financial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Foreign currency transactions recorded by the entities in the Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rates of exchange ruling at the end of the reporting period. Differences arising on settlement or translation of monetary items are recognized in the consolidated statement of profit or loss and other comprehensive income. Non-monetary items that are measured in terms of historical cost in foreign currencies are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in foreign currencies are translated using the exchange rates at the dates when the fair values were measured. The gain or loss arising on translation of a non-monetary item is treated in line with the recognition of the gain or loss on change in fair value of the item.

129Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Foreign currencies (continued) In determining the exchange rate on initial recognition of the related asset, expense or income on the derecognition of a non-monetary asset or non-monetary liability relating to an advance consideration, the date of initial transaction is the date on which the Group initially recognizes the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of the advance consideration. The functional currencies of subsidiaries are currencies other than the Hong Kong dollar. As at the end of the reporting period, the assets and liabilities of these entities are translated into Hong Kong dollars at the exchange rates prevailing at the end of the reporting period and their statements of profit or loss are translated into Hong Kong dollars at the weighted average exchange rates for the year. The resulting exchange differences are recognized in other comprehensive income and accumulated in the currency translation reserve. Related parties A party is considered to be related to the Group if: (a) the party is a person or a close member of that person’s family and that person: (i) has control or joint control over the Group; (ii) has significant influence over the Group; or (iii) is a member of the key management personnel of the Group or of a parent of the Group; or (b) the party is an entity where any of the following conditions applies: (i) the entity and the Group are members of the same group; (ii) one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity); (iii) the entity and the Group are joint ventures of the same third party;

130 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Related parties (continued) (b) the party is an entity where any of the following conditions applies: (continued) (iv) one entity is a joint venture of a third entity and the other entity is an associate of the third entity; (v) the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group; (vi) the entity is controlled or jointly controlled by a person identified in (a); (vii) a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and (viii) the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the parent of the Group. Property and equipment and construction in progress Property and equipment, other than construction in progress, are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after items of property and equipment have been put into operation, such as repair and maintenance costs, are recognized in the consolidated statement of profit or loss and other comprehensive income in the period in which they are incurred. When significant parts of property and equipment are required to be replaced at intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the property and equipment as a replacement if the recognition criteria are satisfied. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the asset if the recognition criteria for a provision are met.

131Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Property and equipment and construction in progress (continued) Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. The estimated useful lives used are as follows: Buildings and improvements 10 to 45 years Furniture, fixtures and equipment 3 to 5 years Leasehold improvements (shorter of remaining lease period and estimated useful life) 1 to 5 years An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of an asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized. Residual values, useful lives and methods of depreciation are reviewed at least at each financial year end and adjusted prospectively, if appropriate. Construction in progress represents assets under development or construction, which are stated at cost less any impairment losses, and are not depreciated. Cost comprises the direct costs of construction and capitalized borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassified to the appropriate category of property and equipment when completed and ready for use. Borrowing costs Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of the respective assets. The capitalization of such borrowing costs ceases when the assets are substantially ready for their intended use. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs capitalized. All other borrowing costs are expensed in the period in which they are incurred. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

132 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of non-financial assets The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or a CGU’s fair value less costs of disposal and its value-in-use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or a CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value-in-use, the estimated future cash flows are discounted to their present value using pre-tax discount rates that reflect current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators. The Group bases its impairment calculations on detailed budgets and forecast calculations, which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. For longer periods, a long-term growth rate is calculated and applied to projected future cash flows after the fifth year. Impairment losses are recognized in the consolidated statement of profit or loss and other comprehensive income in those expense categories consistent with the function of the impaired assets. For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment losses been recognized for the asset in prior years. Such reversal is recognized in the consolidated statement of profit or loss and other comprehensive income unless the asset is carried at a revalued amount, in which case, the reversal is treated as a revaluation increase.

133Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Investments and other financial assets Initial recognition and measurement Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income (“OCI”) and fair value through profit or loss. The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. The Group determines the classification of its financial assets on initial recognition and, it shall reclassify the affected financial assets when, only when the Group changes its business model for managing financial assets. All regular way purchases and sales of financial assets are recognized on the trade date, which is the date that the Group commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace. Subsequent measurement of financial assets at amortized cost The Group measures financial assets at amortized cost if both of the following conditions are met: i. The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and ii. The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. The Group’s financial assets consist of trade and other receivables, deposits, amounts due from related companies, cash and cash equivalents and restricted cash and cash equivalents that are subsequently measured at amortized cost using the effective interest rate (“EIR”) method less any allowances for impairments. Gains and losses are recognized in the consolidated statement of profit or loss and other comprehensive income when the financial assets at amortized cost are derecognized, modified or impaired, as well as through the amortization process.

134 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of financial assets Financial assets at amortized cost The Group recognizes an allowance for expected credit losses (“ECLs”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original EIR. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms. The carrying amount of the asset is reduced through use of an allowance account and the loss is recognized in the consolidated statement of profit or loss and other comprehensive income. ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12 months. For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default. For trade receivables, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience from customers, adjusted for forward-looking factors specific to the debtors and the economic environment. In certain cases, the Group may also consider a financial asset to be in default and a provision for impairment is made when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the transaction. Impaired debts are written off when they are assessed as uncollectible. Inventories Inventories are valued at the lower of cost and net realizable value. Cost is determined on the first-in, first-out, weighted average or specific identification methods as appropriate. Net realizable value is based on estimated selling prices less estimated costs to be incurred on completion and disposal.

135Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Cash and cash equivalents Cash and cash equivalents in the consolidated statement of financial position and the consolidated statement of cash flows comprise cash at banks and on hand and short term deposits with an original maturity of generally three months or less, which are subject to an insignificant risk of changes in value and are not restricted as to use. Financial liabilities at amortized cost Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Group’s financial liabilities include accounts payable, other payables, amounts due to related companies, lease liabilities, interest-bearing borrowings, construction payables, construction retentions payable and other current and long-term liabilities, which are subsequently measured at amortized cost, using the EIR method unless the effect of discounting would be immaterial, in which case they are stated at cost. Interest-bearing borrowings All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. After initial recognition, interest-bearing borrowings are subsequently measured at amortized cost, using the EIR method. Gains and losses are recognized in the consolidated statement of profit or loss and other comprehensive income when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the consolidated statement of profit or loss and other comprehensive income.

136 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Derecognition of financial assets and liabilities Financial assets A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s consolidated statement of financial position) when: • the rights to receive cash flows from the asset have expired; or • the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay cash flow receipts in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset. When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of the Group’s continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay. Financial liabilities A financial liability is derecognized when the obligation under the liability is discharged or cancelled, or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated statement of profit or loss and other comprehensive income.

137Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Offsetting of financial instruments Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously. Provisions Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of profit or loss and other comprehensive income net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost in the consolidated statement of profit or loss and other comprehensive income. Pensions and other post employment benefits The Group operates a defined contribution retirement benefit scheme (the “Retirement Benefit Scheme”). The Retirement Benefit Scheme allows eligible employees to contribute 5% of their base salary to the Retirement Benefit Scheme and the Group matches the contributions with an equal amount. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. On 1 July 2019, the Group offered the option for the eligible Macau resident employees to join the non-mandatory central provident fund (the “CPF”) system. Eligible Macau resident employees joining the Group from 1 July 2019 onwards will enroll in the CPF system while the Group’s existing Macau resident employees who are currently members of the Retirement Benefit Scheme will be provided with the option of joining the CPF system or staying in the existing Retirement Benefit Scheme, which will continue to be in effect in parallel. The CPF system allows eligible employees to contribute 5% or more of their base salary to the CPF while the Group matches with a 5% of such salary as employer’s contribution to the CPF. Same as the Retirement Benefit Scheme, the Group’s matching contributions under the CPF system vest at 10% per year with full vesting in ten years. The assets of the Retirement Benefit Scheme and the CPF are held separately from those of the Group in independently administered funds, and the assets of the CPF are also overseen by the Macau government. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable. The contributions are charged to the consolidated statement of profit or loss and other comprehensive income as they become payable in accordance with the rules of the Retirement Benefit Scheme and the CPF.

138 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 Share-based payments Employees (including senior executives and directors) of the Group receive remuneration in the form of share-based payments; whereby, employees render services as consideration for equity instruments in the form of common shares or options to purchase common shares of the ultimate parent company, Wynn Resorts, and beginning in September 2009, the Company. In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured as the difference between the fair value of the share-based payment transactions and the fair value of any identifiable goods or services received at the grant date. This is then capitalized or expensed as appropriate. Equity-settled transactions The cost of equity-settled transactions with employees, for awards granted after 7 November 2002, is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate pricing model, further details of which are given in note 22. The cost of equity-settled transactions is recognized in employee benefit expense, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the consolidated statement of profit or loss and other comprehensive income for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and is recognized in staff costs. Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions. 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

139Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Share-based payments (continued) Equity-settled transactions (continued) For awards that do not ultimately vest because non-market performance and/or service conditions have not been met, no expense is recognized. When awards include a market or non-vesting condition, the transactions are treated as vesting irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied. Where the terms of an equity-settled award are modified, as a minimum, an expense is recognized as if the terms had not been modified, if the original terms of the award are met. In addition, an expense is recognized for any modification that increases the total fair value of the share-based payment, or is otherwise beneficial to the employee as measured at the date of modification. Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph. All cancellations of equity-settled awards are treated equally. The dilutive effect of outstanding options and non-vested shares are reflected as additional share dilution in the computation of diluted earnings per share. As disclosed in note 20 to the financial statements, the Group has set up the Trust for the employee ownership scheme, where the Trust purchases Shares issued by the Group and the consideration paid by the Company, including any directly attributable incremental costs, is presented as “Shares held for employee ownership scheme” and deducted from the Group’s equity. Leases The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

140 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leases (continued) Group as a lessee The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group has elected to combine lease and associated non-lease components as a single lease component in its determination of lease payments, except for certain asset classes that have a significant non-lease component. The Group recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets. a) Right-of-use assets The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets. If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset. The right-of-use assets are also subject to impairment. Refer to the Group’s accounting policy for impairment of non-financial assets in this section. b) Lease liabilities At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognized as expenses in the period in which the event or condition that triggers the payment occurs.

141Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leases (continued) Group as a lessee (continued) b) Lease liabilities (continued) In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset. c) Short-term leases and leases of low-value assets The Group applies the short-term lease recognition exemption to its short-term leases (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of assets that are considered to be low value. Lease payments on short-term leases and leases of low-value assets are recognized as expenses on a straight-line basis over the lease term. Group as a lessor Leases in which the Group does not transfer substantially all the risks and rewards incidental to ownership of an asset are classified as operating leases. Rental income arising is accounted for on a straight-line basis over the lease terms and is included in revenue in the consolidated statement of profit or loss and other comprehensive income due to its operating nature. Initial direct costs incurred in obtaining an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income. Contingent rents are recognized as revenue in the period in which they are earned. Revenue recognition Revenue from contracts with customers The Group’s revenue from contracts with customers consist of casino wagers; providing services of rooms, food and beverage; and sales of retail and other goods.

142 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenue recognition (continued) Revenue from contracts with customers (continued) Gross casino revenues are measured by the aggregate net difference between gaming wins and losses. The Company applies a practical expedient by accounting for its casino wagering transactions on a portfolio basis versus an individual basis as all wagers have similar characteristics. Commissions rebated to customers either directly or indirectly through gaming promoters and other cash incentives earned by customers are recorded as a reduction of casino revenues. In addition to the wager, casino transactions typically include performance obligations related to complimentary goods or services provided to incentivize future gaming or in exchange for points earned under the Group’s loyalty programs. For casino transactions that include complimentary goods or services provided by the Group to incentivize future gaming, the Group allocates the standalone selling price of each good or service to the appropriate revenue type based on the good or service provided. Costs of complimentary goods or services that are provided under the Group’s control and discretion and supplied by third parties are recorded as other operating expenses. Under the Group’s loyalty program, customers earn points based on their level of table games and slots play, which can be redeemed for free play, gifts and complimentary goods or services provided by the Group. For casino transactions that include points earned under the Group’s loyalty programs, the Group defers a portion of the revenue by recording the estimated standalone selling price of the earned points that are expected to be redeemed as a liability. Upon redemption of the points for Group-owned goods or services, the standalone selling price of each good or service is allocated to the appropriate revenue type based on the good or service provided. Upon the redemption of the points with third parties, the redemption amount is deducted from the liability and paid directly to the third party. After allocating amounts to the complimentary goods or services provided and to the points earned under the Group’s loyalty programs, the residual amount is recorded as casino revenue. The transaction price for rooms, food and beverage, retail and other transactions is based on the net amounts collected from other customers for similar goods and services provided and is recorded as revenue when the goods are provided or services are performed. Advance deposits on rooms are performance obligations that are recorded as customer deposits until services are provided to the customer. Revenues from contracts with multiple goods or services are allocated to each good or service based on its relative standalone selling price.

143Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenue recognition (continued) Revenue from other sources Retail and other revenue primarily includes rental income. The Group’s accounting policy for recognition of revenue from operating leases is described in the accounting policy for leases within note 2.2. Finance revenue is accrued on a time-proportion basis by reference to the principal outstanding and at the applicable interest rates. Taxes Current income tax Current income tax assets and liabilities are measured at the amounts expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amounts are those that are enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates. Deferred income tax Deferred income tax is provided using the liability method on temporary differences at the end of the reporting period between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred income tax liabilities are recognized for all taxable temporary differences, except: • when the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and • in respect of taxable temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

144 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Taxes (continued) Deferred income tax (continued) Deferred income tax assets are recognized for all deductible temporary differences, and the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are only recognized to the extent that it is probable that taxable profits will be available against which the deductible temporary differences, and the carryforward of unused tax credits and unused tax losses can be utilized, except: • when the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and • in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent it is probable the temporary differences will reverse in the foreseeable future and taxable profits will be available against which the temporary differences can be utilized. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent it has become probable that future taxable profits will allow the deferred tax asset to be recovered. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the end of the reporting period. Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority. Gaming taxes and premiums According to the Concession Agreement granted by the Macau government and the relevant legislation, the Group is required to pay a 35% gaming tax on gross gaming win. The Group is also required to pay an additional 4% of gross gaming win as public development and social related contributions. The Group also makes certain variable and fixed payments to the Macau government based on the number of slot machines and table games in operation on a monthly and yearly basis, respectively. These expenses are reported as “gaming taxes and premiums” in the consolidated statement of profit or loss and other comprehensive income.

145Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Fine art The Group’s fine art is stated at cost less any impairment losses. Any fine art impairment is assessed based on the CGU to which it belongs. No impairment has been recognized for the years ended 31 December 2020 and 2019. Fine art is derecognized upon disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized. Dividends Dividends are recognized as a liability when they are approved by the shareholders in a general meeting. Interim/special dividends are simultaneously proposed and declared because the Company’s memorandum and articles of association grant the Directors the authority to declare interim/ special dividends. Consequently, interim/special dividends are recognized immediately as a liability when they are proposed and declared. Statutory reserve In accordance with the provisions of the Macau Commercial Code, WRM and Palo incorporated in Macau are required to transfer a minimum of 10% of their annual net profit to a legal reserve until that reserve equals 25% of their issued capital. This reserve is not distributable to shareholders. 2.3 IMPACT OF REVISED IFRSs The Group has adopted the following revised standards for the first-time for the current year’s financial statements: Amendments to IFRS 3 Definition of a Business Amendments to IAS 1 and IAS 8 Definition of Material Amendments to IFRS 9, IAS 39 and IFRS 7 Interest Rate Benchmark Reform The adoption of these revised standards did not have a material impact on the consolidated financial statements of the Group.

146 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.4 ISSUED BUT NOT YET EFFECTIVE IFRSs The Group has not applied the following revised standards, that have been issued but are not yet effective, in these financial statements. Amendments to IFRS 3 Reference to the Conceptual Framework3 Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 Interest Rate Benchmark Reform — Phase 22 Amendments to IFRS 16 Covid-19-Related Rent Concessions1 Amendments to IAS 1 Classification of Liabilities as Current or Non-current4 Amendments to IAS 1 Disclosure of Accounting Policies4 Amendments to IAS 8 Definition of Accounting Estimates4 Amendments to IAS 16 Property, Plant and Equipment: Proceeds before Intended Use3 Amendments to IAS 37 Onerous Contracts — Cost of Fulfilling a Contract3 Annual Improvements to IFRS Standards 2018-2020 Cycle Amendments to IFRS 1, IFRS 9, IFRS 16 and IAS 413 1 Effective for annual periods beginning on or after 1 June 2020 2 Effective for annual periods beginning on or after 1 January 2021 3 Effective for annual periods beginning on or after 1 January 2022 4 Effective for annual periods beginning on or after 1 January 2023 The revised standards are not expected to have a significant impact on the Group’s consolidated financial statements. 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES The preparation of the Group’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates may result in outcomes that may require a material adjustment to the carrying amount of the asset or liability affected in the future. Key sources of estimation uncertainty and critical judgments in applying the Group’s accounting policies, which have a significant effect on the consolidated financial statements are set out below.

147Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Useful lives of property and equipment The useful lives of assets are based on management’s estimations. Management considers the impact of changes in technology, customer service requirements, availability of capital funding and the required return on assets and equity to determine the optimum useful life expectation for each of the individual categories of property and equipment. The estimations of residual values of assets are also based on management’s judgments as to whether the assets will be sold or used to the end of their useful lives and what their condition will be like at that time. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. Management’s periodic reviews on the estimations made could result in changes in depreciable lives and, therefore, depreciation expense in future periods. Impairment of non-financial assets Management is required to make judgments concerning the cause, timing and amount of impairments. In the identification of impairment indicators, management considers the impact of changes in current competitive conditions, cost of capital, availability of funding, technological obsolescence, discontinuance of services and other circumstances that could indicate that an impairment exists. The Group applies the impairment assessments to its separate CGUs. This requires management to make significant judgments concerning the existence of impairment indicators, identification of separate CGUs’ remaining useful lives of assets and estimates of projected cash flows and fair values less costs of disposal. For non-financial assets other than goodwill, management’s judgments are also required when assessing whether a previously recognized impairment loss should be reversed. Where impairment indicators exist, the determination of the recoverable amount of a CGU requires management to make assumptions to determine the fair value less costs of disposal and value-in-use. In addition, for goodwill, the recoverable amount is estimated annually whether or not there is any indication of impairment. Key assumptions on which management has based its determinations of fair values less costs of disposal include the existence of binding sale agreements, and for the determination of values in use include projected revenues, gross margins, and average revenue per asset component, capital expenditures, expected customer base and market share. Management is also required to choose suitable discount rates in order to calculate the present values of those cash flows. Changes in key assumptions on which the recoverable amounts of assets are based could significantly affect the Group’s financial condition and results of operations.

148 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Provision for ECLs of trade receivables The Group uses a provision matrix to calculate ECLs for trade receivables. The provision rates are based on days outstanding for groupings of customers that have shared credit risk characteristics. The provision matrix is initially based on the Group’s historical observed default rates. The Group will calibrate the matrix to adjust the historical credit loss experience with known customer information and forward-looking information. For instance, if forecast economic conditions are expected to deteriorate over the next year which can lead to an increased number of defaults in the gaming sector, the historical default rates are adjusted. At every reporting date, the historical observed default rates are updated and changes in the forward-looking estimates are analyzed. The assessment of the correlation between historical observed default rates, forecast economic conditions and ECLs is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and forecast economic conditions. The Group’s historical credit loss experience and forecast of economic conditions may also not be representative of customer’s actual default in the future. The information about the ECLs on the Group’s trade receivables is disclosed in note 13. Determining the lease term of contracts with renewal and termination options — Group as a lessee The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Group has several lease contracts that include extension and termination options. The Group applies judgement in evaluating whether it is reasonably certain whether or not to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate. Furthermore, the periods covered by termination options are included as part of the lease term only when they are reasonably certain not to be exercised. Leases — Estimating the incremental borrowing rate The interest rate implicit in the lease is not readily determinable, therefore, the Group uses its incremental borrowing rate (“IBR”) to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR therefore reflects what the Group ‘would have to pay’, which requires estimation when no observable rates are available or when they need to be adjusted to reflect the terms and conditions of the lease. The Group estimates the IBR using observable inputs when available and is required to make certain entity-specific estimates.

149Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Segment reporting Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the year ended 31 December 2020, the Group reviewed Wynn Palace and Wynn Macau as two reportable segments. Fair value estimation — Black-Scholes pricing model The Group uses the Black-Scholes pricing model to value Wynn Resorts, Limited’s and Wynn Macau, Limited’s grants of options. The Black-Scholes pricing model uses assumptions of expected volatility, risk-free interest rates, the expected terms of options granted, and expected rates of dividends. Changes in these assumptions could materially affect the estimated fair values. Expected volatility is based on implied and historical factors related to Wynn Resorts, Limited’s and Wynn Macau, Limited’s common stock. Expected term represents the weighted average time between the option’s grant date and its exercise date. The risk-free interest rate used is equal to the U.S. Treasury yield curve and the Hong Kong Exchange Fund Bills for the WRL Omnibus Plan and Wynn Macau, Limited’s share option schemes, respectively, at the time of grant for the period equal to the expected term. Income taxes Income taxes represent the sum of income taxes currently payable and any deferred taxes. The calculation of deferred income taxes and any associated tax reserve is subject to a significant amount of judgment. The Group’s income tax returns may be examined by governmental authorities. Accordingly, the Group reviews any potentially unfavorable tax outcome and, when an unfavorable outcome is identified as probable and can be reasonably estimated, a tax reserve is established.

150 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 3. OTHER REVENUES AND EXPENSES 3.1 Staff costs For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Wages and salaries 3,611,453 4,539,624 Expense of share-based payments 162,707 124,125 Retirement plan contributions 151,193 145,228 Employee relations and training 20,808 34,574 Social security costs 9,448 12,285 Other costs and benefits 275,184 371,202 4,230,793 5,227,038 3.2 Other operating expenses For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Repairs and maintenance 336,820 528,869 License fees 309,445 1,318,132 Utilities and fuel 267,443 339,580 Cost of sales 261,743 697,345 Provision for credit losses, net 237,560 44,528 Operating supplies and equipment 179,306 480,084 Advertising and promotions 155,907 480,222 Contracted services 152,809 311,293 Corporate support services and other 46,194 72,584 Other support services 37,161 54,142 Auditor’s remuneration 7,879 9,134 Short-term leases expenses 1,381 33,958 Other expenses 255,886 494,304 2,249,534 4,864,175

151Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.3 Depreciation For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Depreciation of property and equipment 2,690,855 2,693,320 Depreciation of right-of-use assets 224,568 229,223 2,915,423 2,922,543 Depreciation expense of property and depreciation expense of right-of-use assets of approximately HK$750,000 and HK$140,000, respectively, for the year ended 31 December 2020 (2019: HK$4,280,000 and HK$841,000, respectively) are excluded from the table above and are classified as staff costs and included in other costs and benefits in note 3.1 to the financial statements. Such amounts are related to a home purchased by WRM for the use by one of the Group’s executives as described in note 26 to the financial statements. 3.4 Property charges and other For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Loss on disposals and abandonment of assets, net 211,804 71,471 Insurance reimbursement — (37,427) Gain on lease contracts termination (25,603) — 186,201 34,044

152 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.5 Finance revenues For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Interest income from cash at banks 84,828 76,052 3.6 Finance costs For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Interest expense 1,807,787 1,324,037 Amortization of debt financing costs and premiums 117,956 113,703 Interest expense on lease liabilities 20,753 25,309 Bank fees for unused facilities 5,952 27,203 Less: capitalized interest — (3,848) 1,952,448 1,486,404 For the year ended 31 December 2020, no interest was capitalized. For the year ended 31 December 2019, interest of approximately HK$3,848,000 was capitalized using a weighted average rate of 4.32%.

153Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 4. INCOME TAX EXPENSE The major components of the income tax expense for the years ended 31 December 2020 and 2019 were: For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Income tax expense: Current — overseas 12,427 12,427 No provision for Hong Kong profits tax for the year ended 31 December 2020 has been made as there was no assessable profit generated in Hong Kong (2019: nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (2019: 12%). The tax position for the years ended 31 December 2020 and 2019 reconciles to (loss)/profit before tax as follows: For the year ended 31 December 2020 2019 HK$ % HK$ % (in thousands, except for percentages) (Loss)/profit before tax (7,204,445) 5,069,088 Tax at the applicable income tax rate (864,533) 12.0 608,291 12.0 Income not subject to tax (66,388) 0.9 (1,034,183) (20.4) Gaming loss not deductible 359,559 (5.0) — — Macau dividend tax 12,427 (0.2) 12,427 0.2 Deferred tax not recognized 376,255 (5.2) 340,352 6.7 Others 195,107 (2.7) 85,540 1.7 Effective tax expense for the year 12,427 (0.2) 12,427 0.2

154 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 4. INCOME TAX EXPENSE (CONTINUED) The Group incurred Macau tax losses of approximately HK$2.63 billion, HK$2.29 billion and HK$1.96 billion during the tax years ended 31 December 2020, 2019 and 2018, respectively. These tax losses will expire in 2023, 2022 and 2021, respectively. As at 31 December 2020, the Group’s deferred tax assets relating to the pre-opening costs and other, University of Macau Development Foundation contribution, share-based payment plan, executive compensation, fixed assets, tax loss carryforwards and others amounting to HK$1.35 billion (2019: HK$1.21 billion) were not recognized as the Group determined it was not probable that future taxable profits will be available against which the deferred tax assets could be utilized. On 15 October 2015, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”) effective through 31 December 2020. In April 2020, WRM received an extension of the exemption through 26 June 2022, the date on which the Concession Agreement expires. Accordingly, the Group was exempted from the payment of approximately HK$602.9 million in such tax for the year ended 31 December 2019. For the year ended 31 December 2020, the Group did not have any casino gaming profits exempted from the Macau’s 12% Complementary Tax. The Group’s non-gaming profits remain subject to the Macau’s 12% Complementary Tax and its casino winnings remain subject to the Macau special gaming tax and other levies in accordance with its Concession Agreement. In August 2016, WRM renewed the WRM Shareholder Dividend Tax Agreement with the Macau Special Administrative Region that provided for annual payments of MOP12.8 million (approximately HK$12.4 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits for each of the years 2016 through 2020. In March 2021, an extension was granted with a payment of MOP12.8 million (approximately HK$12.4 million) for year 2021 and MOP6.3 million (approximately HK$6.1 million) for the period ending 26 June 2022, the date on which the Concession Agreement expires. The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. The Group’s 2016 to 2019 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Macau Special Administrative Region (the “Financial Services Bureau”). In January 2020, the Financial Services Bureau commenced examination of Palo’s 2015 and 2016 Macau Complementary Tax returns. In July 2020, the Financial Services Bureau issued final tax assessments for Palo for the years 2015 and 2016 and the examination resulted in no change to the tax returns. In July 2020, the Financial Services Bureau issued final tax assessments for WRM for the years 2015 and 2016, while no additional tax was due, adjustments were made to WRM’s tax loss carryforwards. In March 2021, Palo received final tax assessments from the Financial Services Bureau for the years 2017 and 2018 and there is no change to the tax returns.

155Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 4. INCOME TAX EXPENSE (CONTINUED) Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcomes and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. The Group considered whether it has any uncertain tax positions and concluded that it is not probable that the tax authorities will accept certain tax positions taken by the Group. As at 31 December 2020, the Group had unrecognized tax losses of HK$6.88 billion (2019: HK$6.26 billion) and the Group believes that these unrecognized tax losses are adequate to offset any adjustments that might be proposed by the Macau tax authority. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. 5. DIVIDENDS For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) 2018 final dividend of HK$0.45 per Share declared — 2,338,631 2019 interim dividend of HK$0.45 per Share declared — 2,338,631 — 4,677,262 No final dividend was declared for the year ended 31 December 2020 (2019: nil).

156 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 6. LOSS/EARNING PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic loss/earning per Share for the year ended 31 December 2020 is based on the consolidated net loss/profit attributable to owners of the Company and on the weighted average number of Shares in issue of 5,185,949,947 during the year (2019: 5,185,606,109), excluding Shares issued, purchased and reserved for the Company’s employee ownership scheme. No Shares (2019: Shares of 2,420,000) were purchased and reserved and 180,000 Shares (2019: nil) were issued and reserved for the Company’s employee ownership scheme during the year. 4,526,175 of awarded shares vested under the Company’s employee ownership scheme during the year. No adjustment had been made to the basic loss per Share amount presented for the year ended 31 December 2020 in respect of a dilution as the impact of the share options and vesting of awards had an anti-dilutive effect on the basic loss per Share amount presented. The calculation of diluted earning per Share for the year ended 31 December 2019 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,190,717,462 including the weighted average number of Shares in issue of 5,185,606,109 during the year plus the weighted average number of potential Shares of 5,111,353 arising from the deemed exercise of share options and deemed vesting of awards under the Company’s employee ownership scheme (see also note 22). 7. SEGMENT INFORMATION The Group’s principal operating activities occur in Macau, which is the sole geographic area in which the Group is domiciled. The Group reviews the results of operations for each of its operating segments. Wynn Palace, which opened on 22 August 2016, is managed as an operating segment and a reportable segment. Wynn Macau and Encore at Wynn Macau are managed as a single integrated resort and are aggregated as one operating segment, which is also a reportable segment (“Wynn Macau”). The Group identifies each integrated resort as a reportable segment considering operations within each integrated resort have similar economic characteristics, type of customers, types of services and products, the regulatory environment of the operations and the Group’s organizational and management reporting structure. Other Macau primarily represents cash and cash equivalents held by the Company.

157Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 7. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Wynn Palace: Casino 2,861,588 16,771,781 Rooms 358,029 1,368,158 Food and beverage 335,262 919,861 Retail and other 371,223 877,586 Wynn Macau: Casino 2,677,108 14,078,475 Rooms 303,596 865,067 Food and beverage 256,790 639,290 Retail and other 448,816 641,473 Total operating revenues 7,612,412 36,161,691

158 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 7. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2020 2019 HK$ HK$ Notes (in thousands) Adjusted EBITDA Wynn Palace (1,274,060) 5,041,256 Wynn Macau (789,776) 4,527,105 (2,063,836) 9,568,361 Other operating costs and expenses Depreciation 3.3 2,915,423 2,922,543 Pre-opening costs 11,108 17,424 Property charges and other 3.4 186,201 34,044 Share-based payments 3.1 162,707 124,125 Wynn Macau, Limited corporate expenses 59,319 105,011 Operating (loss)/profit (5,398,594) 6,365,214 Non-operating income and expenses Finance revenues 3.5 84,828 76,052 Finance costs 3.6 (1,952,448) (1,486,404) Net foreign currency differences 97,784 114,226 Loss on extinguishment of debt (36,015) — (Loss)/profit before tax (7,204,445) 5,069,088 Income tax expense 4 12,427 12,427 Net (loss)/profit attributable to owners of the Company (7,216,872) 5,056,661

159Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 7. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Capital expenditures Wynn Palace 378,228 514,077 Wynn Macau 370,920 1,126,111 Total 749,148 1,640,188 As at 31 December 2020 2019 HK$ HK$ (in thousands) Total assets Wynn Palace 26,295,571 29,056,220 Wynn Macau 9,745,737 13,337,831 Other Macau 15,614,884 7,895,951 Total 51,656,192 50,290,002 As at 31 December 2020 2019 HK$ HK$ (in thousands) Non-current assets Macau 31,197,709 33,946,893 Foreign countries 4,172 9,388 Total 31,201,881 33,956,281

160 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2020

8. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

A summary of the property and equipment and construction in progress is set forth below.

	Buildings and Improvements HK$	Furniture, Fixtures and Equipment HK$	Leasehold Improvements HK$ (in thousands)	Construction in Progress HK$	Total Property and Equipment and Construction in Progress HK$
Cost:					
As at 1 January 2019	38,733,533	5,985,047	28,671	302,255	45,049,506
Additions	62,073	159,575	—	1,510,891	1,732,539
Transfers	794,281	339,180	—	(1,133,461)	—
Adjustment to project costs	(4,964)	(12,048)	—	296	(16,716)
Abandonments/disposals	(149,923)	(257,709)	—	(7,883)	(415,515)
As at 31 December 2019 and 1 January 2020	39,435,000	6,214,045	28,671	672,098	46,349,814
Additions	31,587	48,890	1,891	472,301	554,669
Transfers	472,115	(14,834)	84	(457,365)	—
Adjustment to project costs	18,771	2,200	—	37	21,008
Abandonments/disposals	(97,169)	(48,612)	(3,614)	(183,441)	(332,836)
As at 31 December 2020	**39,860,304**	**6,201,689**	**27,032**	**503,630**	**46,592,655**
Depreciation:					
As at 1 January 2019	9,125,089	3,958,542	22,687	—	13,106,318
Depreciation charged for the year	1,903,540	790,410	3,650	—	2,697,600
Abandonments/disposals	(104,055)	(235,977)	—	—	(340,032)
As at 31 December 2019 and 1 January 2020	10,924,574	4,512,975	26,337	—	15,463,886
Depreciation charged for the year	1,910,487	779,912	1,206	—	2,691,605
Abandonments/disposals	(78,476)	(43,008)	(1,990)	—	(123,474)
As at 31 December 2020	**12,756,585**	**5,249,879**	**25,553**	—	**18,032,017**
Net carrying amount:					
As at 31 December 2020	**27,103,719**	**951,810**	**1,479**	**503,630**	**28,560,638**
As at 31 December 2019	28,510,426	1,701,070	2,334	672,098	30,885,928
As at 1 January 2019	29,608,444	2,026,505	5,984	302,255	31,943,188

Annual Report 2020 | 161

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2020

9. RIGHT-OF-USE ASSETS

(a) Lessee arrangements

The Group has entered into leases primarily for warehouse facilities, apartment units for executives, dormitories for imported labor, and for certain office equipment in Macau. These leases typically contain renewal or continuation clauses.

In addition to the leases described above, the Group has the leasing rights for approximately 51 acres of the Cotai Land where Wynn Palace is located and approximately 16 acres of land on the Macau peninsula where Wynn Macau is located. Both pieces of leased land are under land concession contracts each with terms of 25 years from May 2012 and August 2004, respectively. Land concessions in Macau are generally renewable for additional periods, subject to applicable legislation.

Set out below are the carrying amounts of right-of-use assets recognized and the movements during the year:

	Land HK$	Buildings HK$	Fixtures and Equipment HK$ (in thousands)	Vehicles HK$	Total Right-of-use Assets HK$
As at 1 January 2019	1,713,767	331,157	74,831	4,755	2,124,510
Additions	—	105,127	8,560	19,773	133,460
Terminations	—	—	(5,494)	—	(5,494)
Depreciation of right-of-use assets	(104,222)	(89,762)	(34,174)	(4,874)	(233,032)
As at 31 December 2019 and 1 January 2020	1,609,545	346,522	43,723	19,654	2,019,444
Additions	—	41,775	22,803	—	64,578
Terminations	—	(198,572)	(5,178)	(1,025)	(204,775)
Depreciation of right-of-use assets	(104,222)	(100,379)	(17,827)	(5,182)	(227,610)
As at 31 December 2020	**1,505,323**	**89,346**	**43,521**	**13,447**	**1,651,637**

162 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 9. RIGHT-OF-USE ASSETS (CONTINUED) (b) Lessor arrangements The Group has entered into leases for space with many high-end retailers which represent approximately 101,000 and 59,000 square feet of space at Wynn Palace and Wynn Macau, respectively. The lease arrangements generally include minimum base rent and contingent rental clauses based on a percentage of net sales. Generally, the terms of the leases range between three and five years. The Group records revenue on a straight-line basis over the term of the lease, and recognizes revenue for contingent rentals when the contingency has been resolved. Rental income during the year ended 31 December 2020 includes the impact of rent concessions provided to tenants due to the adverse effects of the COVID-19 Pandemic. The following table sets out the minimum and contingent rental income for the year: For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Contingent rental income 390,043 355,930 Minimum rental income 341,743 825,326 731,786 1,181,256 Future minimum rents to be received as at 31 December 2020 and 2019 were as follows: As at 31 December 2020 2019 HK$ HK$ (in thousands) Within one year 511,139 892,541 After one year but within two years 463,898 447,316 After two years but within three years 341,379 299,747 After three years but within four years 274,876 179,360 After four years but within five years 162,176 110,937 After five years 24,918 1,867 1,778,386 1,931,768

163Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 10. GOODWILL In September 2004, the Group acquired all of the 17.5% indirect ownership interests in WRM held by third parties, in exchange for 1,333,333 shares of Wynn Resorts, Limited’s common stock. As a result of the acquisition, WRM became an indirectly wholly-owned subsidiary of the Group. In accordance with the Group’s accounting policy for the acquisition of non-controlling interests, the assets and liabilities of WRM were not restated to reflect their fair values at the date of the acquisition. The difference between the purchase price and the non-controlling interests’ share of the assets and liabilities reflected within the consolidated statement of financial position of HK$398.3 million at the date of the acquisition was recorded as goodwill. The recoverable amount of a CGU has been determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using an estimated weighted average growth rate of 3% that is determined based on past performance and expectations for market development. The weighted average growth rate used is consistent with the forecasts used in the industry. The discount rate applied to the cash flow projections is 7.29% (2019: 11.15%). The discount rate used is pre-tax and reflects specific risks relating to the Group. During the year ended 31 December 2020, there was no impairment of goodwill with indefinite useful lives (2019: nil).

164 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 11. OTHER NON-CURRENT ASSETS Other non-current assets consisted of the following as at 31 December 2020 and 2019: As at 31 December 2020 2019 HK$ HK$ (in thousands) Fine art 386,468 386,468 China, glass, silverware and others 121,767 121,259 Deposits and others 62,977 98,056 Memberships 1,020 1,020 572,232 606,803 12. INVENTORIES Inventories consisted of the following as at 31 December 2020 and 2019: As at 31 December 2020 2019 HK$ HK$ (in thousands) Operating supplies 212,185 234,667 Food and beverage 66,055 92,331 Retail merchandise 8,568 19,606 286,808 346,604

165Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 13. TRADE AND OTHER RECEIVABLES Trade and other receivables consisted of the following as at 31 December 2020 and 2019: As at 31 December 2020 2019 HK$ HK$ (in thousands) Casino 804,830 1,440,710 Retail leases 242,350 106,365 Hotel 4,629 7,944 Trade receivables 1,051,809 1,555,019 Other receivables 326,926 91,296 Less: allowance for credit losses (331,715) (93,324) Total trade and other receivables, net 1,047,020 1,552,991 An aged analysis of trade receivables is as follows: As at 31 December 2020 2019 HK$ HK$ (in thousands) Within 30 days 167,125 968,461 31 to 90 days 218,844 242,182 91 to 365 days 257,782 283,236 Over 365 days 408,058 61,140 Trade receivables 1,051,809 1,555,019 Other receivables 326,926 91,296 Less: allowance for credit losses (331,715) (93,324) Total trade and other receivables, net 1,047,020 1,552,991

166 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 13. TRADE AND OTHER RECEIVABLES (CONTINUED) The advanced commissions included in the trade and other receivables are on terms requiring settlement within five business days of the month following the advance. Except for the advanced commissions, the trade and other receivables are generally repayable within 14 days. Movements in the provision for impairment of receivables of the Group, which were collectively impaired, are as follows: HK$ (In thousands) As at 1 January 2019 110,765 Charge for the year, net 44,528 Amounts written off, net (61,969) As at 31 December 2019 and 1 January 2020 93,324 Charge for the year, net 237,560 Reversal of amounts written off, net 831 As at 31 December 2020 331,715 Set out below is the information about the credit risk exposure on the Group’s trade receivables using a provision matrix: Within 30 days 31 to 90 days 91 to 365 days Over 365 days Total HK$ HK$ HK$ HK$ HK$ (in thousands, except for percentages) As at 31 December 2020 Gross trade receivables 167,125 218,844 257,782 408,058 1,051,809 Provision for impairment (971) (3,644) (83,277) (243,823) (331,715) Expected credit loss rate 0.6% 1.7% 32.3% 59.8% 31.5% As at 31 December 2019 Gross trade receivables 968,461 242,182 283,236 61,140 1,555,019 Provision for impairment (4,430) (8,186) (49,033) (31,675) (93,324) Expected credit loss rate 0.5% 3.4% 17.3% 51.8% 6.0%

167Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 13. TRADE AND OTHER RECEIVABLES (CONTINUED) The increase in allowance for credit losses is primarily due to the impact of historical collection patterns and expectations of current and future collection trends in light of the COVID-19 Pandemic, as well as the specific review of customer accounts, on estimated credit losses for the respective years. 14. PREPAYMENTS AND OTHER CURRENT ASSETS Prepayments and other current assets consisted of the following as at 31 December 2020 and 2019: As at 31 December 2020 2019 HK$ HK$ (in thousands) Prepayments 64,794 86,851 Deposits 35,978 56,361 100,772 143,212 None of the above assets are either past due or impaired. The financial assets included in the above balances relate to deposits for which there have been no recent history of defaults. 15. RESTRICTED CASH AND CASH EQUIVALENTS As at 31 December 2020, the Group had restricted cash and cash equivalents of HK$9.5 million (2019: HK$25.6 million) reserved at the Trust to fund the WML employee ownership scheme. The remaining balance of HK$8.3 million (2019: HK$8.2 million) represents deposits placed with banks for certain bank guarantees provided for operational purpose.

168 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 16. CASH AND CASH EQUIVALENTS Cash and cash equivalents consisted of the following as at 31 December 2020 and 2019: As at 31 December 2020 2019 HK$ HK$ (in thousands) Cash at banks and short-term deposits 18,199,483 13,317,935 Cash on hand 631,626 769,551 18,831,109 14,087,486 The cash and cash equivalents are denominated in the following currencies: As at 31 December 2020 2019 HK$ HK$ (in thousands) US$ 17,511,019 9,387,044 HK$ 1,079,211 4,546,065 MOP 154,689 74,276 Australian dollar 78,281 71,383 Singapore dollar 6,741 7,355 Other 1,168 1,363 18,831,109 14,087,486 Cash deposited at banks earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months generally, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates.

169Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 17. ACCOUNTS PAYABLE During 2020 and 2019, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at 31 December 2020 and 2019, based on the invoice dates, is as follows: As at 31 December 2020 2019 HK$ HK$ (in thousands) Within 30 days 236,570 275,983 31 to 60 days 90,959 30,721 61 to 90 days 37,119 17,593 Over 90 days 73,824 78,098 438,472 402,395 18. INTEREST-BEARING BORROWINGS As at 31 December 2020 2019 HK$ HK$ Notes (in thousands) Bank loans, secured (a) 12,989,897 20,659,687 Senior notes, unsecured (b) 36,437,321 18,301,709 49,427,218 38,961,396 Unamortized debt financing costs and premiums, net (227,721) (366,658) Total interest-bearing borrowings 49,199,497 38,594,738

170 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 18. INTEREST-BEARING BORROWINGS (CONTINUED) The borrowings are repayable as follows: As at 31 December 2020 2019 HK$ HK$ Notes (in thousands) Bank loans: (a) In the next twelve months 4,236,095 2,132,855 In the second year 8,753,802 2,472,559 In the third to fifth years, inclusive — 16,054,273 12,989,897 20,659,687 Unamortized debt financing costs, net (39,226) (123,235) 12,950,671 20,536,452 Senior notes: (b) In the third to fifth years, inclusive 4,651,573 4,672,777 After the fifth year 31,785,748 13,628,932 36,437,321 18,301,709 Unamortized debt financing costs and premiums, net (188,495) (243,423) 36,248,826 18,058,286 Notes: (a) Bank loans, secured Wynn Macau Credit Facilities On 21 December 2018, WRM’s senior secured bank facilities were amended to, among other things, extend the maturity dates of the senior secured term loan and revolving credit facilities. As at 31 December 2020, the Wynn Macau Credit Facilities consisted of approximately HK$15.65 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$9.83 billion equivalent fully funded senior term loan facility and an approximately HK$5.82 billion equivalent senior revolving credit facility.

171Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 18. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) Wynn Macau Credit Facilities (continued) The amended term loan facility is repayable in graduating installments of between 2.875% and 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). The Group voluntarily prepaid approximately HK$7.28 billion equivalent, excluding contractual amortization payments of HK$780.5 million equivalent, of the term loan facility of the Wynn Macau Credit Facilities during 2020. On 29 January 2021, the Group voluntarily prepaid approximately HK$3.20 billion equivalent of the term loan facility of the Wynn Macau Credit Facilities, and accordingly, has presented that amount as a current liability on the accompanying consolidated statement of financial position as at 31 December 2020. The future contractual amortization payments were amended on a pro-rata basis. The final maturity of any outstanding borrowings from the revolving credit facility is 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day), by which time any outstanding borrowings from the revolving credit facility must be repaid. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default include if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness repayable by WRM under the senior secured credit facilities. The Company is not a party to the credit facilities agreements and related agreements and has no rights or obligations thereunder.

172 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 18. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) Wynn Macau Credit Facilities (continued) In connection with the initial financing of the Wynn Macau project, the Group entered into a bank guarantee reimbursement agreement with Banco Nacional Ultramarino, S.A. (“BNU”) to secure a guarantee currently in the amount of MOP300.0 million (approximately HK$291.3 million) until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefit of the Macau government, assures certain aspects of the Group’s performance under the Concession Agreement, including the payment of premiums, fines and indemnities for any material failures to perform under the terms of the Concession Agreement. BNU, as issuer of the guarantee, is currently secured by a second priority security interest in the senior lender collateral package. After repayment of all indebtedness under the WRM’s credit facilities, the Group is obligated to promptly, upon demand by BNU, repay any claims made on the guarantee by the Macau government. The Group paid an annual fee to BNU of approximately MOP2.3 million (approximately HK$2.2 million) for the guarantee during 2020. As at 31 December 2020, the Group had approximately HK$2.66 billion in funding available under the revolving credit facility of the Wynn Macau Credit Facilities. (b) Senior notes, unsecured WML Senior Notes On 20 September 2017, the Company completed the issuance of 4.875% senior notes due 2024 with an aggregate principal amount of US$600.0 million (approximately HK$4.65 billion) (the “WML 2024 Notes”) and 5.50% senior notes due 2027 with an aggregate principal amount of US$750.0 million (approximately HK$5.81 billion) (the “WML 2027 Notes”). The Company used the net proceeds from the WML 2024 Notes and WML 2027 Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML 2024 Notes and WML 2027 Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. The WML 2024 Notes and WML 2027 Notes, which are listed on the Hong Kong Stock Exchange, mature on 1 October 2024 and 1 October 2027, respectively. On 17 December 2019, the Company completed the issuance of 5.125% senior notes due 2029 with an aggregate principal amount of US$1.00 billion (approximately HK$7.75 billion) (the “WML 2029 Notes”). The Company expects to use certain amounts from the net proceeds from the WML 2029 Notes to facilitate the repayment of the term loan of the Wynn Macau Credit Facilities over the next two years, subject to business recovery from the effects of COVID-19 Pandemic. Interest on the WML 2029 Notes is payable semi-annually in arrears on 15 June and 15 December of each year, beginning on 15 June 2020. The WML 2029 Notes, which are listed on the Hong Kong Stock Exchange, mature on 15 December 2029. During 2020, the Company issued US$1.00 billion (approximately HK$7.75 billion) of 5.500% senior notes due 2026 (the “WML 2026 Notes”) and US$1.35 billion (approximately HK$10.47 billion) of 5.625% senior notes due 2028 (the “WML 2028 Notes”). The Company expects to use the proceeds from the WML 2026 Notes to facilitate repayments of the term loans outstanding under the Wynn Macau Credit Facilities and for general corporate purposes, and used the proceeds from the WML 2028 Notes to facilitate repayments on the Wynn Macau Credit Facilities. Interest on the WML 2026 Notes is payable semi-annually in arrears on 15 January and 15 July of each year, beginning on 15 January 2021. Interest on the WML 2028 Notes is payable semi-annually in arrears on 26 February and 26 August of each year, beginning on 26 February 2021. The WML 2026 Notes and WML 2028 Notes, which are listed on the Hong Kong Stock Exchange, mature on 15 January 2026 and 26 August 2028, respectively.

173Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 18. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes, unsecured (continued) WML Senior Notes (continued) The WML Senior Notes are WML’s general unsecured obligations and rank pari passu in right of payment with all of WML’s existing and future senior unsecured indebtedness, will rank senior to all of WML’s future subordinated indebtedness, if any; will be effectively subordinated to all of WML’s future secured indebtedness to the extent of the value of the assets securing such debt; and will be structurally subordinated to all existing and future obligations of WML’s subsidiaries, including the Wynn Macau Credit Facilities. The WML Senior Notes indentures contain covenants limiting WML’s (and certain of its subsidiaries’) ability to, among other things: merge or consolidate with another company; transfer or sell all or substantially all of its properties or assets; and lease all or substantially all of its properties or assets. The WML Senior Notes indentures also contain customary events of default. In the case of an event of default arising from certain events of bankruptcy or insolvency, all WML Senior Notes then outstanding will become due and payable immediately without further action or notice. Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date on which each of the WML Senior Notes are issued, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Senior Notes will have the right to require the Company to repurchase all or any part of such holder’s WML Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest. If the Company undergoes a Change of Control (as defined in the WML Senior Notes indentures), it must offer to repurchase the WML Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Under the indentures of the WML 2024 Notes and WML 2027 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company’s former Chairman and Chief Executive Officer or a related party of the Company’s former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL and the first day on which a majority of the members of the Board are not continuing directors. Under the indentures of the WML 2026 Notes, WML 2028 Notes and WML 2029 Notes, respectively, the circumstances that will constitute a Change of Control include, among others, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests.

174 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2020

19. OTHER PAYABLES AND ACCRUALS

Other payables and accruals consisted of the following:

	As at 31 December		As at 1 January
	2020	2019	2019
	HK$	HK$	HK$
		(in thousands)	
Current:			
Customer deposits[1]	**2,236,167**	1,833,253	2,722,322
Outstanding chip liabilities[2]	**1,939,193**	3,478,348	3,905,079
Gaming taxes payable	**460,450**	1,227,614	1,858,734
Donation payable	**89,586**	83,249	77,670
Loyalty program and related liabilities[3]	**86,209**	86,781	111,607
Other gaming-related liabilities[4]	**5,368**	18,271	20,136
Others	**1,322,334**	1,042,308	1,008,322
	6,139,307	7,769,824	9,703,870
Non-current:			
Donation payable	**70,157**	144,297	203,943
Total	**6,209,464**	7,914,121	9,907,813

In providing goods and services to its customers, there is often a timing difference between the Group receiving cash and the Group recording revenue for providing services or holding events. The Group's primary liabilities associated with customer contracts are outstanding chip liabilities, customer deposits, loyalty program and related liabilities and other gaming-related liabilities.

(1) Customer deposits include casino front money deposits and advance room and other deposits. Casino front money deposits represent funds deposited by customers before gaming play occurs. Such amounts may be recognized as revenue or will be redeemed for cash in the future. The advance room and other deposits represent cash received in advance for goods and services to be provided in the future. These amounts will be recognized as revenue when the goods and services are provided. Decreases in this balance generally represent the recognition of revenue and increases in the balance represent additional deposits made by customers. The deposits are expected to be primarily recognized as revenue within one year.

175Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 19. OTHER PAYABLES AND ACCRUALS (CONTINUED) (2) Outstanding chips generally represent amounts owed to gaming promoters and customers for chips in their possession. The amounts may be recognized as revenue or will be redeemed for cash in the future. (3) Loyalty program and related liabilities represent the deferral of revenue until the loyalty points or other complimentaries are redeemed. The amounts are expected to be recognized as revenue within one year from being earned by customers. (4) Other gaming-related liabilities generally represent unpaid wagers primarily in the form of unredeemed slot tickets. 20. ISSUED CAPITAL AND SHARES HELD FOR EMPLOYEE OWNERSHIP SCHEME As at 31 December 2020 2019 HK$ HK$ (in thousands) Authorized: 20,000,000,000 Shares of HK$0.001 each 20,000 20,000 Issued and fully paid: 5,197,188,600 (2019: 5,196,958,600) Shares of HK$0.001 each 5,197 5,197 As at 31 December 2020 , nil Shares (2019: nil) held under the employee ownership scheme were included in the total number of issued Shares (note 22). During the year ended 31 December 2020, nil Shares were acquired by the Trust. During the year ended 31 December 2019, the Trust acquired 2,420,000 Shares for HK$42.0 million, which was deducted from shareholders’ equity.

176 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 21. SHARE PREMIUM ACCOUNT AND RESERVES The Group’s share premium account mainly includes the amounts transferred from the share option reserve upon vesting of share awards under the employee ownership scheme. It also includes the difference between the nominal value of the shares of the subsidiaries acquired pursuant to the Group Reorganization prior to the Listing of the Company’s Shares, over the nominal value of the Company’s Shares issued in exchange with adjustments arising from the Group Reorganization. The amount of the Group’s deficit and the movements therein for the current year and reserves and the movements therein for the prior year are presented in the consolidated statement of changes in equity on page 120 of the financial statements. In accordance with the provisions of the Macau Commercial Code, WRM and Palo incorporated in Macau are required to transfer a minimum of 10% of their annual net profit to a legal reserve until that reserve equals 25% of their issued capital. WRM and Palo met this statutory requirement and WRM continues to maintain the required reserve of HK$48.6 million in “statutory reserve”. This reserve is not distributable to the respective shareholders. 22. SHARE-BASED PAYMENT PLAN The Company’s share option schemes The Company adopted a share option scheme (the “Original Share Option Scheme”) on 16 September 2009 until it was terminated upon the Company’s adoption of a new share option scheme on 30 May 2019 (the “WML Share Option Scheme”). The purpose of the share option schemes is to reward participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. The options granted under the share option schemes do not give immediate ownership of the underlying Shares as they require payment of an exercise price which must be higher than the then prevailing market price of the Shares on the date of the options granted. Upon the termination of the Original Share Option Scheme on 30 May 2019, no further options may be offered or granted under the Original Share Option Scheme but in all other respects the provisions of the Original Share Option Scheme shall remain in full force and effect in respect of options which are granted during the life of the Original Share Option Scheme and which remain unexpired immediately prior to the termination of the operation of the Original Share Option Scheme.

177Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 22. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s share option schemes (continued) The WML Share Option Scheme was adopted for a period of 10 years commencing from 30 May 2019. The maximum number of Shares which may be issued pursuant to the WML Share Option Scheme is 519,695,860 Shares. Except for the number of the options that may be granted and the expiry date of the WML Share Option Scheme, the terms of the WML Share Option Scheme and Original Share Option Scheme are the same in all material respects. Subsequent to 31 December 2020 and up to the date of approval of these financial statements, no share options were granted under the WML Share Option Scheme. The following share options were outstanding under the Company’s share option schemes during the year: Number of Options Weighted Average Exercise Price Weighted Average Exercise Term (HK$) (Years) Outstanding as at 1 January 2019 10,558,400 19.50 7.8 Granted during the year(1) 455,000 19.80 9.2 Outstanding as at 31 December 2019 and 1 January 2020 11,013,400 19.51 6.9 Granted during the year 8,895,000 16.76 9.5 Exercised during the year (50,000) 10.92 — Outstanding as at 31 December 2020 19,858,400 18.30 7.5 Options exercisable as at 31 December 2020 7,033,400 19.65 5.0 Options exercisable as at 31 December 2019 5,212,000 20.27 5.4 Note: (1) During the year ended 31 December 2019, share options for a total of 455,000 Shares were granted under the Original Share Option Scheme, and no share options were granted under the WML Share Option Scheme.

178 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 22. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s share option schemes (continued) The weighted average fair value of the share options granted during the year was estimated at HK$4.19 per option (2019: HK$4.31 per option) based on the Black-Scholes pricing model. The following table lists the assumptions used in estimating the fair values of the share options on the date of grant. 2020 2019 Expected dividend yield 4.7% 5.7% Expected stock price volatility 42.6% 40.7% Risk-free interest rate 1.0% 1.4% Expected average life of options (years) 6.5 6.5 Share price on the date of grant (HK$ per Share) 16.76 19.80 Exercise price (HK$ per Share) 16.76 19.80 Changes in subjective assumptions could materially affect the fair value estimate. The Company’s employee ownership scheme On 30 June 2014, the Company approved and adopted the employee ownership scheme. The employee ownership scheme allows for the grant of Awards to eligible employees. The employee ownership scheme is administered by the Company’s Board of Directors and has been mandated under the plan to allot, issue and procure the transfer of a maximum of 50,000,000 Shares. In May 2020, an ordinary resolution was passed at the Company’s annual general meeting to increase the scheme limit under the employee ownership scheme from 50,000,000 Shares to 75,000,000 Shares. The Board of Directors has discretion on the vesting and service requirements, exercise price and other conditions, subject to certain limits. The fair value of the awarded non-vested Shares was calculated based on the market prices of the Company’s Shares at the respective grant dates.

179Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 22. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s employee ownership scheme (continued) Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2019 9,753,267 16.25 Granted during the year 3,742,418 18.93 Vested during the year (2,420,915) 11.25 Forfeited during the year (1,408,607) 17.60 Non-vested as at 31 December 2019 and 1 January 2020 9,666,163 18.34 Granted during the year 6,900,759 14.36 Vested during the year (4,526,175) 12.96 Forfeited during the year (1,161,969) 19.28 Non-vested as at 31 December 2020 10,878,778 17.95 Subsequent to 31 December 2020 and up to the date of approval of these financial statements, the Company awarded 5,102,953 non-vested Shares and 1,115,309 immediate vested Shares to Eligible Persons under the employee ownership scheme. WRL Omnibus Plan On 16 May 2014, Wynn Resorts, Limited adopted the Wynn Resorts, Limited 2014 omnibus incentive plan (the “WRL Omnibus Plan”) after approval from its stockholders, which was adopted for a period of 10 years. The WRL Omnibus Plan allows for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other share-based awards to eligible participants. WRL reserved 4,409,390 shares of its common stock for issuance under the WRL Omnibus Plan. On 25 June 2020, the Wynn Resorts’ shareholders approved an amendment to the WRL Omnibus Plan that increases the shares authorized for issuance by 1,500,000 shares, for an aggregate number of shares authorized for issuance to 5,909,390 shares. As at the date of approval of these financial statements, Wynn Resorts had an aggregate of 3,183,018 shares of its common stock available for grant as share-based awards under the WRL Omnibus Plan.

180 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 22. SHARE-BASED PAYMENT PLAN (CONTINUED) WRL Omnibus Plan (continued) Stock options for the Group A summary of option activities under the plan as at 31 December 2020 and 2019 and the changes during the year ended 31 December 2019 as it relates to the Group is presented below. There were no changes during the year ended 31 December 2020. Number of Options Weighted Average Exercise Price Weighted Average Exercise Term (HK$) (Years) Outstanding as at 1 January 2019 167,390 369.02 0.3 Transferred during the year 380 366.97 Exercised during the year (167,770) 366.97 Outstanding as at 31 December 2019, 1 January 2020 and 31 December 2020 — — — Options exercisable as at 31 December 2019 and 31 December 2020 — — — Since no options were granted under the WRL Omnibus Plan for the years ended 31 December 2020 and 2019, the disclosures of the weighted average fair value of options granted at the measurement date and, in turn, the significant inputs used in estimating the fair value per option are not applicable. Since no options were exercised during the year ended 31 December 2020, the disclosure of the intrinsic value of the options exercised is not applicable. The total intrinsic value of the options exercised for the year ended 31 December 2019 was HK$119.7 million.

181Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 22. SHARE-BASED PAYMENT PLAN (CONTINUED) WRL Omnibus Plan (continued) Non-vested shares for the Group A summary of the status of the WRL Omnibus Plan’s non-vested shares as at 31 December 2020 and 2019 and the changes during the years then ended as it relates to the Group is set out below: Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2019 97,600 1,054.20 Granted during the year 110,177 964.94 Vested during the year (35,920) 923.72 Transferred during the year 80 1,314.22 Non-vested as at 31 December 2019 and 1 January 2020 171,937 1,021.06 Granted during the year 192,680 808.88 Vested during the year (80,616) 692.38 Forfeited during the year (63,367) 1,192.02 Transferred during the year 432 959.54 Non-vested as at 31 December 2020 221,066 903.25 23. PENSIONS AND OTHER POST-EMPLOYMENT BENEFIT PLANS The Group recorded an expense for matching contributions of approximately HK$151.2 million for the year ended 31 December 2020 (2019: HK$145.2 million). Forfeited unvested contributions totaling HK$11.5 million (2019: HK$17.5 million) were utilized during the year. As at 31 December 2020, contributions of approximately HK$25.8 million (2019: HK$28.1 million) due had not been paid. The amounts were paid subsequent to the end of the reporting period.

182 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 24. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS Directors’ and chief executive’s emoluments Directors’ and chief executive’s emoluments for the years ended 31 December 2020 and 2019 disclosed pursuant to the Listing Rules, section 383(1)(a), (b), (c), and (f) of the Hong Kong Companies Ordinance and Part 2 of the Companies (Disclosure of Information about Benefits of Directors) Regulation, are as follows: For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Share-based payments 120,096 58,914 Salaries 12,202 22,042 Discretionary bonus 10,252 17,640 Fees 5,375 5,163 Contributions to retirement plan 680 588 Other 1,975 3,575 Total emoluments 150,580 107,922

Annual Report 2020 | 183

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2020

24. DIRECTORS' AND CHIEF EXECUTIVE'S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED)

Directors' and chief executive's emoluments (continued)

	Fees HK$	Salaries HK$	Discretionary Bonus HK$	Share-based Payments HK$ (in thousands)	Contributions to Retirement Plan HK$	Other HK$	Total HK$
2020							
Executive Directors:							
Matthew O. Maddox[1]	—	—	—	—	—	—	—
Linda Chen	—	3,890	4,825	56,270	1	137	65,123
Ian Michael Coughlan	—	8,312	5,427	48,535	679	1,838	64,791
Non-executive Director:							
Craig S. Billings[2]	—	—	—	—	—	—	—
Independent non-executive Directors:							
Jeffrey Kin-fung Lam	1,050	—	—	2,433	—	—	3,483
Bruce Rockowitz	1,075	—	—	2,433	—	—	3,508
Nicholas Sallnow-Smith	1,325	—	—	2,433	—	—	3,758
Allan Zeman	1,075	—	—	6,101	—	—	7,176
Leah Dawn Xiaowei Ye[3]	850	—	—	1,891	—	—	2,741
	5,375	12,202	10,252	120,096	680	1,975	150,580
2019							
Executive Directors:							
Matthew O. Maddox[1]	—	—	—	—	—	—	—
Linda Chen	—	10,287	8,272	28,808	—	685	48,052
Ian Michael Coughlan	—	11,755	9,368	18,945	588	2,890	43,546
Non-executive Director:							
Craig S. Billings[2]	—	—	—	—	—	—	—
Independent non-executive Directors:							
Jeffrey Kin-fung Lam	1,050	—	—	2,061	—	—	3,111
Bruce Rockowitz	1,075	—	—	2,061	—	—	3,136
Nicholas Sallnow-Smith	1,325	—	—	2,061	—	—	3,386
Allan Zeman	1,075	—	—	4,306	—	—	5,381
Leah Dawn Xiaowei Ye[3]	638	—	—	672	—	—	1,310
	5,163	22,042	17,640	58,914	588	3,575	107,922

184 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 24. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Directors’ and chief executive’s emoluments (continued) Notes: 1 In addition to the directors’ emoluments disclosed in the above tables, the emolument for Mr. Maddox was charged to the Group, through the corporate allocation agreement, amounting to HK$17.7 million for the year ended 31 December 2020 (2019: HK$16.3 million). 2 In addition to the directors’ emoluments disclosed in the above tables, the emolument for Mr. Billings was charged to the Group, through the corporate allocation agreement, amounting to HK$7.9 million for the year ended 31 December 2020 (2019: HK$11.1 million). 3 Ms. Leah Dawn Xiaowei Ye was appointed as the independent non-executive Director of the Company with effect from 1 April 2019. Five highest paid individuals’ emoluments During the year ended 31 December 2020, the five individuals whose emoluments were the highest in the Group included two (2019: two) Directors whose emoluments were reflected in the analysis presented above. Details of the emoluments payable to the remaining three (2019: three) highest paid individuals for each of the years ended 31 December 2020 and 2019 were as follows: For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Share-based payments 17,330 23,961 Salaries and other benefits 11,696 26,352 Discretionary bonus 3,480 15,161 Contributions to retirement plan 334 331 Total emoluments 32,840 65,805

185Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 24. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Five highest paid individuals’ emoluments (continued) The emoluments were within the following bands: For the year ended 31 December 2020 2019 Number of Individuals Number of Individuals HK$8,500,001 to HK$9,000,000 1 — HK$11,500,001 to HK$12,000,000 1 — HK$12,500,001 to HK$13,000,000 1 — HK$14,500,001 to HK$15,000,000 — 1 HK$15,000,001 to HK$15,500,000 — 1 HK$35,500,001 to HK$36,000,000 — 1 Total 3 3 The emoluments of certain individuals have been apportioned on a basis that is considered to be reasonable estimates of the utilization of services provided or the benefits received by the Group. The apportioned emoluments of these individuals are included in the expense allocations charged by Wynn Resorts, Limited and the Group’s fellow subsidiaries for the years ended 31 December 2020 and 2019 (See note 26 “Related Party Disclosures”). During the year, no emoluments were paid by the Group to any of the Directors or the five highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office as a director of any member of the Group or in connection with the management of the affairs of any members of the Group. None of the Directors waived any emoluments during the years.

186 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 25. COMMITMENTS AND CONTINGENCIES Capital commitments As at 31 December 2020 and 2019, the Group had the following capital commitments under construction contracts, construction-related consulting and other agreements and purchase orders which have not been provided for in the Group’s consolidated statement of financial position: As at 31 December 2020 2019 HK$ HK$ (in thousands) Contracted, but not provided for 140,493 561,300 Gaming premium commitment Pursuant to the Concession Agreement signed with the Macau government, the Group has committed to paying an annual premium of MOP30.0 million (approximately HK$29.1 million) plus a variable annual premium which is equal to MOP300,000 (approximately HK$291,000) per gaming table reserved exclusively for certain kinds of games or players, MOP150,000 (approximately HK$146,000) per gaming table not so reserved and MOP1,000 (approximately HK$970) per electrical or mechanical gaming machine, including slot machines, subject to an annual minimum of MOP45.0 million (approximately HK$43.7 million). Other service commitments The Group has entered into agreements for providing shuttle-bus services for customers and for employees commuting to and from work. The Group has also entered into various agreements for operations and maintenance of hotel and other facilities for both Wynn Palace and Wynn Macau. Under these agreements, the Group was obligated to make the following future payments as at 31 December 2020 and 2019: As at 31 December 2020 2019 HK$ HK$ (in thousands) Within one year 343,306 381,163 After one year but not more than five years 242,122 414,847 585,428 796,010

187Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 25. COMMITMENTS AND CONTINGENCIES (CONTINUED) Other service commitments (continued) As at 31 December 2020, the Group was committed to purchases of operating supplies totaling HK$80.2 million (2019: HK$173.4 million). As at 31 December 2020, in addition to the MOP300.0 million (approximately HK$291.3 million) bank guarantee issued for the Concession Agreement as described in note 18, banks granted guarantees to the Group for other purposes totaling HK$39.9 million (2019: HK$37.4 million). Employment agreements The Group has entered into employment agreements with several executive officers, other members of management and certain key employees. These agreements generally have three-year terms and typically indicate a base salary and often contain provisions for a discretionary bonus. Certain executives are also entitled to a separation payment if terminated without “cause” or upon voluntary termination of employment for “good reason” following a “change of control” (as these terms are defined in the employment contracts). Litigation The Group did not have any material litigation outstanding as at 31 December 2020. The litigation matter set out below is disclosed on a voluntary basis and, as with all litigations, no assurances can be provided as to the outcome thereof. Macau litigation related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. Based on advice from Macau counsel, we believe the claims are without merit and are unfounded. We intend to vigorously defend against the claims pleaded against us in these lawsuits.

188 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 26. RELATED PARTY DISCLOSURES As at 31 December 2020 and 2019, the outstanding balances between the Group and the related companies were as follows: As at 31 December Name of related companies Relation to the Company 2020 2019 HK$ HK$ (in thousands) Due from related companies — current WIML Subsidiary of Wynn Resorts, Limited 132,265 182,155 Palo Marketing Services Limited Subsidiary of Wynn Resorts, Limited 49,599 — Wynn Manpower Limited Subsidiary of Wynn Resorts, Limited 352 493 Wynn MA, LLC Subsidiary of Wynn Resorts, Limited 274 324 Palo Manpower Hong Kong Limited Subsidiary of Wynn Resorts, Limited 185 109 Palo Hong Kong Limited Subsidiary of Wynn Resorts, Limited 184 107 SAC Hospitality Services HK Limited Subsidiary of Wynn Resorts, Limited 107 47 Lumini Hospitality Services HK Limited Subsidiary of Wynn Resorts, Limited 107 47 Harthor Hospitality Services HK Limited Subsidiary of Wynn Resorts, Limited 107 47 SAC Hospitality Services Limited Subsidiary of Wynn Resorts, Limited 13 13 Lumini Hospitality Services Limited Subsidiary of Wynn Resorts, Limited 13 13 Harthor Hospitality Services Limited Subsidiary of Wynn Resorts, Limited 13 13 Wynn Resorts Hotel Marketing and Sales (Asia), LLC Subsidiary of Wynn Resorts, Limited 3 3 Wynn Las Vegas, LLC Subsidiary of Wynn Resorts, Limited — 3,726 183,222 187,097

189Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 26. RELATED PARTY DISCLOSURES (CONTINUED) As at 31 December 2020 and 2019, the outstanding balances between the Group and the related companies were as follows (continued): As at 31 December Name of related companies Relation to the Company 2020 2019 HK$ HK$ (in thousands) Due to related companies — current Wynn Resorts, Limited Ultimate parent company 41,763 103,400 Worldwide Wynn Subsidiary of Wynn Resorts, Limited 1,819 4,679 Wynn Design & Development Subsidiary of Wynn Resorts, Limited 1,810 1,605 Wynn Las Vegas, LLC Subsidiary of Wynn Resorts, Limited 1,313 — Las Vegas Jet, LLC Subsidiary of Wynn Resorts, Limited — 1,586 Palo Marketing Services Limited Subsidiary of Wynn Resorts, Limited — 257 46,705 111,527 The amounts disclosed in the above table are unsecured, interest-free and repayable on demand.

190 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 26. RELATED PARTY DISCLOSURES (CONTINUED) The Group had the following material related party and connected transactions with related companies during the year: For the year ended 31 December Name of related companies Relation to the Company Primary nature of transactions 2020 2019 HK$ HK$ (in thousands) Wynn Resorts, Limited Ultimate parent Company License fees (i) 309,445 1,318,132 Wynn Resorts, Limited Ultimate parent Company Corporate support services (ii) 46,194 60,098 Wynn Resorts, Limited Ultimate parent Company Share-based payment expenses 80,842 72,885 Las Vegas Jet, LLC Subsidiary of Wynn Resorts, Limited Airplane usage charges (ii) — 12,486 WIML Subsidiary of Wynn Resorts, Limited International marketing expenses (iii) 34,498 48,476 Worldwide Wynn Subsidiary of Wynn Resorts, Limited Staff secondment payroll charges (iv) 55,920 119,025 Wynn Design & Development Subsidiary of Wynn Resorts, Limited Design/development payroll (v) 20,581 36,443 Except for the share-based payment expenses incurred with Wynn Resorts, Limited, all of the above transactions are noted as continuing connected transactions. Notes: (i) License fees The license fees payable to Wynn Resorts, Limited equals the greater of (1) 3% of the gross monthly revenues of the intellectual property, and (2) US$1.5 million (approximately HK$11.7 million) per month. (ii) Corporate support services The annual fees for the services provided by Wynn Resorts are based on an allocation of the actual proportion of Wynn Resorts’ annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services. In any event, the annual fees charged by Wynn Resorts shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts during any financial year.

191Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 26. RELATED PARTY DISCLOSURES (CONTINUED) Notes: (continued) (ii) Corporate support services (continued) Wynn Resorts allows the Company and its employees to use aircraft assets owned by Wynn Resorts and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn is compensated for these services of the seconded employees during the period of secondment to WRM with a service fee equal to its aggregate costs plus 5%. (v) Design/development payroll Wynn Design & Development provides design and development services to the Group in connection with the construction and renovation works at Wynn Palace, Wynn Macau and Encore. A service fee is charged at the costs incurred by Wynn Design & Development to the Group for the services provided. The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the years ended 31 December 2020 and 2019. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

192 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 26. RELATED PARTY DISCLOSURES (CONTINUED) Home purchase In May 2010, Worldwide Wynn entered into an employment agreement with Ms. Linda Chen, who is also a director of the Company. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 31 December 2020, the net carrying amount of the house together with improvements and its land lease right was HK$43.7 million (2019: HK$47.3 million). Ms. Chen has the option to purchase the home for no further consideration at any time before the expiration of her employment contract. Compensation of senior/key management personnel of the Group For the year ended 31 December 2020 2019 HK$ HK$ (in thousands) Share-based payments 124,142 76,733 Salaries, bonuses, allowances and benefits in kind 47,520 135,022 Retirement benefits 1,374 1,698 Total compensation paid to senior/ key management personnel 173,036 213,453 Further details of Directors’ emoluments are included in note 24 to the financial statements.

193Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 27. FAIR VALUE OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables, deposits, balances with related companies, accounts payable, the current portion of interest-bearing borrowings, construction payables and the current portion of financial liabilities included in other payables and accruals and other liabilities approximate to their carrying amounts largely due to the short term maturities of these instruments. The fair values of the non-current portion of interest-bearing borrowings have been calculated by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risks and remaining maturities. The fair value of the lease liabilities is calculated by discounting the expected future cash flows using the Group’s incremental borrowing rate. The non-current portion of financial liabilities included in other payables and accruals, other liabilities and construction retentions payable were not discounted as the discounting factors were considered by management to be insignificant. 28. CHANGES IN FINANCIAL LIABILITIES ARISING FROM FINANCING ACTIVITIES As at 1 January 2020 Cash flows Foreign exchange movement Other As at 31 December 2020 HK$ HK$ HK$ HK$ HK$ (in thousands) Interest-bearing borrowings 38,594,738 10,638,157 (131,270) 97,872 49,199,497 Lease liabilities 562,794 (128,474) — (160,600) 273,720 Interest payable 158,284 (1,374,564) (1,318) 1,804,630 587,032 Dividends payable 17,895 (8,443) — (1,215) 8,237 Total liabilities from financing activities 39,333,711 9,126,676 (132,588) 1,740,687 50,068,486

194 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 28. CHANGES IN FINANCIAL LIABILITIES ARISING FROM FINANCING ACTIVITIES (CONTINUED) As at 1 January 2019 Cash flows Foreign exchange movement Other As at 31 December 2019 HK$ HK$ HK$ HK$ HK$ (in thousands) Interest-bearing borrowings 33,078,147 5,595,375 (137,138) 58,354 38,594,738 Lease liabilities 555,995 (144,276) — 151,075 562,794 Interest payable 167,193 (1,343,855) (309) 1,335,255 158,284 Dividends payable 17,560 (6,984) — 7,319 17,895 Total liabilities from financing activities 33,818,895 4,100,260 (137,447) 1,552,003 39,333,711 The ‘‘Other’’ column primarily includes the effect of amortization of debt financing costs and premiums, loss on extinguishment of debt, additions and terminations of lease liabilities, movement in dividends payable during the year and interest expenses incurred and capitalized during the year. 29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES The Group’s principal financial liabilities comprise interest-bearing borrowings, lease liabilities, construction payables, construction retentions payable, accounts payable, amounts due to related companies, other payables and other liabilities. The main purpose of these financial liabilities is to finance the Group’s construction activities and its operations. The Group has various financial assets such as trade receivables and cash and cash equivalents, which arise directly from its operations. The main risks arising from the Group’s financial instruments are interest rate risk, foreign currency risk, credit risk and liquidity risk. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

195Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Interest rate risk The Group’s primary exposure is changes in market interest rates associated with its bank loans that bear interest based on variable rates. The Group attempts by managing the mix of long-term fixed rate borrowings and variable rate borrowings, supplemented by hedging activities as believed by us to be appropriate. These risk management strategies may not always have the desired effect, and interest rate fluctuations could have a negative impact on the results of operations. As at 31 December 2020, all of the interest-bearing bank loans were variable rate borrowings based on LIBOR or HIBOR plus a margin (2019: same). Based on borrowings as at 31 December 2020, an assumed 100-basis-point change in the variable rates would cause the annual interest expenses, without adjusting for any amounts to be capitalized, to change by HK$129.9 million (2019: HK$206.6 million). Foreign currency risk The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s and the Group’s presentation currency, for incorporation into the consolidated financial statements. Some of the Group’s activities were denominated in currencies other than the functional currencies of the entities making the activities (primarily US$). The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. As at 31 December 2020 and 2019, the Group had certain assets and liabilities that were denominated in currencies (primarily US$) other than Hong Kong dollar. Based on the financial position as at 31 December 2020, an assumed 1% increase or decrease in the value of the Hong Kong dollar against the U.S. dollar would cause the Group to recognize a gain or loss of HK$267.6 million (2019: HK$208.6 million).

196 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Credit risk Credit risk arises from financial assets of the Group, which comprise trade and other receivables, deposits, amounts due from related companies, cash and cash equivalents and restricted cash and cash equivalents. The Group’s exposure to credit risk arises from the potential default of the counterparty, with a maximum exposure equal to the carrying amounts of these instruments. Exposure at the reporting dates is outlined under each applicable note. The Group does not hold any credit derivatives or collateral to offset its credit exposure. Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of casino accounts receivable. The Group issues credit in the form of markers to approved casino customers following investigations of creditworthiness. The Group maintains strict controls over the issuance of markers and aggressively pursues collection from those customers who fail to pay their marker balances on a timely basis. These collection efforts may include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies, and litigation. Markers are generally legally enforceable instruments in Macau, however, markers are not legally enforceable instruments in some other countries. The collectability of markers given to foreign customers is affected by a number of factors including changes in currency exchange rates and economic conditions in the customers’ home countries. In assessing the allowance for credit losses, the Group applies a simplified approach to measure credit risk. The simplified approach requires the recognition of a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for current and forward-looking factors specific to the debtors and the economic environment. Further quantitative data in respect of the Group’s exposure to credit risk arising from trade and other receivables are disclosed in note 13 to the financial statements.

197Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Liquidity risk The Group measures and monitors its liquidity structure based on the overall assets, liabilities and debt in conjunction with its expected cash flows to ensure the capability to meet any unexpected and material cash requirements in the ordinary course of business. In addition, the Group’s senior bank facilities’ governing documents contain capital spending restrictions and other affirmative and negative covenants that require the maintenance of certain financial ratios. As at 31 December 2020, the estimated fair value for level 2 of the Group’s outstanding debt instruments was HK$50.22 billion (2019: HK$39.14 billion). The Group did not hold any assets or liabilities measured at fair value for levels 1 and 3 during the years 2020 and 2019. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values are those measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant inputs are directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any significant input is not based on observable market data. The table below analyzes the Group’s financial liabilities into relevant maturity groupings based on the remaining period to the contractual maturity date as at 31 December 2020 and 2019. The amounts disclosed are based on the contractual undiscounted cash flows of financial liabilities that include principal and interest payments. The maturities are calculated assuming the effect of interest rates with respect to variable rate financial liabilities remains constant as at the respective year ends and there are no changes in the aggregate principal amount of financial liabilities other than repayments at scheduled maturities as reflected in the table below.

198 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2020

29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Liquidity risk (continued)

	Interest rates	Within one year or on demand HK$	Between one and two years HK$	Between two and five years HK$	Over five years HK$	Total HK$
			(in thousands)			
As at 31 December 2020						
Interest-bearing borrowings	2.40%–5.63%	6,484,908	10,818,978	10,301,780	35,993,967	63,599,633
Lease liabilities	2.30%–5.40%	78,827	57,691	88,592	108,642	333,752
Construction payables and accruals and construction retentions payable		295,300	1,182	–	–	296,482
Accounts payable		438,472	–	–	–	438,472
Amounts due to related companies		46,705	–	–	–	46,705
Other payables		4,314,556	77,670	–	–	4,392,226
Other liabilities		85,296	33,438	39,084	35,089	192,907
As at 31 December 2019						
Interest-bearing borrowings	3.55%–5.50%	3,874,357	4,137,563	23,883,787	16,588,357	48,484,064
Lease liabilities	4.90%–5.40%	132,373	114,505	257,974	167,976	672,828
Construction payables and accruals and construction retentions payable		490,380	1,315	–	–	491,695
Accounts payable		402,395	–	–	–	402,395
Amounts due to related companies		111,527	–	–	–	111,527
Other payables		5,441,537	83,249	77,670	–	5,602,456
Other liabilities		10,314	126,787	57,129	4,100	198,330

"Other payables" mainly comprised outstanding chip liabilities, customer deposits, donation payable, and other miscellaneous payables, excluding tax liabilities, incurred as at 31 December 2020 and 2019.

199Annual Report 2020 Financial Statements Notes to Financial Statements For the year ended 31 December 2020 29. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Capital management The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating in order to support its business and maximize shareholders’ value. The Group manages its capital structure and makes adjustments to it as economic conditions change, i.e., interest rates and equity markets. To maintain a strong capital structure and in response to changes in economic conditions, the Group may modify debt instruments to obtain more favorable interest rates, obtain additional debt financing, and may adjust dividend payments to shareholders as conditions require. The gearing ratio is a key indicator of the Group’s capital structure. The gearing ratio is net debt divided by total (capital deficiency)/capital plus net debt. As at 31 December 2020 2019 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 49,199,497 38,594,738 Accounts payable 438,472 402,395 Construction payables and accruals and construction retentions payable 296,482 491,695 Other payables and accruals 6,209,464 7,914,121 Amounts due to related companies 46,705 111,527 Other liabilities 235,847 213,549 Lease liabilities 273,720 562,794 Less: cash and cash equivalents (18,831,109) (14,087,486) restricted cash and cash equivalents (17,817) (33,802) Net debt 37,851,261 34,169,531 (Deficiency in assets)/equity (5,056,422) 1,986,756 Total (capital deficiency)/capital (5,056,422) 1,986,756 Capital and net debt 32,794,839 36,156,287 Gearing ratio 115.4% 94.5%

200 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 30. STATEMENT OF FINANCIAL POSITION OF THE COMPANY Information about the statement of financial position of the Company is set forth below: As at 31 December 2020 2019 HK$ HK$ (in thousands) Non-current assets Financial assets 17,443,398 17,522,913 Investment in a subsidiary 5,031,905 237,692 Contribution to Trust 118,672 186,547 Total non-current assets 22,593,975 17,947,152 Current assets Prepayments 756 708 Amounts due from related companies 13,529,025 41,026 Other receivables 333,584 637,154 Cash and cash equivalents 15,593,486 7,863,516 Total current assets 29,456,851 8,542,404 Current liabilities Other payables and accruals 639,768 193,371 Amounts due to related companies 1,184 11,338 Total current liabilities 640,952 204,709 Net current assets 28,815,899 8,337,695 Total assets less current liabilities 51,409,874 26,284,847 Non-current liabilities Interest-bearing borrowings 36,248,826 18,058,286 Other payables and accruals — 5,578 Total non-current liabilities 36,248,826 18,063,864 Net assets 15,161,048 8,220,983 Equity Issued capital 5,197 5,197 Share premium account# 12,947,716 12,949,728 Reserves/(deficits) 2,208,135 (4,733,942) Total equity 15,161,048 8,220,983

Annual Report 2020 | 201

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2020

30. STATEMENT OF FINANCIAL POSITION OF THE COMPANY (CONTINUED)

#

	As at 31 December 2020 HK$	2019 HK$
	(in thousands)	
The Company's share premium account	**12,947,716**	12,949,728
Adjustment arising from the Group Reorganization	**(12,561,195)**	(12,561,195)
Consolidated share premium account	**386,521**	388,533

Information about the statement of changes in equity of the Company is set forth below:

	Issued Capital HK$	Share Premium Account HK$	Share Option Reserve HK$ (in thousands)	(Accumulated Losses)/ Retained Earnings HK$	Total Equity HK$
As at 1 January 2019	5,197	12,946,483	135,854	(4,791,008)	8,296,526
Net profit and other comprehensive income for the year	—	—	—	4,570,830	4,570,830
Total comprehensive income for the year	—	—	—	4,570,830	4,570,830
Share-based payments	—	—	51,933	—	51,933
Vesting of shares issued for the employee ownership scheme	—	3,245	(27,239)	—	(23,994)
Returned dividend from forfeited awards under the employee ownership scheme	—	—	—	2,950	2,950
Dividends declared	—	—	—	(4,677,262)	(4,677,262)
As at 31 December 2019 and 1 January 2020	**5,197**	**12,949,728**	**160,548**	**(4,894,490)**	**8,220,983**
Net profit and other comprehensive income for the year	—	—	—	6,916,131	6,916,131
Total comprehensive income for the year	—	—	—	6,916,131	6,916,131
Share-based payments	—	—	83,631	—	83,631
Exercise of share options	—	779	(233)	—	546
Vesting of shares issued for the employee ownership scheme	—	(2,791)	(58,667)	—	(61,458)
Returned dividend from forfeited awards under the employee ownership scheme	—	—	—	1,215	1,215
As at 31 December 2020	**5,197**	**12,947,716**	**185,279**	**2,022,856**	**15,161,048**

202 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2020 30. STATEMENT OF FINANCIAL POSITION OF THE COMPANY (CONTINUED) The Company’s reserves available for distribution represent the share premium account, share option reserve and accumulated losses/retained earnings. Under the Companies Law (Revised) Chapter 22 of the Cayman Islands, the share premium of the Company is available for paying distributions or dividends to shareholders subject to the provisions of its Memorandum or Articles of Association and, provided that immediately following the distribution of a dividend, the Company is able to pay its debts as they fall due in the ordinary course of business. Accordingly, the Company’s reserves available for distribution to shareholders as at 31 December 2020 amounted to approximately HK$15.16 billion (2019: HK$8.22 billion). 31. COMPARATIVE AMOUNTS Certain comparative amounts have been reclassified to conform with the current year’s presentation.

203Annual Report 2020 Financial Summary A summary of the operating results and assets and liabilities of the Group for the last five years prepared on the basis as set out herein, is set forth below. The operating revenues for the years ended 31 December 2016 and 2017 have been restated to reflect the full retrospective adoption of IFRS 15 Revenue from Contracts with Customers, effective 1 January 2018, with no impact on respective profit before tax, profit for the year and assets and liabilities of the Group. For the year ended 31 December 2020 2019 2018 2017 2016 HK$ HK$ HK$ HK$ HK$ (in thousands) Results Operating revenues 7,612,412 36,161,691 39,591,813 34,031,917 21,004,180 (Loss)/profit before tax (7,204,445) 5,069,088 6,257,817 3,712,921 1,447,959 (Loss)/profit for the year (7,216,872) 5,056,661 6,245,390 3,700,494 1,435,532 As at 31 December 2020 2019 2018 2017 2016 HK$ HK$ HK$ HK$ HK$ (in thousands) Assets and liabilities Total assets 51,656,192 50,290,002 46,081,791 42,995,739 42,945,473 Total liabilities 56,712,614 48,303,246 44,563,332 39,994,981 40,492,409 Net (liabilities)/assets (5,056,422) 1,986,756 1,518,459 3,000,758 2,453,064 The consolidated results of the Group for the years ended 31 December 2016, 2017, 2018, 2019 and 2020 and the consolidated assets and liabilities of the Group as at 31 December 2016, 2017, 2018, 2019 and 2020 are those set out in the audited financial statements. The summary above does not form part of the audited financial statements.

204 Wynn Macau, Limited Definitions “Actual Selling Price” the actual price at which the Award Shares are sold (net of brokerage, Hong Kong Stock Exchange trading fee, the Securities and Futures Commission of Hong Kong transaction levy and any other applicable costs) on vesting of an Award pursuant to the employee ownership scheme or in the case of a vesting when there is an event of change in control or privatization of the Company, the consideration receivable under the related scheme or offer “Award” an award granted by the Board to a Selected Participant, which may vest in the form of Award Shares or the Actual Selling Price of the Award Shares in cash, as the Board may determine in accordance with the terms of the Scheme Rules “Award Shares” the Shares granted to a Selected Participant in an Award “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 to the Listing Rules as applicable on 31 December 2020 “Company”, “our Company” or “WML” Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 “Cotai Land Concession Agreement” the land concession contract entered into between WRM, Palo and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012

205Annual Report 2020 Definitions “COVID-19 Pandemic” an outbreak of a respiratory illness caused by a new strain of coronavirus (the “COVID-19”) that was identified in January 2020. The disease has since spread rapidly across the world, causing the World Health Organization to declare the outbreak a pandemic on 12 March 2020 “DICJ” The Gaming Inspection and Coordination Bureau of Macau “Director(s)” the director(s) of our Company “Eligible Person” any individual, being an employee or officer of any member of the Group (other than a connected person of the Company or an associate of a connected person of the Company); however, no individual who is resident in a place where the grant, acceptance or vesting of an Award pursuant to the employee ownership scheme is not permitted under the laws and regulations of such place or where, in the view of the Board, compliance with applicable laws and regulations in such place makes it necessary or expedient to exclude such individual, shall be entitled to participate in the employee ownership scheme and such individual shall therefore be excluded from the term “Eligible Person” “Encore” or “Encore at Wynn Macau” a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM which opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Group”, “we”, “us” or “our” our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “Group Reorganization” the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO Reorganization” of the IPO Prospectus

206 Wynn Macau, Limited Definitions “Harthor Hospitality Services HK Limited” Harthor Hospitality Services HK Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Harthor Hospitality Services Limited” Harthor Hospitality Services Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “HIBOR” Hong Kong Interbank Offered Rate “HK$” Hong Kong dollars, the lawful currency of Hong Kong “Hong Kong” or “HKSAR” the Hong Kong Special Administrative Region of the PRC “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “IPO Prospectus” the IPO Prospectus of the Company published on 24 September 2009 in connection with the Listing “Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “LIBOR” London Interbank Offered Rate “Listing” the initial listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 9 October 2009 “Listing Rules” the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) “Lumini Hospitality Services HK Limited” Lumini Hospitality Services HK Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited

207Annual Report 2020 Definitions “Lumini Hospitality Services Limited” Lumini Hospitality Services Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “Macau” or “Macau Special Administrative Region” the Macau Special Administrative Region of the PRC “Macau Operations” the integrated Wynn Palace and Wynn Macau and Encore at Wynn Macau “Melco” Melco Resorts (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau “NASDAQ” National Association of Securities Dealers Automatic Quotation System “Palo Hong Kong Limited” Palo Hong Kong Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Palo Manpower Hong Kong Limited” Palo Manpower Hong Kong Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Palo Marketing Services Limited” Palo Marketing Services Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited

208 Wynn Macau, Limited Definitions “Palo Real Estate Company Limited” or “Palo” Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau, subject to Ms. Linda Chen 10% social and voting interest and MOP1.00 economic interest in WRM, an indirect wholly-owned subsidiary of the Company “PRC”, “China” or “mainland China” the People’s Republic of China and, except where the context requires and only for the purpose of this annual report for geographical and statistical reference only, references in this annual report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a correlative meaning “SAC Hospitality Services HK Limited” SAC Hospitality Services HK Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “SAC Hospitality Services Limited” SAC Hospitality Services Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “Scheme Rules” the rules relating to the employee ownership scheme “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” Sociedade de Jogos de Macau, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Trust” the trust constituted by the Trust Deed to service the employee ownership scheme

209Annual Report 2020 Definitions “Trust Deed” the trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014 “Trustee” the trustee appointed by the Company for the purpose of the Trust, and as at the date of this annual report, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered office at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong “US$” United States dollars, the lawful currency of the United States “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau, S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc. “WM Cayman Holdings Limited II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company “WML 2021 Notes” the US$600.0 million (approximately HK$4.65 billion) 5.250% senior notes due 2021 issued by the Company in October 2013 and the additional US$750.0 million (approximately HK$5.81 billion) 5.250% senior notes due 2021 issued by the Company on 20 March 2014 (Debt Stock Code: 5983), which were consolidated and form a single series of notes “WML 2024 Notes” the US$600.0 million (approximately HK$4.65 billion) 4.875% senior notes due 2024 issued by the Company in September 2017 (Debt Stock Code: 5279)

210 Wynn Macau, Limited Definitions “WML 2026 Notes” the US$750.0 million (approximately HK$5.81 billion) 5.500% senior notes due 2026 issued by the Company in June 2020 and the additional US$250.0 million (approximately HK$1.94 billion) 5.500% senior notes due 2026 issued by the Company in August 2020 (Debt Stock Code: 40259), which were consolidated and form a single series of notes “WML 2027 Notes” the US$750.0 million (approximately HK$5.81 billion) 5.50% senior notes due 2027 issued by the Company in September 2017 (Debt Stock Code: 5280) “WML 2028 Notes” the US$600.0 million (approximately HK$4.65 billion) 5.625% senior notes due 2028 issued by the Company in August 2020 and the additional US$750.0 million (approximately HK$5.82 billion) 5.625% senior notes due 2028 issued by the Company in December 2020 (Debt Stock Code: 40357), which were consolidated and form a single series of notes “WML 2029 Notes” the US$1.00 billion (approximately HK$7.75 billion) 5.125% senior notes due 2029 issued by the Company in December 2019 (Debt Stock Code: 40102) “WML Senior Notes” Collectively, the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes, WML 2028 Notes and WML 2029 Notes “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group) “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company

211Annual Report 2020 Definitions “WRM Shareholder Dividend Tax Agreement” the agreements, entered into during August 2016, for a term of five years between WRM and the Macau Special Administrative Region, that provide for an annual payment to the Macau Special Administrative Region of MOP12.8 million in years 2016 through 2020 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years; and extended in March 2021 with a payment of MOP12.8 million for year 2021 and MOP6.3 million for the period ending 26 June 2022 “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly- owned subsidiary of Wynn Resorts, Limited “Wynn Group Asia, Inc.” Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Interactive, Ltd.” Wynn Interactive, Ltd., a company formed under the laws of the Bermuda and a subsidiary of Wynn Resorts, Limited, and our associated corporation (as defined in the SFO) “Wynn International Marketing, Ltd.” or “WIML” Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas, LLC” Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$17.89 billion (equivalent) fully-funded senior term loan facility and the HK$5.82 billion (equivalent) senior revolving credit facility extended to WRM as subsequently amended from time to time and refinanced on 21 December 2018

212 Wynn Macau, Limited Definitions “Wynn Manpower Limited” Wynn Manpower Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn MA, LLC” Wynn MA, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Palace” an integrated resort situated on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement, which is operated by WRM and opened on 22 August 2016 “Wynn Resorts Finance, LLC” Wynn Resorts Finance, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts Hotel Marketing & Sale (Asia), LLC” Wynn Resorts Hotel Marketing & Sales (Asia), LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly-owned subsidiary of the Company “Wynn Resorts, Limited”, “Wynn Resorts” or “WRL” Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, and our controlling shareholder (as defined in the Listing Rules)

213Annual Report 2020 Glossary “Average Daily Rate” average daily rate which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms occupied “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “gaming promoters” individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to customers, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues) “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history “REVPAR” revenue per available room which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms available

214 Wynn Macau, Limited Glossary “Rolling Chip” physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and our Macau Operations’ individual VIP players “slot machine win” the amount of handle (representing the total amount wagered) that is retained and recorded as casino revenues. Slot machine win is after adjustment for progressive accruals, but before the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “table drop” the amount of cash deposited in a gaming table’s drop box that serves as a repository for cash, plus cash chips purchased at the casino cage “table games win” the amount of table drop or turnover that is retained and recorded as casino revenues. Table games win is before commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP player” client, customer or player who participates in our Macau Operations’ In-house VIP Program or in the VIP program of any of our gaming promoters

Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com